UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

NOVAGOLD RESOURCES INC.

(Name of Registrant as Specified In Its Charter)

___________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
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[ ]	Fee paid previously with preliminary materials:
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Notice Of

Annual Meeting

Of Shareholders

&

Management

Information Circular

MEETING TO BE HELD MAY 16, 2019

NOVAGOLD RESOURCES INC.

Website: www.novagold.com

Dated March 26, 2019

NOVAGOLD RESOURCES INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 16, 2019
Time:	1:00 p.m. local time
Location:	Hyatt Regency Vancouver Grouse Room 655 Burrard Street Vancouver, British Columbia V6C 2R7 Canada
Record Date:	March 18, 2019

The purposes of the meeting are to:

1.	receive the Annual Report of the Directors of the Company (the “Directors”) containing the consolidated financial statements of the Company for the year ended November 30, 2018, together with the Report of the Auditors thereon;

2.	set the number of Directors of the Company;

3.	elect Directors of the Company for the forthcoming year;

4.	appoint the Auditors of the Company for the forthcoming year and to authorize the Directors through the Audit Committee to fix the Auditors’ remuneration;

5.	consider and, if deemed advisable, pass a non-binding resolution approving the compensation of the Company’s Named Executive Officers; and

6.	transact such further and other business as may properly come before the Meeting or any adjournment thereof.

The specific details of the matters currently proposed to be put before the Meeting are set forth in the Circular accompanying and forming part of this Notice.

Shareholders of record at the close of business on March 18, 2019 are entitled to receive notice of the Meeting and to vote at the Meeting.

To assure your representation at the Meeting, please complete, sign, date and return the proxy that will be delivered to you separately, whether or not you plan to personally attend. Sending your proxy will not prevent you from voting in person at the Meeting. All proxies completed by registered shareholders must be returned to the Company:

•	by delivering the proxy to the Company’s transfer agent, Computershare Investor Services Inc., at its office at 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, for receipt no later than May 14, 2019, at 4:00 p.m. Eastern time, (1:00 p.m. Pacific time);

•	by fax to the Toronto office of Computershare Investor Services Inc., Attention: Proxy Tabulation at 416-263-9524 or 1-866-249-7775 no later than May 14, 2019 at 4:00 p.m. Eastern time, (1:00 p.m. Pacific time);

•	by online proxy via the following website: www.envisionreports.com/novagold_2019 no later than May 14, 2019 at 4:00 p.m. Eastern time (1:00 p.m. Pacific time); or

•	by telephone by calling toll-free in North America 1-866-732-8683 and following the instructions, no later than May 14, 2019 at 4:00 p.m. Eastern time (1:00 p.m. Pacific time).

Non-registered shareholders whose shares are registered in the name of an intermediary should carefully follow voting instructions provided by the intermediary. A more detailed description on returning proxies by non-registered shareholders can be found on page 4 of the attached Circular.

Kingsdale Advisors (“Kingsdale”) is acting as the Company’s strategic shareholder advisor and proxy solicitation agent. If you have any questions, please contact Kingsdale in one of the following ways:

•	call toll free in North America at 1-866-228-8818

•	call collect from outside of North America at 416-867-2272, or

•	send an email to Kingsdale at contactus@kingsdaleadvisors.com.

Your vote is important. We encourage you to vote promptly.

Internet and telephone voting are available through 4:00 p.m. Eastern Time on May 14, 2019.

By Order of the Board of Directors of

NOVAGOLD RESOURCES INC.

Gregory A. Lang

President and Chief Executive Officer

Vancouver, British Columbia

March 26, 2019

LETTER TO SHAREHOLDERS

Dear Fellow Shareholders,

We are pleased to invite you to NOVAGOLD’s 2019 Annual Meeting of Shareholders.

Please read this Circular as it contains important, detailed information about the meeting agenda, who is eligible to vote, how to vote, the Director nominees, our governance practices, and compensation of our executives and Directors.

NOVAGOLD RESOURCES INC. (the “Company,” or “NOVAGOLD”) values engagement with our shareholders, whether at the annual meeting, at investment conferences, in one-on-one meetings, or via the Company’s electronic and social media communication channels. The Company’s Circular provides an important opportunity to reach every shareholder. This year, we thought it would be helpful to:

1.	summarize the items in this Circular being presented to shareholders for their vote,

2.	highlight NOVAGOLD’s corporate governance practices, and

3.	describe the Company’s shareholder engagement program, including the post-2018 annual meeting shareholder engagement campaign.

We are providing these materials in connection with the solicitation by the NOVAGOLD Board of Directors of proxies to be voted at our 2019 annual meeting of shareholders and at any adjournment or postponement of that meeting. The annual meeting of shareholders will take place on May 16, 2019 at 1:00 p.m. Pacific Time in the Grouse Room at the Vancouver Hyatt Regency, 655 Burrard Street, Vancouver, British Columbia, Canada.

MATTERS FOR SHAREHOLDER VOTING

At this year’s annual meeting, we are asking our shareholders to vote on the following matters:

Proposal 1:	Setting the Number of Directors

The Board of Directors recommends a vote FOR this proposal. See page 6 for details.

Proposal 2:	Election of Directors

The Board of Directors recommends a vote FOR the election of the director nominees named in this proxy statement. See pages 6 – 9 for further information on the nominees.

Proposal 3:	Appointment of PricewaterhouseCoopers LLP as independent auditor for 2019

The Board of Directors recommends a vote FOR this proposal. See pages 9 – 10 for details.

Proposal 4:	Advisory Approval of Executive Compensation

The Board of Directors recommends a vote FOR this proposal. See pages 10 – 11 for details.

The Board of Directors knows of no other matters to be presented for action at the annual meeting. If any matter is presented from the floor of the annual meeting, the individuals serving as proxies intend to vote on these matters in the best interest of all shareholders. Your signed proxy gives this authority to Dr. Thomas Kaplan, Gregory Lang, or Tricia Pannier.

Please refer to the material on pages 1 – 6 for information about how to cast your vote, who may attend the meeting, and other frequently asked questions.

GOVERNANCE HIGHLIGHTS

NOVAGOLD is committed to maintaining robust corporate governance practices. Strong corporate governance helps us achieve our performance goals and maintain the trust and confidence of our investors, employees, regulatory agencies and other stakeholders. Our corporate governance practices are described in more detail on pages 82-96 and on the Governance page of our website at www.novagold.com.

Director Independence

•   7 of our 9 nominees are independent

•   All of our key Board committees (Audit, Compensation, and Corporate Governance and Nominations) are composed exclusively of independent Directors

•   Our CEO is the only executive Director

Board Leadership	• The positions of Chairman and CEO are separated • Our Board has appointed an independent Lead Director
Accountability and Shareholder Rights

•   Extensive shareholder engagement involved reaching out to holders of approximately 88% of our shares in 2018

•   All Directors stand for election annually

•   In uncontested elections, Directors must be elected by a majority of votes cast

•   Eligible shareholders may nominate Directors and submit other proposals for consideration at annual meetings; see "Shareholder Proposals" on pages 97 below for details on timing and other requirements for submitting shareholder proposals

Board Practices and Governance

•   Our Board regularly reviews its effectiveness

•   The independent Directors meet in executive session without the presence of management and the non-independent Directors immediately following each Board meeting

Share Ownership

•   Our Directors must hold at least C$50,000 worth of NOVAGOLD common stock within five years of joining the Board

•   Our CEO must, within five years of commencement of employment, hold NOVAGOLD common stock valued in an amount at least equal to three times his annual base pay

•   Our CFO must, within five years of commencement of employment, hold NOVAGOLD common stock valued at an amount at least equal to two times his annual base pay

•   Hedging or pledging of NOVAGOLD stock is prohibited for Directors as well as employees

•   NOVAGOLD encourages its employees to be shareholders in the Company by making share-based compensation and employee stock purchase programs available to all employees

Board Oversight of Risk Management

•   Our Board reviews NOVAGOLD’s systematic approach to identifying and assessing risks faced by NOVAGOLD and its projects

•   See the following chart for a description of the Board’s allocation of risk assessment oversight

Board

- Overall oversight of the risk management process
- Development of business strategy and major resource allocation
- Leadership of management succession planning
- Business conduct and compliance oversight
- Regularly reviews reports from Board committees with specific risk oversight responsibilities

Audit Committee

- Oversight of enterprise risk management activities of NOVAGOLD
- Oversight of the staffing and performance of NOVAGOLD's internal audit function
- Oversight of integrity of NOVAGOLD's financial statements and internal control over financial reporting
- Reports to the Board following each regular Committee meeting
- Responsible for the appointment, compensation and oversight of NOVAGOLD's independent registered public accounting firm
- Overall oversight of NOVAGOLD's finance requirements, plans and strategies

Compensation Committee

- Oversight of compensation related risks and overall executive compensation philosophy as further described under "Risk Assessment of Compensation Policies and Practices" in our CD&A
- Reports to the Board following each regular Committee meeting

Corporate Governance & Nominations Committee

- Overall corporate governance leadership
- Provides recommendations regarding Board and Committee composition and performance
- Oversight of regulatory compliance and corporate governance initiatives
- Reports to the Board following each regular Committee meeting

Environment, Health, Safety, Sustainability & Technical Committee

- Oversight of development and implementation of NOVAGOLD health, environmental, safety & sustainability policies
- Advises Board on technical aspects of capital projects
- Reviews NOVAGOLD's disclosures containing technical, environmental, health, safety & sustainability information
- Reports to the Board following each regular Committee meeting

SHAREHOLDER ENGAGEMENT

Maintaining an active shareholder engagement program continues to be a high priority for the Company and is an integral part of our corporate governance practices. The Board Chair, CEO, and Vice President of Corporate Communications meet regularly with large shareholders, and the Company’s Corporate Communications team is very responsive to shareholder inquiries regardless of ownership level.

In 2018, NOVAGOLD placed calls to or met in person with all its shareholders owning 50,000 shares or more; in other words, NOVAGOLD contacted or attempted to contact its owners holding approximately 88% of the Company’s issued and outstanding Common Shares entitled to vote at NOVAGOLD’s 2018 annual meeting of shareholders.

In addition to NOVAGOLD’s regular shareholder engagement program described above and building upon a similar effort conducted after the 2017 annual shareholder meeting (see page 83 below), after our May 2018 annual shareholder meeting we commenced a post-proxy season shareholder engagement campaign in response to the 77% approval rate for our advisory Say-on-Pay resolution. In August and September 2018, Company management invited the 10 largest shareholders whom the Company believed voted against the 2018 Say-on-Pay advisory resolution to discuss general executive compensation and corporate governance matters. Six shareholders representing approximately 14.65% of the Company’s issued and outstanding Common Shares replied and agreed to a telephonic meeting or sent a written response. We undertook this enhanced engagement campaign to ensure that any changes made to our executive compensation program or corporate governance practices incorporated feedback from our shareholders. We plan to continue to regularly engage with our shareholders.

A summary of the key feedback we received from shareholders during our 2017 and 2018 shareholder engagement campaigns and our response to that feedback is contained in the following table.

Shareholder Feedback	Our Response
EXECUTIVE COMPENSATION
Top management is overcompensated

•  CEO base salary was frozen for the second year in a row; see Base Salary Increases for 2019 on page 40 below.

•  Eliminated the individual performance multiplier in the formula for long-term equity compensation, which had the effect of decreasing equity grants awarded to executives in 2018 and beyond versus previous years.

Two-year vesting period for stock options and performance share units (PSUs) is too short	• Extended the vesting period for stock option and PSU grants awarded in 2018 and beyond to three years.
Provide more information about annual company goals and achievement	• Enhanced our description of annual company goals, including threshold, target and maximum achievement descriptions, under the Annual Incentive Plan heading on page 41.
Concerned about the lack of a double-trigger change of control provision in equity plans	• Amended the Company’s 2004 Stock Award Plan (stock options) and 2009 Performance Share Unit Plan (PSUs) effective January 23, 2019 to include a double-trigger change of control provision in each; see the description of the 2004 Stock Award Plan and the description of the 2009 Performance Share Unit Plan on pages 76 and 78, respectively.
GOVERNANCE PRACTICES
Board refreshment needed: • lengthy tenure of some members • interlocking directorships • independence

•  Dr. Diane Garrett was elected to the Board in 2018.

•  Rick Van Nieuwenhuyse will not stand for election at NOVAGOLD’s 2019 annual general meeting (the “2019 Meeting”).

•  Ethan Schutt is being presented to shareholders at the 2019 Meeting as a new Director nominee.

•  The Board will consider tenure, board interlocks, independence concerns, and other factors as it contemplates additional changes in Board composition over the next one to two years.

Increase Board diversity

•  Dr. Diane Garrett was elected to the Board in 2018, and Ethan Schutt has been nominated to serve as a Director. If management’s slate of Director nominees is elected, NOVAGOLD’s Board will be comprised of 22% women and 22% ethnic minorities.

•  As part of comprehensive Board refreshment over the next one to two years, at least 50% of new candidates considered for vacant Board seats will be female as required by the Charter of the Corporate Governance and Nominations Committee.

Overboarding concerns	• Adopted a Board Service Policy limiting the number of outside Boards upon which Directors may serve which is effective immediately for new candidates and effective for incumbent Directors as of the 2019 Meeting. See the description of the Board Service Policy on page 93 below.

More information about NOVAGOLD can be found in the Annual Report on Form 10-K for the fiscal year ended November 30, 2018, which is available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

The Board and management team wish to thank you for your continued confidence in NOVAGOLD.

Sincerely,

Gregory A. Lang	Anthony P. Walsh
President and Chief Executive Officer	Independent Lead Director, Audit Committee Chair

-i-

-ii-

MANAGEMENT INFORMATION CIRCULAR

INFORMATION REGARDING ORGANIZATION AND CONDUCT OF MEETING

Solicitation of Proxies

THIS MANAGEMENT INFORMATION CIRCULAR (this “Circular”) IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY OR ON BEHALF OF THE MANAGEMENT AND THE BOARD OF DIRECTORS (THE “BOARD OF DIRECTORS” OR THE “BOARD”) OF NOVAGOLD RESOURCES INC. (“NOVAGOLD” or the “Company”) for use at the Annual Meeting of the Shareholders (the “Shareholders”) of the Company to be held at the Hyatt Regency Vancouver in the Grouse Room, 655 Burrard Street, Vancouver, British Columbia, V6C 2R7, Canada, on Thursday, May 16, 2019 at 1:00 p.m. (Pacific time) (the “Meeting”) or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting. This Circular, the accompanying Notice of Meeting and the form of proxy were first made available to Shareholders on March 26, 2019.

Solicitation of proxies from registered Shareholders will primarily be by mail or courier, supplemented by telephone or other personal contact by employees or agents of the Company at nominal cost, and all costs thereof will be paid by the Company. The Company has retained the services of Kingsdale Advisors (“Kingsdale”) as its strategic shareholder advisor and proxy solicitation agent to assist the Company in soliciting proxies. The Company estimates the fees for Kingsdale associated with this year’s proxy solicitation will be C$45,000 plus disbursements.

There are two kinds of non-registered, or beneficial, Shareholders – those who object to their name being made known to the issuers of securities which they own (called “OBOs” for Objecting Beneficial Owners) and those who do not object to the issuers of the securities they own knowing who they are (called “NOBOs” for Non Objecting Beneficial Owners). In accordance with National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”), the Company has elected to send the Notice of Meeting, this Circular and the related form of proxy or voting instruction form indirectly to the NOBOs and to the OBOs through their intermediaries. Unless required by the rules of the NYSE American, the Company does not intend to pay for intermediaries to forward to OBOs, under NI 54-101, the proxy related materials and Form 54-101F7, and in the case of an OBO, the OBO will not receive these materials unless the OBO’s intermediary assumes the cost of delivery.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please contact our strategic shareholder advisor and proxy solicitation agent, Kingsdale, toll free in North America at 1-866-228-8818, or call collect from outside North America at 416-867-2272, or by email at contactus@kingsdaleadvisors.com.

Notice and Access

The Company uses the “Notice and Access” provisions in securities laws that permit the Company to forego mailing paper copies of this Circular and proxy-related materials to Shareholders and instead make them available for review, print and download via the Internet. Registered and non-registered Shareholders have received a Notice Package (as defined below), but will not receive a paper copy of this Circular or the proxy-related materials unless they request such documents as described in the Notice Package.

In accordance with the requirements of NI 54-101 and SEC rules, the Company has distributed a notice (the “Notice Package”) in the form prescribed by NI 54-101 and SEC rules to the clearing agencies and intermediaries for onward distribution to non-registered Shareholders of the website location where non-registered Shareholders may access the Notice of Meeting, this Circular and the instrument of proxy (collectively, the “Meeting Materials”). Intermediaries are required to forward the Notice Package to non-registered Shareholders unless a non-registered Shareholder has waived the right to receive Meeting Materials. Typically, intermediaries will use a service company (such as Broadridge Financial Services Inc. (“Broadridge”)) to forward the Notice Package to non-registered Shareholders.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

General

Unless otherwise specified, the information in this Circular is current as of March 18, 2019. Unless otherwise indicated, all references to “$” or “US$” in this Circular refer to United States dollars. References to “C$” in this Circular refer to Canadian dollars. The Bank of Canada exchange rate of a U.S. dollar to a Canadian dollar on November 30, 2018 was 1.3301.

Copies of the Meeting Materials, as well as the Company’s annual report containing the financial statements to be presented at the Meeting and related MD&A, can be obtained under the Company’s profile at www.sedar.com, at www.sec.gov, at www.novagold.com or at www.envisionreports.com/novagold_2019.

Record Date and Quorum

The Board of Directors of the Company has fixed the record date for the Meeting as the close of business on March 18, 2019 (the “Record Date”). If a person acquires ownership of shares subsequent to the Record Date such person may establish a right to vote by delivering evidence of ownership of common shares of the Company (“Common Shares”) satisfactory to the Board and a request to be placed on the voting list to Blake, Cassels & Graydon LLP, the Company’s legal counsel, at Suite 2600, 595 Burrard Street, Three Bentall Centre, Vancouver, BC, V7X 1L3, Attention: Trisha Robertson. Subject to the above, all registered holders of Common Shares at the close of business on the Record Date will be entitled to vote at the Meeting. No cumulative rights are authorized and dissenter’s rights are not applicable to any matters being voted upon. Each registered Shareholder will be entitled to one vote per Common Share.

Two or more persons present in person or by proxy representing at least 25% of the Common Shares entitled to vote at the Meeting will constitute a quorum at the Meeting.

Voting Standards

Broker non-votes occur when a beneficial owner who holds company stock through a broker does not provide the broker with voting instructions as to any matter on which the broker is not permitted to exercise its discretion and vote without specific instruction. As a result, the broker will inform the inspector of election that it does not have the authority to vote on the matter with respect to those shares. Broker non-votes may exist in connection with the election of directors and all proposals other than the appointment of auditors.

The following chart describes the proposals to be considered at the meeting, the voting options, the vote required for each matter, and the manner in which votes will be counted:

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Matter	Voting Options	Required Vote	Impact of Abstentions or Broker Non-Votes
Setting the Number of Directors	For; Against	Simple majority of votes cast	No effect
Election of Directors	For; Withhold	Plurality of votes – the nominees receiving the highest number of votes, up to ten, at the meeting will be elected*	No effect
Appointment of Auditors	For; Withhold	Simple majority of votes cast (only votes “for” are considered votes cast)	No effect (Brokers are permitted to exercise their discretion and vote without specific instruction on this matter. Accordingly, there are no broker non-votes.)
Approval of all other matters: • Non-Binding Advisory Vote on Executive Compensation	For; Against; Abstain	Simple majority of votes cast (only votes “for” and “against” are considered votes cast)	No effect

* In an uncontested election, if the number of votes “withheld” for any nominee exceeds the number of votes “for” the nominee, then the Majority Voting Policy requires that the nominee shall tender his or her written resignation to the Chair of the Board. See “Election of Directors” for a description of the Company’s Majority Voting Policy.

How to Vote

Registered Shareholders

Registered Shareholders have two methods by which they can vote their shares at the Meeting, namely in person or by proxy. To assure your representation at the Meeting, please complete, sign, date and return the proxy included with this Circular. Sending your proxy will not prevent you from voting in person at the Meeting.

Shareholders who do not wish to attend the Meeting or do not wish to vote in person can vote by proxy. A registered Shareholder must return the completed proxy to the Company:

•	by delivering the proxy to the Company’s transfer agent, Computershare Investor Services Inc., at its office at 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, for receipt no later than May 14, 2019, at 4:00 p.m. Eastern time, (1:00 p.m. Pacific time);

•	by fax to the Toronto office of Computershare Investor Services Inc., Attention: Proxy Tabulation at 416-263-9524 or 1-866-249-7775 no later than May 14, 2019 at 4:00 p.m. Eastern time, (1:00 p.m. Pacific time);

•	by online proxy via the following website: www.envisionreports.com/novagold_2019 no later than May 14, 2019 at 4:00 p.m. Eastern time (1:00 p.m. Pacific time); or

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

•	by telephone by calling toll-free in North America 1-866-732-8683 and following the instructions, no later than May 14, 2019 at 4:00 p.m. Eastern time (1:00 p.m. Pacific time).

The persons named in the form of proxy are officers or directors of the Company (“Directors”). Each Shareholder has the right to appoint a person or a company (who need not be a Shareholder) to attend and act for him/her and on his/her behalf at the Meeting other than the persons designated in the form of proxy. Such right may be exercised by striking out the names of the persons designated on the form of proxy and by inserting such appointed person’s name in the blank space provided for that purpose or by completing another form of proxy acceptable to the Board.

Non-Registered Shareholders

The information set forth in this section is of significant importance to many Shareholders of the Company, as a substantial number of Shareholders do not hold Common Shares in their own name. Shareholders who do not hold their Common Shares in their own name (i.e. non-registered or beneficial Shareholders) should note that only proxies deposited by Shareholders whose names appear on the records of the Company as the registered holders of Common Shares can be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a Shareholder by a broker, then, in almost all cases, those Common Shares will not be registered in the Shareholder’s name on the records of the Company. Such Common Shares will more likely be registered under the name of the Shareholder’s broker or an agent of that broker. In Canada and the United States, the vast majority of such Common Shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities, which acts as nominee for many Canadian brokerage firms) or Cede & Co. (operated by The Depository Trust Company), respectively. Common Shares held by brokers or their agents or nominees can only be voted upon the instructions of the non-registered Shareholder except in limited cases for certain “routine” matters. An example of a “routine” matter includes the appointment of the Auditors, which is considered the only “routine” matter to be voted upon at the Meeting. Otherwise, without specific instructions, a broker and its agents and nominees are prohibited from voting Common Shares for the broker’s clients, which is generally referred to as a “broker non-vote.” Therefore, non-registered Shareholders should ensure that instructions respecting the voting of their Common Shares are communicated to the appropriate person if such Shareholders want their votes to count on all matters to be decided at the Meeting.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from non-registered Shareholders in advance of shareholders’ meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by non-registered Shareholders in order to ensure that their shares are voted at the Meeting. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge. Broadridge typically uses its own voting form (known as a voting instruction form or VIF), mails those forms to the non-registered Shareholders and asks non-registered Shareholders to either return the VIF to Broadridge or alternatively provide voting instructions by using the Broadridge automated telephone system. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting. A non-registered Shareholder receiving a VIF from Broadridge cannot use that VIF to vote Common Shares directly at the Meeting – the VIF must be returned to Broadridge well in advance of the Meeting in accordance with Broadridge’s instructions in order to have the shares voted.

Although a non-registered Shareholder may not be recognized directly at the Meeting for the purposes of voting Common Shares registered in the name of his/her broker (or an agent of the broker), a non-registered Shareholder may attend the Meeting as the proxyholder for a registered Shareholder and vote the Common Shares in that capacity. Non-registered Shareholders who wish to attend the Meeting and indirectly vote their Common Shares as the proxyholder for a registered Shareholder should enter their own names in the blank space on the VIF provided to them by their broker (or agent) and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker (or agent), well in advance of the Meeting.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

NOVAGOLD may utilize the Broadridge QuickVote™ service to assist non-registered Shareholders with voting their Common Shares over the telephone. Alternatively, Kingsdale Advisors may contact such non-registered Shareholders to assist them with conveniently voting their Common Shares directly over the phone. If you have any questions about the Meeting, please contact Kingsdale Advisors by telephone at 1-866-228-8818 (toll-free in North America) or 1-416-867-2272 (collect outside North America) or by email at contactus@kingsdaleadvisors.com.

Exercise of Proxies

On any ballot that may be called for, the Common Shares represented by a properly executed proxy given in favor of the person(s) designated in the form of proxy will be voted or withheld from voting in accordance with the instructions given on the form of proxy and, if the Shareholder specifies a choice with respect to any matter to be acted upon, the Common Shares will be voted accordingly. Where no choice is specified, the proxy will confer discretionary authority and will be voted in favor of all matters referred to on the form of proxy.

The proxy also confers discretionary authority to vote for, withhold or abstain from voting, or vote against, amendments or variations to matters identified in the Notice of Meeting and with respect to other matters not specifically mentioned in the Notice of Meeting but which may properly come before the Meeting. Management has no present knowledge of any amendments or variations to matters identified in the Notice of Meeting or any business other than that referred to in the accompanying Notice of Meeting which will be presented at the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the management designees named in the proxy to vote in accordance with the recommendations of the Company’s management.

Proxies must be received by Computershare’s Toronto office located at 100 University Avenue, 8th Floor, Toronto, Ontario, Canada M5J 2Y1 no later than May 14, 2019 at 4:00 p.m. Eastern time (1:00 p.m. Pacific time). The time limit for deposit of proxies may be waived or extended by the Chair of the Meeting at their discretion, without notice.

Revocation of Proxies

A Shareholder who has given a proxy may revoke it at any time insofar as it has not been exercised. In addition to any other manner permitted by law, a registered Shareholder who has given an instrument of proxy may revoke it by instrument in writing, executed by the Shareholder or by their attorney authorized in writing, or if the Shareholder is a Company, under its corporate seal, and deposited either with Computershare at its Toronto office at 100 University Avenue, 8th Floor, Toronto, Ontario, Canada M5J 2Y1 or with the Company’s legal counsel, Blake, Cassels & Graydon LLP, at Suite 2600, 595 Burrard Street, Three Bentall Centre, Vancouver, BC, V7X 1L3, Attention: Trisha Robertson, at any time up to and including the last business day preceding the Meeting at which the proxy is to be used, or any adjournment thereof, or with the chairman of such Meeting on the date of the Meeting, or any adjournment thereof, and upon either of such deposits the proxy is revoked. A registered Shareholder attending the Meeting has the right to vote in person, and if the registered Shareholder does so, any proxy previously given is nullified with respect to the matters such person votes upon and any subsequent matters thereafter to be voted upon at the Meeting.

Voting Shares and Principal Holders Thereof

As of March 18, 2019, the Company had 325,242,605 Common Shares issued and outstanding without nominal or par value. Each Common Share is entitled to one vote. Except as otherwise noted in this Circular, a simple majority of votes cast at the Meeting, whether in person or by proxy, will constitute approval of any matter submitted to a vote.

The following table sets forth certain information regarding the ownership of the Company’s Common Shares as of March 18, 2019, by each Shareholder known to the Company who beneficially owns, or exercises control or direction over, directly or indirectly, more than 5% of the outstanding Common Shares of the Company as of that date, based solely on such person’s most recent Schedules 13D or 13G or Form 4 filed with the SEC.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Name of Shareholder	Number of Shares Beneficially Owned	Percentage of Outstanding Voting Securities (3)
Electrum Strategic Resources LP (“Electrum”) (1)	84,569,479 (2)	26.00%
FMR LLC	24,183,188	7.44%
Paulson & Co. Inc.	21,992,896	6.76%

(1)	Dr. Thomas Kaplan (Chairman of the Board) and Igor Levental (a Director) also serve as the Chairman and Chief Executive Officer, and the President, respectively, of The Electrum Group LLC (“The Electrum Group”), a privately-held global natural resources investment management company which manages the portfolio of Electrum. Mr. Levental has no voting or dispositive power over shares of the Company held by Electrum and its affiliates.

(2)	Includes 5,000,000 Common Shares held by affiliates of Electrum.

(3)	As of March 18, 2019, the Company had 325,242,605 common shares issued and outstanding.

MATTERS TO BE ACTED UPON AT MEETING

Number of Directors

According to the Articles of the Company, the Board shall consist of not less than three and no more than such number of Directors to be determined by resolution of Shareholders. Shareholders of the Company will be asked to consider and, if thought appropriate, to approve and adopt an ordinary resolution setting the number of Directors at 10. In the absence of a contrary instruction, it is intended that all proxies received will be voted FOR setting the number of Directors at 10.

Election of Directors

The proposed nominees in the list that follows, in the opinion of management, are well qualified to direct the Company’s activities for the ensuing year and have confirmed their willingness to serve as Directors, if elected. The term of office of each Director elected will be until the next annual meeting of the Shareholders of the Company or until a successor is elected or appointed, unless the Director’s office is vacated earlier, in accordance with the Articles of the Company and the provisions of the Business Corporations Act (British Columbia).

The Board has adopted a Majority Voting Policy stipulating that Shareholders shall be entitled to vote in favor of, or withhold from voting for, each individual director nominee at a Shareholders’ meeting. If the number of Common Shares “withheld” for any nominee exceeds the number of Common Shares voted “for” the nominee, then, notwithstanding that such Director was duly elected as a matter of corporate law, the Director shall immediately tender their written resignation to the Chair of the Board. The Corporate Governance and Nominations Committee will consider such offer of resignation and will make a recommendation to the Board concerning the acceptance or rejection of the resignation. No Director who is required to tender their resignation pursuant to this policy shall participate in the Corporate Governance and Nominations Committee’s deliberations or recommendations or in the Board’s deliberations or determination. The Board must take formal action on the Corporate Governance and Nominations Committee’s recommendation within 90 days of the date of the applicable Shareholders’ meeting and shall announce its decision promptly by press release, including the reasons for its decision. The resignation will be effective when accepted by the Board. The Board will be expected to accept the resignations tendered pursuant to this policy absent exceptional circumstances. If the Board declines to accept a resignation tendered pursuant to this policy, it will include in the press release the reason or reasons for its decision. See “Statement of Corporate Governance Policies – Majority Voting Policy.”

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

In the absence of a contrary instruction, the person(s) designated in the form of proxy by the Company intend to vote FOR the election of the nominees whose names are set forth below. If, prior to the Meeting, any of the listed nominees shall become unavailable to serve, the persons designated in the proxy form will have the right to use their discretion in voting for a properly qualified substitute. Management does not contemplate presenting for election any person other than these nominees but, if for any reason management does present another nominee for election, the proxy holders named in the accompanying form of proxy reserve the right to vote for such other nominee in their discretion unless the Shareholder has specified otherwise in the form of proxy.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Name, Province or State and Country of Residence	Age	Independence	Principal Occupation	Director Since	2018 AGM Votes in Favor (8) (%)	Meets Share Ownership Guidelines (9)
Sharon Dowdall (1) (2) Ontario, Canada	66	Independent	Corporate Director	2012	99.04	Yes
Dr. Diane Garrett (2) (3) Texas, USA	59	Independent	President and CEO of Nickel Creek Platinum Corp.	2018	93.47	No
Dr. Thomas Kaplan (4) New York, USA	56	Non- Independent	Chairman and Chief Executive Officer of The Electrum Group	2011	98.50	Yes
Gregory Lang (3) (5) Utah, USA	64	Non- Independent	President and Chief Executive Officer of NOVAGOLD RESOURCES INC.	2012	99.57	Yes (7)
Igor Levental (2) (5) Colorado, USA	63	Independent	President of The Electrum Group	2010	98.64	Yes
Kalidas Madhavpeddi (1) (6) Arizona, USA	63	Independent	President of Azteca Consulting LLC	2007	99.03	Yes
Clynton Nauman (3) (6) Washington, USA	70	Independent	President and Chief Executive Officer of Alexco Resource Corp.	1999	98.56	Yes
Ethan Schutt Alaska, USA	45	Independent	Chief of Staff of Alaska Native Tribal Health Consortium	N/A	N/A	N/A
Anthony Walsh (1) (6) British Columbia, Canada	67	Independent	Corporate Director	2012	99.19	Yes
(1)	Member of the Compensation Committee.
(2)	Member of the Corporate Governance and Nominations Committee.
(3)	Member of the Environment, Health, Safety and Sustainability (“EHSS”) and Technical Committee.
(4)	Chairman of the Board.
(5)	Member of the Corporate Communications Committee.
(6)	Member of the Audit Committee.
(7)	Mr. Lang has met his share ownership requirements as President and Chief Executive Officer as of November 30, 2018. See “Executive Share Ownership” beginning on page 53 for details on share ownership guidelines for Executive Officers.
(8)	See NOVAGOLD’s news release and Report of Voting Results filed on SEDAR May 7, 2018.
(9)	Based on share ownership as of November 30, 2018. The Board adopted a policy requiring each Director to maintain a minimum holding of Common Shares and/or DSUs equal to C$50,000. See “Directors' Share Ownership” beginning on page 71 for details on the number of securities beneficially owned, or controlled or directed, directly or indirectly, by each proposed Director.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Refer to the Section titled “Information Concerning the Board of Directors and Executive Officers” beginning on page 11 of this Circular for further information regarding the above Directors and Director nominees. Management has proposed a slate of nine Director nominees, which means immediately following the 2019 Meeting the Company’s Board will have one vacancy. That seat will remain vacant until the Corporate Governance and Nominations Committee identifies a suitable candidate for such seat and such candidate is appointed or elected to the Board of Directors.

Appointment of Auditors

The independent auditors of the Company are PricewaterhouseCoopers LLP, Chartered Professional Accountants (“PwC”), located at 250 Howe Street, Suite 1400, Vancouver, British Columbia, Canada. PwC were appointed auditors of the Company (“Auditors”) on May 4, 2018 by the Shareholders. The Shareholders will be asked at the Meeting to vote for the appointment of PwC as Auditors until the next annual meeting of the Shareholders of the Company or until a successor is appointed, at a remuneration to be fixed by the Directors through the Audit Committee. To the Company's knowledge, a representative from PwC will be present at the Meeting and will be available to respond to appropriate questions. PwC will also be permitted to make a statement if it so desires.

PwC fees for the fiscal years ended November 30, 2018 and 2017 were as follows:

	Year Ended November 30
	2018	2017
Audit Fees (1)	C$349,000	C$334,000
Audit Related Fees (2)	Nil	Nil
Tax Fees (3)	Nil	Nil
All Other Fees (4)	4,000	5,000
Total	C$353,000	C$339,000

(1)	“Audit Fees” are the aggregate fees billed or expected to be billed by PwC for the audit of the Company’s consolidated annual financial statements, reviews of interim financial statements and attestation services that are provided in connection with statutory and regulatory filings or engagements. Audit Fees in 2018 are slightly higher than in 2017 primarily related to the sale of the Company’s interest in Galore Creek in 2018. Audit Fees for 2017 were adjusted slightly from disclosure in last year’s circular to reclassify C$7,000 from Audit Related Fees to Audit Fees and to account for the timing of receipt of PwC invoices for out-of-pocket expenses in connection with the audit.
(2)	“Audit-Related Fees” are fees charged by PwC for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” This category comprises fees billed for review and advisory services associated with the Company’s financial reporting.
(3)	“Tax Fees” are fees billed by PwC for tax compliance, tax advice and tax planning.
(4)	“All Other Fees” are fees charged by PwC for services not described above. The fees billed by PwC in this category in 2017 and 2018 were for software licensing.

Pre-Approval Policies and Procedures

All services to be performed by the Company’s Auditors must be approved in advance by the Audit Committee. The Audit Committee has considered whether the provision of services other than audit services is compatible with maintaining the Auditors’ independence and has adopted a charter governing its conduct. The charter is reviewed annually and requires the pre-approval of all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its Auditors, subject to the de minimis exceptions for non-audit services as allowed by applicable law or regulation. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such a subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. Pursuant to these procedures, all services and related fees reported were pre-approved by the Audit Committee.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Report of the Audit Committee

The Audit Committee (referred to in this section as the “Committee”) reviewed and discussed with management and the Company's Auditors the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended November 30, 2018. Management and PwC indicated that the Company’s consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. The Committee discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Committee discussed with PwC matters covered by Public Company Accounting Oversight Board (PCAOB) standards, including PCAOB AS 16 Communication with Audit Committees and implementation of the new Critical Audit Matters (CAM) reporting model starting with a dry run implementation as part of the fiscal year 2018 audit and full implementation as required for the fiscal year 2019 audit. In addition, the Committee reviewed and discussed management’s report on internal control over financial reporting and the related audits performed by PwC, which confirmed the effectiveness of the Company’s internal control over financial reporting. The Committee also discussed with PwC its independence from the Company and management, including the communications PwC is required to provide to the Committee under applicable PCAOB rules. PwC assigned a new partner to oversee the Company’s audit beginning with fiscal year 2018 in accordance with SEC rules requiring a change in audit partner every five years. The Committee considered the non-audit services provided by PwC to the Company and concluded that the auditors’ independence has been maintained. Based on the review and discussions, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended November 30, 2018, for filing with the SEC, which Annual Report is available on the Company’s website at www.novagold.com, under the Company’s profile on EDGAR at www.sec.gov, and on SEDAR at www.sedar.com.

Audit Committee of the Board

Anthony Walsh, Chair

Kalidas Madhavpeddi

Clynton Nauman

In the absence of a contrary instruction, the person(s) designated in the form of proxy by the Company intend to vote FOR the appointment of PwC as auditors of the Company until the next annual meeting of Shareholders or until a successor is appointed, at a remuneration to be fixed by the Directors through the Audit Committee.

Additional Matters to be Acted Upon

Non-Binding Advisory Vote on Executive Compensation

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, the following proposal, commonly known as a “Say on Pay” proposal, gives our Shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation received by Gregory Lang, David Deisley and David Ottewell (together, the “Named Executive Officers” or “NEOs”) during fiscal year 2018. Mr. Deisley retired as the Company’s Executive Vice President and General Counsel on December 31, 2018. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as disclosed under the “Compensation Discussion and Analysis” section of this Circular.

Our executive compensation program is designed to recruit and retain key individuals and reward them with compensation that has long-term growth potential while recognizing that the executives work as a team to achieve corporate results and should be rewarded accordingly. In order to align executive pay with both the Company’s performance and the creation of sustainable shareholder value, a significant portion of compensation paid to our NEOs is allocated to performance-based, short-term and long-term incentive programs to make executive pay dependent on the Company’s performance (also known as “at-risk compensation”). In addition, as an executive officer’s responsibility and ability to affect the financial results of the Company increases, the portion of their total compensation deemed “at-risk” increases. Shareholders are urged to read the “Compensation Discussion and Analysis” section of this Circular, which more thoroughly discusses how our compensation policies and procedures are aligned with our compensation philosophy.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

We are asking our Shareholders to indicate their support for our NEO compensation as described in this Circular by voting FOR the following resolution:

BE IT RESOLVED, as an ordinary resolution, that the compensation paid to the named executive officers in fiscal year 2018, as disclosed in the Company’s 2019 Circular pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board or the Compensation Committee. Our Board and Compensation Committee value the opinions of our Shareholders and will consider the outcome of this vote when making future compensation decisions for our NEOs. The Board believes that submitting the non-binding vote on compensation of the Company’s NEOs to Shareholders on an annual basis is appropriate for the Company and its Shareholders at this time.

In the absence of a contrary instruction, the person(s) designated in the form of proxy by the Company intend to vote FOR the approval of the non-binding resolution approving the compensation paid to the NEOs as disclosed in this Circular.

INFORMATION CONCERNING THE BOARD OF DIRECTORS, DIRECTOR NOMINEES, AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our Directors and executive officers. The term for each Director expires at the next annual meeting of Shareholders or at such time as a qualified successor is appointed, upon ceasing to meet the qualifications for election as a director, upon death, upon removal by the Shareholders or upon delivery or submission to the Company of the Director's written resignation, unless the resignation specifies a later time of resignation. Each executive officer shall hold office until the earliest of the date the officer’s resignation becomes effective, the date a successor is appointed or the officer ceases to be qualified for that office, or the date the officer is terminated by the Board of Directors of the Company. The name, location of residence, age, and office held by each Director and executive officer, current as of March 18, 2019, has been furnished by each of them and is presented in the following table. Unless otherwise indicated, the address of each current Director, and executive officer in the table set forth below is care of NOVAGOLD, 201 South Main, Suite 400, Salt Lake City, Utah 84111, United States.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Advisors at 1-866-228-8818 or email them at contactus@kingsdaleadvisors.com.

Committee Memberships
Name and Municipality of Residence	Position Held	Independent	AC	CC	CCC	CGN	EHSS
Sharon Dowdall Ontario, Canada Age: 66, Director Since: 2012	Director					C
Dr. Diane Garrett Texas, USA Age: 59, Director Since: 2017	Director
Dr. Thomas Kaplan New York, USA Age: 56, Director Since: 2011	Board Chair
Gregory Lang Utah, USA Age: 64, Director Since: 2012	Director, President and CEO
Igor Levental Colorado, USA Age: 63, Director Since: 2010	Director				C
Kalidas Madhavpeddi Arizona, USA Age: 63, Director Since: 2007	Director			C
Clynton Nauman Washington, USA Age: 70, Director Since: 1999	Director						C
Ethan Schutt (1) Alaska, USA Age: 45, Director Since: n/a	Nominee
Rick Van Nieuwenhuyse (2) British Columbia, Canada Age: 63, Director Since: 1999	Director
Anthony Walsh British Columbia, Canada Age: 67, Director Since: 2012	Director		C
David Ottewell Utah, USA Age: 58, Officer Since: 2012	Vice President and CFO	n/a	n/a	n/a	n/a	n/a	n/a

(1)	Mr. Schutt, if elected, will be appointed to committee assignment(s) at a Board meeting following the 2019 Meeting.
(2)	Mr. Van Nieuwenhuyse is not standing for election to the Board at the 2019 Meeting.

C	Committee Chair	CCC	Corporate Communications Committee
AC	Audit Committee	CGN	Corporate Governance and Nominations Committee
CC	Compensation Committee	EHSS	EHSS and Technical Committee

The Securities Held listed below for each Director nominee and NEO are as of November 30, 2018. Determination of whether each person meets the share ownership guidelines is determined by calculating the number of Common Shares and DSUs, if applicable, owned by each person, multiplied by the closing price of the Common Shares on November 30, 2018 on the TSX (if a Director), or on the NYSE American (if an NEO).

Sharon Dowdall
Independent Director Since 2012

Ms. Dowdall, a Director of the Company, worked in the mining industry for over 30 years. Ms. Dowdall served in senior legal capacities for Franco-Nevada Corporation (“Franco-Nevada”), a major gold-focused royalty company, and Newmont Mining Corporation, one of the world’s largest gold producers. During her 20-year tenure with Franco-Nevada, Ms. Dowdall served in various capacities, including Chief Legal Officer and Corporate Secretary and Vice President, Special Projects. Ms. Dowdall was one of the principals who transformed Franco-Nevada from an industry pioneer into one of the most successful precious metals enterprises in the world. Prior to joining Franco-Nevada, she practiced law as a partner with Smith Lyons in Toronto, a major Canadian legal firm specializing in natural resources. Ms. Dowdall is the recipient of the 2011 Canadian General Counsel Award for Business Achievement. She currently serves on the boards of two Canadian exploration and development companies. Ms. Dowdall holds an Honours B.A. in Economics from the University of Calgary and an LLB, from Osgoode Hall Law School at York University. The Board has determined that Ms. Dowdall should serve as a Director due to her significant experience: 1) as a natural resources lawyer, 2) moving a precious-metals mining company from the development stage to the successful producer stage, and 3) as a senior executive in a large international mining company.

Ms. Dowdall joined the Board in April 2012.

Ms. Dowdall has been retired since 2012. During the last five years she has served, and continues to serve, as a member of the boards of Olivut Resources Limited and Foran Mining Corporation.

Areas of expertise include: legal, corporate governance, finance, investment, valuation, securities, human resources, corporate strategy, corporate leadership and mining industry.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2018 C$	Total C$	% Met
Board Audit Compensation Governance & Nominations (Chair)	6/6 2/2 (1) 7/7 7/7	Nil	28,496	139,360	50,000	279%

(1)	Effective May 4, 2018, Ms. Dowdall no longer served on the Audit Committee. She attended all meetings of the Audit Committee held in fiscal year 2018 prior to that date.

Diane Garrett, Ph.D.
Independent Director Since 2018

Dr. Garrett currently serves as the President and CEO of Nickel Creek Platinum Corp. (NCP), a mining exploration and development company. She has more than 20 years of senior management and financial expertise in the field of natural resources. Prior to joining NCP, she held the position of President and CEO of Romarco Minerals Inc. (“Romarco”), taking the multi-million-ounce Haile Gold Mine project from discovery to construction. Prior to that, she held numerous senior positions in public mining companies including VP of Corporate Development at Dayton Mining Corporation and VP of Corporate Development at Beartooth Platinum Corporation. Early in her career, Dr. Garrett was the Senior Mining Analyst and Portfolio Manager in the precious metals sector with US Global Investors. Dr. Garrett received her Ph.D. in Engineering and her Masters in Mineral Economics from the University of Texas at Austin.

Dr. Garrett currently serves as the President and CEO of NCP and has held that position since June 2016. She also currently serves as a director of NCP and Revival Gold. Dr. Garrett served as the President, CEO and as a director of Romarco from November 2002 until October 2015. Romarco was acquired by OceanaGold in 2015, at which time Dr. Garrett became a director and consultant to OceanaGold before joining NCP in June 2016.

Areas of expertise include: engineering, mining, finance and senior executive.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting (2)	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2018 C$	Total C$	% Met
Board EHSS & Technical Governance & Nominations	3/3 2/2 2/2	100	1,442	7,556	50,000	15% (3)

(2)	Dr. Garrett was first elected as a Director of the Company on May 4, 2018. Dr. Garrett attended all meetings of the Board and of the Committees of which she is a member held in fiscal year 2018 following her election.

(3)	Dr. Garrett has until May 4, 2023, five years from the date she became a Director, to meet the Share Ownership Guidelines.

Thomas Kaplan, Ph.D.
Non-Independent Director Since 2011

Dr. Kaplan is Chairman of the Board of the Company and is also Chairman and Chief Executive Officer of The Electrum Group, a privately-held global natural resources investment management company which manages the portfolio of Electrum. Electrum and its affiliates are collectively the largest Shareholder of the Company. Dr. Kaplan is an entrepreneur and investor with a track record of both creating and unlocking shareholder value in public and private companies. Dr. Kaplan served as Chairman of Leor Exploration & Production LLC, a natural gas exploration and development company founded by Dr. Kaplan in 2003. In 2007, Leor’s natural gas assets were sold to EnCana Oil & Gas USA Inc., a subsidiary of Encana Corporation, for $2.55 billion. Dr. Kaplan holds Bachelors, Masters and Doctoral Degrees in History from Oxford University. The Board has determined that Dr. Kaplan should serve as the Director and Chairman to gain from his experience as a developer of and investor in mining and oil and gas companies, as well as his significant beneficial ownership in the Company.

Dr. Kaplan’s principal occupation during the last five years has been Chairman and Chief Investment Officer of The Electrum Group. In January 2018, Dr. Kaplan became the Chairman and Chief Executive Officer of The Electrum

Group. Dr. Kaplan also served on the board of Trilogy Metals Inc. until June 2015.

Areas of expertise include: finance, mergers and acquisitions, mining industry.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2018 C$	Total C$	% Met
Board (Chair)	6/6	16,126 (4)	59,394	370,048	50,000	740%

(4)	See description of Electrum’s holdings and Dr. Kaplan’s relationship with Electrum under “Voting Shares and Principal Holders Thereof.”

Gregory Lang
Non-Independent Director Since 2012

Mr. Lang is President and Chief Executive Officer of the Company. Mr. Lang has over 35 years of diverse experience in mine operations, project development and evaluation, including time as President of Barrick Gold North America, a wholly-owned subsidiary of Barrick Gold Corporation (“Barrick”). Mr. Lang held progressively responsible operating and project development positions over his 10-year tenure with Barrick and, prior to that, with Homestake Mining Company and International Corona Corporation, both of which are now part of Barrick. He holds a Bachelor of Science in Mining Engineering from the University of Missouri-Rolla and is a Graduate of the Stanford University Executive Program. The Board has determined that Mr. Lang should continue to serve as a Director to gain his insight as an experienced mine engineer, as well as his expertise in permitting, developing and operating large-scale assets, and as a successful senior executive of other large gold-mining companies.

Mr. Lang served as the President of Barrick Gold North America until December 2011 and has served as the Company’s President and Chief Executive Officer since January 2012.

During the most recent five years, Mr. Lang has served, and continues to serve, as a director of Trilogy Metals Inc. He served as a director of Sunward Resources Limited until June 2015.

Areas of expertise include: mining operations, mine development and evaluation, mine permitting, corporate leadership and mining industry.

Board / Committee Membership	Overall Attendance 100%	Securities Held				Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	PSUs #	Value of Common Shares Held as of 11/30/2018 $	Total $	% Met
Board EHSS & Technical Corporate Communications	6/6 5/5 2/2	1,363,158	Nil	758,400	5,002,790	2,279,100	220% (5)

(5)	Mr. Lang has exceeded his share ownership requirement as President and Chief Executive Officer as of November 30, 2018 based upon an amount equal to three times his annual salary as of November 30, 2018. See “Executive Share Ownership” for details on the share ownership guidelines applicable to Mr. Lang. PSUs are not included in determining whether an NEO meets the Share Ownership Guidelines.

Igor Levental
Independent Director Since 2010

Mr. Levental, a Director of the Company, is President of The Electrum Group, a privately-held global natural resources investment management company which manages the portfolio of Electrum. Electrum and its affiliates are collectively the largest Shareholder of the Company. Mr. Levental has more than 30 years of international experience in the mining industry and has held senior positions with major mining companies including Homestake Mining Company and International Corona Corporation. Mr. Levental is a Professional Engineer with a BSc in Chemical Engineering and an MBA from the University of Alberta. The Board has determined that Mr. Levental should serve as a Director for the Company to benefit from his extensive experience as an executive of large mining companies.

Mr. Levental’s primary occupation during the last five years has been President of The Electrum Group. During the most recent five years, Mr. Levental served as a director of Sunward Resources Ltd. until June 2015, as a director of Gabriel Resources Limited until June 2016, as a director of Trilogy Metals Inc. until June 2016, and as a director of Taung Gold International Limited until September 2017.

Areas of expertise include: corporate development, finance, mergers and acquisitions, corporate governance and mining industry.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2018 C$	Total C$	% Met
Board Governance & Nominations Corporate Communications (Chair)	6/6 7/7 2/2	20,428	41,618	304,025	50,000	608%

Kalidas Madhavpeddi
Independent Director Since 2007

Mr. Madhavpeddi, a Director of the Company, has over 30 years of international experience in business development, corporate strategy, global mergers and acquisitions, exploration, government relations, marketing, trading and sales, and mining engineering and capital. He is President of Azteca Consulting LLC, an advisory firm to the metals and mining sector. His extensive career in the mining industry includes time at Phelps Dodge Corporation (“Phelps Dodge”) from 1980 to 2006, starting as a Systems Engineer and ultimately becoming Senior Vice President for Phelps Dodge, a Fortune 500 company, responsible for the company’s global business development, acquisitions and divestments, including joint ventures, as well as its global exploration programs. He was contemporaneously President of Phelps Dodge Wire and Cable, a copper and aluminum cable manufacturer with international operations in over ten countries, including Brazil and China. Mr. Madhavpeddi also served as CEO of China Molybdenum Co. Ltd., a privately-held company, for nearly ten years from 2008 to 2018. Mr. Madhavpeddi is an alumnus of the Indian Institute of Technology, Madras, India; the University of Iowa and the Harvard Business School. The Board has determined that Mr. Madhavpeddi should serve as a Director to benefit from his long-term experience in the mining industry working as an executive in global corporate development, exploration, mergers and acquisitions, joint ventures and finance.

Mr. Madhavpeddi’s principal occupation is serving as the President of Azteca Consulting LLC. Mr. Madhavpeddi served as the CEO of China Molybdenum Co. Ltd. from September 2008 until April 2018, as a director of Namibia Rare Earths from 2010 until November 30, 2016, and currently serves as a director of Capstone Mining and as a director of Trilogy Metals Inc., both since 2012.

Areas of expertise include: corporate strategy, mergers and acquisitions, mining operations and capital, marketing and sales and corporate leadership.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2018 C$	Total C$	% Met
Board Audit Compensation (Chair)	6/6 4/4 7/7	20,836	33,345	265,487	50,000	531%

Clynton Nauman
Independent Director Since 1999

Mr. Nauman, a Director of the Company, is the Chief Executive Officer of Alexco Resource Corp. and Asset Liability Management Group ULC. He was formerly President of Viceroy Gold Corporation and Viceroy Minerals Corporation and a director of Viceroy Resource Corporation, positions he held from February 1998 until February 2003. Previously, Mr. Nauman was the General Manager of Kennecott Minerals from 1993 to 1998. Mr. Nauman has over 35 years of diversified experience in the mining industry ranging from exploration and business development to operations and business management in the precious metals, base metals and coal sectors. The Board has determined that Mr. Nauman should serve as a Director to gain from his significant experience as a senior mining executive working in the areas of environment, engineering and operations.

Mr. Nauman’s principal occupation for the last five years has been CEO of Alexco Resource Corp. and of Asset Liability Management Group ULC. Mr. Nauman has served as a director of Alexco Resource Corp. since 2006 and served as a director of Trilogy Metals Inc. from 2011 until June 2015.

Areas of expertise include: environmental, geology, exploration, operations, mining industry and corporate leadership.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2018 C$	Total C$	% Met
Board Audit EHSS & Technical (Chair)	6/6 4/4 5/5	129,445	33,345	797,671	50,000	1,595%

Ethan Schutt
Independent Director Nominee

Mr. Schutt, a nominee for Director of the Company, is the Chief of Staff of Alaska Native Tribal Health Consortium (ANTHC). ANTHC provides health services for Alaska Native people, as well as training, health education, disease and injury prevention, and rural water and sewer construction. In his current role, Mr. Schutt provides coordination and support to ensure proper prioritization and alignment of ANTHC resources. Prior to joining ANTHC, Mr. Schutt first served as General Counsel, and later became the Senior Vice President of Land and Energy Development, for Cook Inlet Region Inc. (CIRI). CIRI is an Alaska Native Claims Settlement Act (ANCSA) corporation dedicated to the economic and social well-being of its Alaska Native shareholders with resources generated from its lands and businesses. As CIRI’s Senior Vice President of Land and Energy Development, he led a team of professionals that managed CIRI’s ANCSA lands including the exploration and leasing of those lands for oil and gas, mineral and other natural resource development. He also directed CIRI’s efforts in developing renewable and alternative energy projects. Mr. Schutt previously served as a member of the board of Doyon, Limited and served as General Counsel for Tanana Chiefs Conference. Mr. Schutt is an expert on ANCSA lands and resources and currently teaches a class on the topic at the University of Alaska Anchorage. Mr. Schutt holds a Bachelor of Science degree with honors in mathematics from Washington State University and a Juris Doctor degree from Stanford Law School. The Board has determined that Mr. Schutt should serve as a Director to gain from his experience working on Alaska Native health matters, his experience as a senior resource development executive, his legal, corporate governance and external communications expertise, and his expert understanding and knowledge of ANCSA and of Alaska generally.

Mr. Schutt’s principal occupations for the last five years have been Chief of Staff of ANTHC (March 2018 – present), and Senior Vice President, Land and Energy Development of CIRI (2008 – 2018).

Areas of expertise include: resource development, health and sustainability, legal, communications, corporate leadership, corporate governance, ANCSA and doing business in Alaska.

	Securities Held			Share Ownership Guidelines
	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2018 C$	Total C$	% Met
	Nil	Nil	Nil	N/A	N/A

Anthony Walsh, CA
Independent Director Since 2012

Mr. Walsh has over 20 years of international experience in the field of exploration, mining and development and was the President and CEO of Sabina Gold & Silver Corp. (“Sabina”) (2008-2011). Prior to joining Sabina, Mr. Walsh was President and CEO of Miramar Mining Corporation (1999-2007), Vice-President and CFO of Miramar Mining Corporation (1995-1999), the Senior Vice-President and CFO of a computer leasing company (1993-1995), and the CFO and Senior Vice-President, Finance of International Corona Mines Ltd., a major North American gold producer (1989-1992). From 1985 to 1989 he was Vice-President, Finance of International Corona Mines Ltd., and from 1973 to 1985 Mr. Walsh held various positions at Deloitte, Haskins & Sells, a firm of Chartered Accountants. Mr. Walsh graduated from Queen's University (Canada) in 1973 and became a member of The Canadian Institute of Chartered Accountants in 1976. Mr. Walsh joined the Board on March 19, 2012. The Board has determined that Mr. Walsh should serve as a Director to benefit from his experience as a senior executive in a variety of global mining companies and international accounting firms. Mr. Walsh lends the Board his expertise in finance, international accounting, corporate leadership and corporate governance.

Mr. Walsh has been retired since 2011, but currently serves as a director of Sabina and Dundee Precious Metals Ltd. Mr. Walsh previously served on the board of TMX Group Inc. (May 2012- May 2018), Avala Resources Ltd., (July 2010 - April 2016), Quaterra Resources Ltd. (June 2012 – March 2015), Dunav Resources Limited (July 2010 - March 2013), and on the board of Stornoway Diamonds Limited (September 2004 - November 2012).

Areas of expertise include: corporate development, finance, accounting, mergers and acquisitions, corporate governance, corporate regulation, and mining industry.

Board / Committee Membership	Overall Attendance 94%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2018 C$	Total C$	% Met
Board Audit (Chair) Compensation	5/6 4/4 7/7	Nil	28,496	139,630	50,000	279%

David Ottewell
Vice President and Chief Financial Officer Officer Since 2012

Mr. Ottewell joined the Company on November 13, 2012, as its Vice President and Chief Financial Officer. In this role, Mr. Ottewell is responsible for all aspects of the Company’s financial management. Mr. Ottewell is a highly accomplished financial executive, with 30 years of mining industry experience. Prior to joining the Company, he served as Vice President and Controller for Newmont Mining Corporation where he was employed since 2005, and prior to that, had a 16-year career with Echo Bay Mines Ltd., a prominent precious metals mining company with multiple operations in the Americas. Mr. Ottewell holds a Bachelor of Commerce degree from the University of Alberta and is a member of the Chartered Professional Accountants of Alberta.

Areas of expertise include: global accounting and finance, corporate disclosure, financial regulation, and mining industry.

	Securities Held			Share Ownership Guidelines
	Common Shares #	PSUs #	Value of Common Shares Held as of 11/30/2018 $	Total $	% Met
	498,445	253,700	1,630,200	760,400	232% (6)

(6)	Mr. Ottewell has exceeded his share ownership requirement as Vice President and Chief Financial Officer as of November 30, 2018 based upon an amount equal to two times his annual salary as of November 30, 2018. See “Executive Share Ownership” for details on the share ownership guidelines applicable to Mr. Ottewell. PSUs are not included in determining whether a NEO meets the Share Ownership Guidelines.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED SHAREHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of the Common Shares as of March 18, 2019 by:

•	the Company’s NEOs;

•	the Company’s Directors and nominees;

•	all of the Company’s executive officers and Directors as a group; and

•	each person who is known by the Company to beneficially own more than 5% of the Company’s issued and outstanding Common Shares.

Unless otherwise indicated, the Shareholders listed possess sole voting and investment power with respect to the shares shown. The Company’s Directors and NEOs do not have different voting rights from other Shareholders.

Name	Business Address	Amount and Nature of Beneficial Ownership (1)	Percentage of Class (2)
Gregory Lang President & CEO, Director	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	6,037,099 (3)	1.86%
David Ottewell Vice President & CFO	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	1,659,407 (4)	*
Thomas Kaplan Chairman of the Board	535 Madison Avenue, 12th Floor New York, NY 10022 USA	85,050,757 (5)	26.15%
Sharon Dowdall Director	789 West Pender Street, Suite 720 Vancouver, BC V6C 1H2 Canada	352,883 (6)	*
Diane Garrett Director	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	44,164 (7)	*
Igor Levental Director	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	428,917 (8)	*
Kalidas Madhavpeddi Director	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	458,270 (9)	*
Clynton Nauman Director	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	492,945 (10)	*
Ethan Schutt Director Nominee	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	Nil	Nil

Name	Business Address	Amount and Nature of Beneficial Ownership (1)	Percentage of Class (2)
Rick Van Nieuwenhuyse Director	789 West Pender Street, Suite 720 Vancouver, BC V6C 1H2 Canada	918,646 (11)	*
Anthony Walsh Lead Director	789 West Pender Street, Suite 720 Vancouver, BC V6C 1H2 Canada	352,883 (12)	*
All Directors and executive officers as a group (11 persons)		95,795,971	29.45%
Electrum Strategic Resources LP	535 Madison Avenue, 12th Floor New York, NY 10022 USA	84,569,479 (13)	26.00%
FMR LLC	245 Summer Street Boston, MA 02210 USA	24,183,188 (14)	7.44%
Paulson & Co. Inc.	1251 Avenue of the Americas New York, NY 10020 USA	21,992,896 (15)	6.76%
(1)	Under applicable U.S. securities laws, a person is considered to be the beneficial owner of securities they own (or certain persons whose ownership is attributed to them) or securities that the person can acquire within 60 days, including upon the exercise of options, warrants or convertible securities.

(2)	Based on 325,242,605 Common Shares outstanding as of March 18, 2019, and includes any Common Shares deemed to be beneficially owned pursuant to options that are exercisable within 60 days of March 18, 2019.
(3)	Includes 4,379,484 stock options exercisable within 60 days of March 18, 2019.
(4)	Includes 1,100,867 stock options exercisable within 60 days of March 18, 2019.
(5)	Includes 84,569,479 Common Shares held by Electrum and an affiliate. Dr. Kaplan is the Chairman and Chief Executive Officer of The Electrum Group and thereby may be deemed to have shared voting and investment power over such shares. Dr. Kaplan disclaims beneficial ownership in such shares except to the extent of a minor pecuniary interest. Also includes 327,867 stock options exercisable within 60 days of March 18, 2019.
(6)	Includes 322,100 stock options exercisable within 60 days of March 18, 2019.
(7)	Includes 33,334 stock options exercisable within 60 days of March 18, 2019
(8)	Includes 327,867 stock options exercisable within 60 days of March 18, 2019.
(9)	Includes 327,867 stock options exercisable within 60 days of March 18, 2019.
(10)	Includes 327,867 stock options exercisable within 60 days of March 18, 2019.
(11)	Includes 322,100 stock options exercisable within 60 days of March 18, 2019.
(12)	Includes 322,100 stock options exercisable within 60 days of March 18, 2019.
(13)	According to a Schedule 13D/A filed with the SEC on December 31, 2012, each of Electrum, The Electrum Group, Electrum Global Holdings LP, TEG Global GP Ltd, Leopard Holdings LLC and GRAT Holdings LLC have shared voting and dispositive power over 79,569,479 Common Shares. In addition, GRAT Holdings LLC has sole voting and dispositive power over 5,000,000 Common Shares. Electrum Global Holdings LP is the owner of all limited partnership interests of Electrum and all of the equity interests of Electrum Strategic Management LLC, the general partner of Electrum. TEG Global GP Ltd is the sole general partner of, and The Electrum Group is the investment adviser to, Electrum Global Holdings LP. The Electrum Group possesses voting and investment power with respect to assets of Electrum, including indirect investment discretion with respect to the Common Shares held by Electrum. GRAT Holdings LLC indirectly controls Electrum through Leopard Holdings LLC. The investment committee of GRAT Holdings LLC exercises voting and investment decisions on behalf of GRAT Holdings LLC. The address listed in such filing of Leopard Holdings LLC and GRAT Holdings LLC is 535 Madison Avenue, 12th Floor, New York, New York 10022 and the address listed in such filing of the Electrum Group, Electrum Global Holdings LP and TEG Global GP Ltd is 700 Madison Ave., 5th Floor, New York, New York 10065. Thomas Kaplan, Chairman of the Board of Directors of the Company, is also Chairman and Chief Executive Officer of The Electrum Group. Mr. Kaplan disclaims beneficial ownership in the Electrum shares except to the extent of a minor pecuniary interest.
(14)	According to a Schedule 13G/A filed with the SEC on February 13, 2019, FMR LLC has sole voting power over 2,781,285 of the shares and sole dispositive power over 24,183,188 of the shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares. No one other person’s interest in the shares is more than 5% of the outstanding shares of the Company.
(15)	According to a Schedule 13G/A filed with the SEC on February 14, 2018, Paulson & Co. Inc. has sole voting and dispositive power over all such shares.

*	Percentage of Common Shares beneficially owned or over which control or direction is exercised is less than 1%.

As of March 18, 2019, there were approximately 617 registered holders of the Company’s Common Shares.

The Company has no knowledge of any other arrangements, including any pledge by any person of the Company’s securities, the operation of which may at a subsequent date result in a Change of Control of the Company.

Meetings of the Board and Board Member Attendance at Annual Meeting

During the fiscal year ended November 30, 2018, the Board held six meetings. None of the incumbent Directors attended fewer than 75% of the aggregate of the total number of Board meetings and meetings of the committees on which each Director serves.

Board members are not required to attend the annual general meeting; however, the following eleven Directors attended the Company’s annual meeting of shareholders held on May 4, 2018: Sharon Dowdall, Diane Garrett (nominee at the time), Thomas Kaplan, Gregory Lang, Gillyeard Leathley, Igor Levental, Kalidas Madhavpeddi, Gerald McConnell, Clynton Nauman, Rick Van Nieuwenhuyse and Anthony Walsh.

Legal Proceedings

Neither the Company nor any of its property is currently subject to any material legal proceedings or other adverse regulatory proceedings. We do not currently know of any material legal proceedings against us or our subsidiaries involving our Directors, proposed Directors, executive officers or Shareholders of more than 5% of our voting shares, affiliates of the Company, or any associate of any such Director, executive officer, affiliate of the Company or Shareholder, or any material interest adverse to the Company or our subsidiaries. None of our Directors, proposed Directors or executive officers has, during the past ten years, been involved in any material bankruptcy, criminal or securities law proceedings.

Family and Certain Other Relationships

There are no family relationships among the members of the Board or the members of senior management of the Company. There are no arrangements or understandings with customers, suppliers or others, pursuant to which any member of the Board or member of senior management was selected. As of March 18, 2019, Electrum held 84,569,479 Common Shares, representing approximately 26.00% of the Company’s issued and outstanding shares. Pursuant to the Unit Purchase Agreement dated December 31, 2008 between the Company and Electrum, the Company provided Electrum with the right to designate an observer at all meetings of the Company’s Board and any committee thereof so long as Electrum and its affiliates hold not less than 15% of the Company’s Common Shares. Electrum designated Igor Levental as its observer at the Company’s Board meetings. In July 2010, the Company appointed Igor Levental as a Director of the Company. In November 2011, Dr. Thomas Kaplan was appointed the Chairman of the Company’s Board. Dr. Kaplan is also the Chairman and Chief Executive Officer of The Electrum Group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's executive officers, Directors and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, Directors and such 10% Shareholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file. The Company believes all transactions required to be reported pursuant to Section 16(a) were timely reported by the Company's executive officers, Directors and greater than 10% Shareholders for the fiscal year ended November 30, 2018.

Interest of Certain Persons or Companies in Matters to be Acted Upon

Except as described in this Circular, no (i) person who has been a Director or executive officer of the Company at any time since the beginning of the Company’s last financial year, (ii) proposed nominee for election as a Director, or (iii) associate or affiliate of any of the foregoing persons, has any material interest, direct or indirect, in any matter to be acted upon at the Meeting.

compensation discussion & analysis

2018 Post-Proxy Season Shareholder Engagement

During our 2018 proxy season engagement campaign we contacted shareholders representing just over 80% of the Company’s shares. Subsequently, in August and September 2018, Company management invited 10 of the largest Shareholders whom were believed to have voted against the Company’s Say-on-Pay resolution to discuss executive compensation matters. The CEO did not participate in these meetings. Six of those shareholders representing approximately 14.65% of the Company’s outstanding shares responded. Two sent email responses, and four agreed to a telephonic meeting. We conducted a more extensive shareholder engagement campaign following our 2017 annual shareholder meeting that included members of our Compensation Committee (referred to in this Compensation Discussion & Analysis section as the “Committee”). We undertook these additional, enhanced engagement campaigns to ensure that changes to our executive compensation program incorporated feedback from our Shareholders. A summary of the key feedback received from Shareholders and the Company’s response to that feedback is contained in the following table:

Shareholder Feedback	Our Response
Top management is overcompensated

•  CEO base salary was frozen for the second year in a row; see Base Salary Increases for 2019 on page 40 below.

•  Eliminated the individual performance multiplier in the formula for long-term equity compensation, which had the effect of decreasing equity grants awarded to executives in 2018 and beyond versus previous years.

Two-year vesting period for stock options and performance share units (PSUs) is too short	• Extended the vesting period for stock option and PSU grants awarded in 2018 and beyond to three years.
Provide more information about annual company goals and achievement

•  Enhanced our description of annual company goals, including threshold, target and maximum achievement descriptions, under the Annual Incentive Plan heading on page 41. As the Company is in the project development phase, typical financial and production performance metrics available to producing companies are not yet available to NOVAGOLD.

Concerned about the lack of a double-trigger change in control provision in equity plans

•  Amended the Company’s 2004 Stock Award Plan (stock options) and 2009 Performance Share Unit Plan (PSUs) effective as of January 23, 2019 to include a double-trigger change in control provision in each; see the description of the 2004 Stock Award Plan and the description of the 2009 Performance Share Unit Plan on pages 76 and 78, respectively.

While we believe in rewarding our executive team for excellent job performance and successful achievement of company goals, we also believe that executive pay should include a significant component linked to long-term share price performance.

NOVAGOLD employees were instrumental in the achievement of important milestones relative to Donlin Gold and Galore Creek in 2018, including:

(i)	publication by the U.S. Army Corps of Engineers (the “Corps”) of the Donlin Gold final Environmental Impact Statement in April 2018,

(ii)	issuance of the Donlin Gold Record of Decision (ROD) by the Corps and the U.S. Bureau of Land Management in August 2018 – the first time a ROD was jointly issued by two federal agencies, and

(iii)	the sale of NOVAGOLD’s 50% interest in the Galore Creek copper-gold-silver project to Newmont Mining Corporation for up to $275 million.

Some highlights of the 2018 executive compensation program include:

•	In response to a decrease in Shareholder support of the Say-on-Pay advisory vote in 2017, an additional Shareholder engagement campaign involving Compensation Committee members was initiated, Shareholder feedback was collected, and changes to the executive compensation program were made;

•	PSUs with vesting tied to relative total shareholder return matured at the end of 2017 with no payout in 2018 due to failure to meet minimum performance criteria. This result demonstrates pay-for-performance alignment of the Company’s long-term equity compensation program;

•	Fewer PSUs and stock options were granted to the NEOs in 2018 for 2017 performance due to the elimination of the individual performance multiplier in the calculation of annual equity grants (had the individual performance multiplier for the NEOs of 130% been applied, the NEOs would have received 15% more PSU grants and 15% more stock option grants in 2018); and

•	The adoption of an Executive Compensation Clawback Policy in response to feedback from Shareholders.

Overview

The following section of the Circular presents information regarding the design, governance, and implementation of the Company’s compensation program. The Committee regularly reviews executive compensation. However, in response to the Company’s 2017 advisory vote on executive compensation approval rate, the Committee and management undertook an additional engagement program to solicit commentary from Shareholders following the 2017 annual meeting. The Committee took the opportunity to respond to the Shareholder feedback received during these meetings by modifying the 2018 executive compensation program in line with key recommendations made by Shareholders. Additionally, in August and September 2018 management conducted a shareholder engagement campaign to hear from Shareholders the Company believed voted against the Company’s 2018 advisory vote on executive compensation. In the following pages, we detail what we heard from Shareholders, our analysis of the feedback, and the changes we made in response.

During 2012, the Company implemented a fundamental restructuring which repositioned the Company as a pure gold play focused on permitting and developing its 50%-owned flagship property, Donlin Gold, one of the world's largest-known undeveloped open-pit gold deposits. The restructuring included the spinout to the Company’s Shareholders of Trilogy Metals Inc. (formerly known as NovaCopper Inc.), the hiring of Gregory Lang as President and CEO, and his recruitment of a new executive team with demonstrated experience in permitting, engineering, building and operating large, open-pit gold mines in remote locations.

Because of Donlin Gold’s unique attributes and the Company’s relationships with major international mining companies at both the Donlin Gold and Galore Creek properties, the Company designed its compensation program to attract, retain, and incentivize individuals who have experience with complex, large scale development properties and in senior management roles with large international mining companies.

The Board and management believe that every employee should be an owner of the Company because ownership is fundamental to aligning management’s and employees’ interests with those of the Shareholders. As a result, share-based compensation is an important component of the Company’s compensation program. In addition, the Company is committed to aligning management compensation with Shareholder interests through performance-based compensation. As Donlin Gold is in the development stage, the Company is not able to use typical operating company metrics (e.g., revenues, operating cash flow, production, costs, net income) as the basis for the performance-based components of its compensation program. The Committee worked extensively with management and with its compensation consultant, Mercer (Canada) Limited (“Mercer” or the “Compensation Consultant”), to define criteria for all aspects of the Company’s 2018 compensation program, in particular the performance-based compensation.

Compensation Governance

The Committee is a standing committee of the Board and is appointed by and reports to the Board, with a mandate to assist the Board in fulfilling its oversight responsibilities related to:

•	appointment, performance evaluation and compensation of the Company's CEO and other executive officers of the Company;

•	succession planning relating to the CEO, other executive officers and other key employees, including appointments, reassignments and terminations;

•	compensation structure for the CEO and other executive officers including annual, mid-term and long-term incentive plans involving share issuances or share awards;

•	determination of Director compensation; and

•	share ownership guidelines for the CEO, other executive officers and Directors.

The charter of the Committee is available at www.novagold.com under the Governance tab. More information regarding the responsibilities and operation of the Committee and the process by which compensation is determined are discussed starting on page 31 in “Statement of Executive Compensation” and on page 68 below under the heading “Non-Executive Director Compensation”.

For the year ended November 30, 2018, the Committee consisted of three independent Directors: Kalidas Madhavpeddi (Chair), Sharon Dowdall and Anthony Walsh. All current members of the Committee are non-executive Directors of the Company, satisfy all applicable independence standards of the NYSE American, and are “outside directors” as defined by Section 162(m) of the Internal Revenue Code. The Committee met seven times in the fiscal year ended November 30, 2018. More information regarding the qualifications of each of the members of the Committee is provided in “Information Concerning the Board of Directors and Executive Officers” above.

Compensation Committee’s Relationship with its Independent Compensation Consultant

The Committee has directly engaged Mercer to provide specific support to the Committee in determining compensation for the Company’s officers and Directors, including during the most recently completed fiscal year. Such analysis and advice from the Compensation Consultant includes, but is not limited to, executive compensation policy (for example, the choice of companies to include in the Peer Group (as defined below) and compensation philosophy), total compensation benchmarking for the NEOs, and incentive plan design. In addition, this support has also consisted of (i) the provision of general market observations throughout the year with respect to market trends and compensation governance issues; (ii) the provision of benchmark market data; and (iii) attendance at Committee meetings. Decisions made by the Committee, however, are the responsibility of the Committee and may reflect factors and considerations other than the information and recommendations provided by the Compensation Consultant. In addition to this mandate, the Compensation Consultant provides general employee compensation consulting services to the Company; however, these services are limited in size and scope and are of significantly lesser value than those provided related to executive officer and Director compensation.

The Committee Chair pre-approves a Statement of Work provided by the Compensation Consultant prior to the start of the annual executive officer and Director compensation reviews, or any other special project. The Statement of Work confirms the work that the Compensation Consultant is asked to complete and the associated fees. The Committee has assessed the independence of the Compensation Consultant pursuant to SEC rules and concluded that the Compensation Consultant’s work for the Committee does not raise any conflict of interest. The Committee regularly assesses the performance of the Compensation Consultant and may, from time to time, determine that obtaining competitive proposals is appropriate.

The fees paid to the Compensation Consultant for services performed in fiscal year 2018 were C$60,130 to assist the Committee in developing the Company’s compensation policies and programs. No other fees were paid to the Compensation Consultant for services provided to the Committee during the fiscal year ended November 30, 2018. In fiscal year 2017, Mercer was paid C$67,880 to perform similar services. The Compensation Consultant is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (MMC). Marsh Risk & Insurance Services (“Marsh”), an MMC affiliate, provides insurance broker services to the Company. The engagement of Marsh did not require or receive approval of the Board or the Committee. During the year ended November 30, 2018, Marsh billed the Company $99,575 for insurance brokerage services. With respect to the engagement of Mercer, the Committee considered various factors that may impact the independence of Mercer, including the amounts payable to Mercer and Marsh as described above, and whether any other relationships existed between Mercer or Marsh, on the one hand, and any executive officer of the Company or any member of the Board, on the other hand, and the Committee determined that a conflict of interest did not exist.

Risk Assessment of Compensation Policies and Practices

Annually, the Committee conducts a risk assessment of the Company’s compensation policies and practices as they apply to all employees, including all executive officers. The design features and performance metrics of the Company’s cash and stock-based incentive programs, along with the approval mechanisms associated with each, are evaluated to determine whether any of these policies and practices would create risks that are reasonably likely to have a material adverse effect on the Company.

As part of the review, the following characteristics of the Company’s compensation policies and practices were noted as being characteristics that the Company believes reduce the likelihood of risk-taking by the Company’s employees, including the Company’s officers and non-officers:

•	The Company’s compensation mix is balanced among fixed components such as salary and benefits, and variable components such as an annual incentive program opportunity and long-term performance-based incentives, including PSUs and stock options.

•	The Committee, under its charter, has the authority to retain any advisor it deems necessary to fulfill its obligations and has engaged the Compensation Consultant. The Compensation Consultant assists the Committee in reviewing executive compensation and provides advice to the Committee on an as-needed basis.

•	The annual incentive program for the executive management team, which includes each of the NEOs, is approved by the Board. Individual payments are based on a combination of quantitative and qualitative metrics, as well as discretionary factors.

•	Stock-based awards for all employees are recommended by the Committee and approved by the Board.

•	The Board approves the compensation for the President and CEO based upon a recommendation by the Committee, which is comprised entirely of independent Directors.

•	The nature of the business in which the Company operates requires some level of risk-taking to acquire reserves and to develop mining operations in the best interest of all stakeholders. Consequently, the executive compensation policies and practices have been designed to encourage actions and behaviors directed toward increasing long-term value while limiting incentives that promote excessive risk-taking.

Based on this assessment, the Committee concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Employees of NOVAGOLD, including NEOs, and Directors are not permitted to purchase financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the employee or Director. Additionally, the Company does not permit any employees or Directors to pledge Company securities to secure personal debts or loans.

Peer Group for 2018 Executive Compensation Planning

On August 8, 2017, the Committee retained the Compensation Consultant to assist the Committee in determining appropriate levels for each of the three main components of total direct compensation for the Company’s Directors and NEOs for fiscal year 2018. The Compensation Consultant’s work encompasses a review of the Company’s executive compensation philosophies relative to a comparable group of mining companies using the publicly available filings of these peer companies.

A compensation peer group of mining companies was developed using the following selection criteria:

•	Canadian and/or U.S. listed companies;
•	market capitalization and/or total assets similar to the Company;
•	gold, diversified metals and mining, or precious metals/minerals industry;
•	complexity of operation/business strategy relative to the Company; and
•	experienced, full-time executive team.

The Company considers the above selection criteria to be relevant because it results in a group of companies in our industry that are similar in size, operating jurisdictions and/or stage of development.

Based upon considerations of the selection criteria, stage of development and operating jurisdictions, the following peer group companies were selected:

All values in C$ millions (1)

Company Name	Market Cap. (2)	Total Assets (3)	Revenue (3)	GICS Description (4)	Primary Mining Location(s)	1-yr TSR (5) %	3-yr TSR (5) %	5-yr TSR (5) %
IAMGOLD Corp.	$3,853	$5,046	$1,413	Gold	Intl.	70	24	-8
Kirkland Lake Gold Ltd.	$3,405	$1,816	$783	Gold	Australia, Canada	52	40	4
Alamos Gold Inc.	$3,126	$3,146	$674	Gold	Canada, Mexico, Turkey, U.S.	13	5	-2
Detour Gold Corp.	$3,054	$3,098	$888	Gold	Canada	-41	8	-7
Hecla Mining Co.	$2,709	$3,059	$798	Silver	Canada, Mexico, U.S.	-5	18	0
New Gold Inc.	$2,691	$5,379	$930	Gold	Australia, Canada, Mexico, U.S.	-26	-13	-16
Centerra Gold Inc.	$2,185	$3,464	$1,453	Gold	Intl.	14	6	2
Coeur Mining Inc.	$2,041	$1,793	$919	Silver	Int.	-31	3	-18
Pretium Resources Inc.	$1,878	$2,142	Nil	Gold	Canada	-18	9	-7
Tahoe Resources Inc.	$1,864	$4,120	$1,193	Gold	Americas	-64	-39	-19
Torex Gold Resources Inc.	$1,682	$1,551	$507	Gold	Mexico	-30	6	3
SSR Mining Inc.	$1,559	$1,966	$668	Gold	Americas	-15	8	-2
MAG Silver Corp.	$1,267	$229	Nil	Silver	Mexico	-19	21	9

Company Name	Market Cap. (2)	Total Assets (3)	Revenue (3)	GICS Description (4)	Primary Mining Location(s)	1-yr TSR (5) %	3-yr TSR (5) %	5-yr TSR (5) %
Seabridge Gold Inc.	$869	$385	Nil	Gold	Canada	11	7	-1
Guyana Goldfields Inc.	$865	$597	$248	Gold	Guyana	-39	16	14
TMAC Resources Inc.	$744	$1,102	$6	Gold	Canada	-46	-	-
NOVAGOLD RESOURCES INC.	$1,747	$534	Nil	Gold	Canada, U.S.	-20	8	3
Percentile Rank	37	16	-			47	49	77

Data source: Mercer

(1)	Financial figures in U.S. dollars have been converted to CAD at the 36-month trailing exchange rate of $1.00 USD = $1.286 CAD as of August 31, 2017 as per the Bank of Canada.
(2)	Market capitalization as of August 31, 2017.
(3)	Most recently reported 12-month trailing revenue and quarterly assets.
(4)	S&P/JP Morgan Chase Global Industry Classification Code (GICS).
(5)	TSR denotes annualized Total Shareholder Return or change in share price adjusted for dividends for the 1, 3 and 5-year periods ended August 31, 2017.

(collectively, the “Peer Group”). Relative to the Peer Group, NOVAGOLD’s market capitalization was at the 37th percentile, and its asset value was at the 16th percentile as of August 31, 2017, which was near the time the Peer Group for 2018 executive compensation was selected.

Peer Group for 2019 Executive Compensation Planning

The Committee followed a similar process for the selection of the peer group for 2019 executive compensation planning in the second half of fiscal year 2018. The 2019 peer group is unchanged from the 2018 peer group.

Statement of Executive Compensation

This Compensation Discussion and Analysis describes and explains the significant elements of the Company’s executive compensation program which was implemented during fiscal year 2018 to attract, retain and incentivize the Company’s NEOs.

The Company’s NEOs during fiscal 2018 were:

•	Mr. Gregory Lang, President and CEO (CEO);

•	Mr. David Deisley, Executive Vice President (EVP) and General Counsel; and

•	Mr. David Ottewell, Vice President and CFO (CFO).

Mr. Deisley retired as the Company’s Executive Vice President and General Counsel on December 31, 2018.

Executive Compensation Philosophy

NOVAGOLD has a pay-for-performance philosophy and the compensation programs of the Company are designed to attract and retain executive officers with the talent and experience necessary for the success of the Company. As directed by the Committee, the Company has a compensation philosophy to pay above the median of its Peer Group companies to attract and retain above average executive talent. Factors which influence this policy include the large size and scale of the Company’s precious metals deposits as compared to those of our Peer Group companies and the acknowledgement that managing these resources requires an executive team with extensive experience and skills in advancing significant deposits into production. Additionally, the Company works with senior mining partners as it advances its complex, large-scale project and needs to attract and retain executives with specialized skills, knowledge and experience which come from working for and with large mining companies. Such skills and knowledge include the areas of geology, engineering, logistical planning, preparation of feasibility studies, permitting, regulation, mine construction and operation, government and community affairs, compliance, marketing, financing and accounting.

As part of its 2018 executive compensation planning, the Committee also referred to the compensation paid by senior mining companies to their incumbents in positions comparable to those held by the Company’s NEOs. Although not included in the Peer Group, the Committee also referenced the compensation packages of Goldcorp Inc., Kinross Gold Corporation, Barrick Gold Corporation and Newmont Mining Corporation, as (i) the NEOs have all previously worked for at least one of those senior mining companies and to measure the competitiveness of the Company’s compensation programs, and (ii) the Committee considers those companies as competitors for executive talent. No changes to the Company’s compensation programs were made as a result of the supplemental review of the compensation programs of these senior mining companies. Ultimately, the Peer Group companies were selected to reflect the fact that the Company’s assets are in the development stage.

The Committee evaluates each officer position to establish skill requirements and levels of responsibility. The Committee, after referring to market information provided by its independent Compensation Consultant, Mercer, and after considering the CEO’s recommendations for compensation of the Company’s other officers, makes recommendations to the Board regarding compensation for the officers. The Company regularly meets with its major Shareholders to discuss a variety of matters relevant to the Company. At the request of the Committee, the Company includes the issue of executive compensation in such discussions and provides feedback from the Shareholders to the Committee.

The Committee believes that the Company’s executive compensation program structure has been successful in achieving the goals set out in the Committee’s compensation philosophy, namely attracting and retaining above-average executive talent who have worked for and with large mining companies, and who have specialized skills, knowledge and experience necessary to advance the Company’s substantial and complex project. As such, the executive compensation program targets remained unchanged from 2017 to 2018. The Committee currently targets NEO compensation as follows:

•	Base Salary – 62.5th percentile of the Peer Group companies (as defined in the “Peer Group” section above);

•	Total Cash Compensation (base salary & annual incentive) – 62.5th percentile of the Peer Group companies; and

•	Total Direct Compensation (base salary, annual incentive & long-term incentive compensation) – 75th percentile of the Peer Group companies.

Executive Compensation Objectives and Elements

In establishing compensation objectives for the NEOs, the Committee seeks to accomplish the following goals:

•	Recruit and subsequently retain highly qualified executive officers by offering overall compensation that is competitive with that offered for comparable positions at Peer Group companies;

•	Incentivize executives to achieve important corporate and individual performance objectives and reward them when such objectives are met; and

•	Align the interests of executive officers with the long-term interests of Shareholders through participation in the Company’s stock-based compensation plans.

During 2018, the Company’s executive compensation package consisted of the following principal components: base salary, annual incentive cash bonus, various welfare plan benefits, 401(k) retirement account (“401(k)”) employer matching funds for U.S. NEOs, and long-term incentives in the form of stock options and Performance Share Units (PSUs).

The following table summarizes the different elements of the Company’s total compensation package for all employees, including the NEOs:

Compensation Element	Objective	Key Feature	Compensation Element “At-Risk”
Base Salary	Provide a fixed level of cash compensation for performing day-to-day responsibilities.	Base salary bands were created and are reviewed annually based on the 62.5th percentile of the Peer Group market data for base salary. Actual increases are based on individual performance.	No
Annual Incentive Plan	Reward for short-term achievement of corporate and individual goals.	Cash payments based on a formula. Each NEO has a target opportunity based on the 62.5th percentile of the Peer Group market data for total cash. Actual payout depends on performance against annual corporate and individual goals.	No
Stock Options	Align executives’ interests with those of Shareholders, encourage retention and reward long-term Company performance.	Calculations for awards are based on targets for each NEO determined by targeting the 75th percentile of the Peer Group market data for total direct compensation. Effective for 2018 grants, vesting periods for new stock option grants were extended from two to three years and have a five-year term.	Yes

Compensation Element	Objective	Key Feature	Compensation Element “At-Risk”
Performance Share Units	Align executives’ interests with those of Shareholders, encourage retention and reward long-term Company performance.	Calculations for grant amounts are based on targets for each NEO determined by targeting the 75th percentile of the Peer Group market data for total direct compensation. PSU grants cliff vest at the end of a performance period determined at the time of grant (starting with 2018 grants, the performance period was extended from two to three years) and actual payout, if any, depends upon performance against corporate goals as established by the Board at the time of grant.	Yes
Employee Share Purchase Plan	Encourage ownership in the Company through the regular purchase of Company shares from the open market.	Employees may contribute up to 5% of base salary and the Company matches 50% of the employee’s contribution.	No
Retirement Plans	Provide retirement savings.

401(k) – Company matches 100% of the U.S. employee’s contribution up to 5% of base salary, subject to applicable IRS limitations.

RRSP – Company matches 100% of the Canadian employee’s contribution up to 5% of base salary, subject to applicable CRA limitations.

No
Welfare Plan Benefits	Provide security to employees and their dependents pertaining to health and welfare risks.	Coverage includes medical, dental and vision benefits, short- and long-term disability insurance, life and AD&D insurance and an employee assistance plan.	No

Annual Compensation Decision-Making Process

Each year, the executive team establishes goals for the upcoming year that include key priorities and initiatives. The CEO presents these goals to the Committee and Board for consideration and approval.

The Company’s fiscal year 2019 corporate goals and weightings include:

Advance Donlin Gold Toward Construction/Production Decision: 60% Weight
Goal	Threshold (~70-90% rating)	Target (~90-110% rating)	Maximum (~110-150% rating)
Advance Donlin Gold permits and approvals	Issuance of lease and right-of-way package for all proposed mine, transportation, and pipeline corridor facilities on State lands

Issuance of lease and right-of-way package for all proposed mine, transportation, and pipeline corridor facilities on State lands and defend any appeals by third parties of any permits and approvals issued to date

Issuance of lease and right-of-way package for all proposed mine, transportation, and pipeline corridor facilities on State lands AND no successful appeal(s) by third parties of any permits and approvals issued to date; all authorizations remain in effect through the end of fiscal 2019
Donlin Gold tailings dam (field program, design, engineering, etc.)	Initiate and complete planning session for the execution of the tailings dam field program work plan to include scope of work, schedule, RFPs and identify appropriate permits to begin work	Obtain necessary permits, bid and award work packages, open camp, and commence field work program in summer 2019	Field work program commenced, summer tasks completed and continuing on schedule and on budget with the commencement of the winter program through end of fiscal 2019
Maintain Favorable Reputation Among Shareholders, Native Entities and Stakeholders: 25% Weight
Goal	Threshold (~70-90% rating)	Target (~90-110% rating)	Maximum (~110-150% rating)
Support stakeholder engagement initiatives of Donlin Gold	Align and complement efforts with Donlin Gold; maintain engagement with Calista and TKC. Finalize and implement Donlin Gold Stakeholder Engagement Plan (SEP)	Ensure completion of 80% of the stakeholder outreach activities identified in the Donlin Gold SEP	Ensure completion of 90% of the stakeholder outreach activities identified in the Donlin Gold SEP
Support community sustainable development (CSD) efforts by Donlin Gold	Fund proposed Donlin CSD initiatives and support implementation of CSD plan

Assist Donlin in achieving 4 of 8 CSD projects:

1) coordinate Bethel career fair; 2) support Academic Career Fair in Aniak through the EXCEL Alaska program; 3) emergency response training; 4) Elder Mentor Project; 5) Camp Kick Ash; 6) ANSEP school partnership; 7) Skiku skiing; 8) complete one environmental sustainability project in the Y-K region (e.g., follow-on waste backhaul or village solid waste management project)

Assist Donlin in achieving 6 of 8 CSD projects: 1) coordinate Bethel career fair; 2) support Academic Career Fair in Aniak through the EXCEL Alaska program; 3) emergency response training; 4) Elder Mentor Project; 5) Camp Kick Ash; 6) ANSEP School Partnership; 7) Skiku skiing; 8) initiate two or more environmental sustainability projects in the Y-K region (e.g., Kuskokwim River Intertribal Fish Commission, multiple waste and/or water system improvement projects)

Maintain Favorable Reputation Among Shareholders, Native Entities and Stakeholders: 25% Weight
Goal	Threshold (~70-90% rating)	Target (~90-110% rating)	Maximum (~110-150% rating)
Represent NOVAGOLD in Alaska Miners Association, Council of Alaska Producers	Participate in the AMA Anchorage Convention and one CAP meeting.

Participate in both AMA Conventions, the CAP Convention and all CAP meetings, attend AMA/CAP legislative resource day, participate in RDC annual meeting, take a leadership role in at least one major AMA/CAP initiative critical to Donlin Gold such as fish habitat permitting and salmon protection, instream flow reservations (IFRs/water rights, water quality standards regulations (Tier III and human health criteria)), CWA Section 404 compensatory mitigation requirements, severance taxes, streamlining state permitting programs, and broadly working with the new Alaska Administration to ensure programs, statutes, regulations and policies are supportive of responsible mining.

Participate in both AMA Conventions, the CAP Convention and all CAP meetings, attend AMA/CAP legislative resource day, participate in RDC annual meeting, take a leadership role in at least two major AMA/CAP initiatives critical to Donlin Gold such as fish habitat permitting and salmon protection, instream flow reservations (IFRs/water rights, water quality standards regulations (Tier III and human health criteria)), CWA Section 404 compensatory mitigation requirements, severance taxes, streamlining state permitting programs, and broadly working with the new Alaska Administration to ensure programs, statutes, regulations and policies are supportive of responsible mining.

Shareholder Engagement	Proxy circular shareholder engagement campaign results in 60% eligible voter turnout at AGM.	Proxy circular shareholder engagement campaign results in 70% eligible voter turnout at AGM and at least 70% of votes cast in support of all AGM proposals.	Proxy circular shareholder engagement campaign results in 80% eligible voter turnout at AGM and at least 80% of votes cast in support of all AGM proposals.
IR Program and Outreach	Reach out to 100% of top 20 shareholders during the year and engage with 70%. Maintain 12 out of 20 top shareholders and attract 2 additions to the holders who hold greater than 0.5 million shares.

Reach out to 100% of top 20 shareholders during the year and engage with 80%. Maintain 14 or more out of 20 top shareholders and attract 3 or more additions to the holders who hold greater than 0.5 million shares.

Reach out to 100% of top 20 shareholders during the year and engage with 90%. Maintain 16 or more out of 20 top shareholders and attract 4 or more additions to the holders who hold greater than 0.5 million shares.

Promote Strong Safety Culture: 10% Weight
Goal	Threshold (~70-90% rating)	Target (~90-110% rating)	Maximum (~110-150% rating)
Maintain strong safety focus at Donlin Gold	Participate in the development of a health and safety training program to be implemented prior to the commencement of any field work associated with the dam safety permitting. Monitor safety program implementation and execution and report on same to Board.	No lost time incidents and no more than 3 property damage claims (exceeding $2,000 per property damage claim)	No lost time incidents plus no more than 3 combined medical and/or property damage (exceeding $2,000 per property damage claim) incidents
Environmental	No more than one formal citation for non-compliance issued by a government agency. No more than one reportable spill.	No formal non-compliance citations by a government agency. No more than one reportable spill.	No formal non-compliance citations by a government agency. No reportable spills.
Safeguard Treasury: 5% Weight
Goal	Threshold (~70-90% rating)	Target (~90-110% rating)	Maximum (~110-150% rating)
Company Budget	Complete 2019 over budget by no more than 5% excluding payroll	Complete 2019 on budget	Complete 2019 under budget by 5% or better excluding payroll

Achievement of the foregoing strategic goals will be measured at the end of fiscal 2019 by assessing completion of the underlying tactical goals. Based upon the level of completion of the goals, performance ratings are determined for the Company by the Board and for each of the NEOs by the Committee. These Company and individual performance ratings are used in making decisions and calculations related to base salary increases and annual incentive payments.

The Board can exercise discretion in determining the appropriate performance rating for the Company and for the executive officers based on their evaluation of performance against goals set at the beginning of the year. The size of any payment or award is dependent on the Company and the individual performance ratings as determined by the Committee and Board. The ratings can range between 0% and 150%, with 100% being the target and 150% being the maximum.

The Committee makes a recommendation to the Board regarding the NEOs’ base salary and annual incentive payments. Stock option and PSU grants for NEOs are also approved by the Board and are based upon a fixed long-term incentive target for each NEO expressed as a percentage of the NEO’s base salary.

Base salary increases, if granted, are effective January 1 of each year and annual incentive payments are usually made shortly after the end of the fiscal year, which concludes each year on November 30.

The chart below illustrates the 2018 targeted and actual pay mix for the CEO and other NEOs. The actual 2018 pay mix is based on compensation earned in fiscal year 2018; however, the annual incentive amounts and long-term incentive amounts earned in 2018 were paid or awarded after the close of fiscal year 2018. The NEOs’ target pay mix remains unchanged from fiscal year 2018 to fiscal year 2019.

2018 TARGET PAY MIX

2018 ACTUAL PAY MIX

*	Mr. Deisley retired from the Company on December 31, 2018, and therefore, did not receive a long-term incentive award in 2019 for performance in fiscal year 2018.

Compensation Elements

After compiling information based on salaries, bonuses and other types of cash and equity-based compensation programs obtained from the public disclosure records of the Peer Group, the Compensation Consultant reported its findings and made recommendations to the Committee regarding compensation targets for Directors and NEOs.

The Committee has set the following compensation targets for the Company’s NEOs for the 2019 fiscal year, which were unchanged from fiscal year 2018:

•	CEO

o	Base Salary – 62.5th percentile of Peer Group
o	Annual Incentive Target – 100% of base salary
o	Long Term Incentive Target – 375% of base salary

•	CFO

o	Base Salary – 62.5th percentile of Peer Group
o	Annual Incentive Target – 80% of base salary
o	Long Term Incentive Target – 250% of base salary

In addition, our NEOs receive compensation in the form of Company-paid health and welfare benefits (medical, dental, vision, life, AD&D, short-term and long-term disability insurance) and a Company match on 401(k) and Employee Stock Purchase Plan contributions, which benefits are offered on par to all employees. Our NEOs are entitled to one paid executive physical per year, and Mr. Lang receives an auto allowance. The foregoing items of NEO compensation are reflected in the Summary Compensation Table on page 56 of this Circular.

Base Salary

Salaries for officers are determined by evaluating the responsibilities inherent in the position held and each individual’s experience and past performance, as well as by reference to the competitive marketplace for management talent at the Peer Group companies. The Committee refers to market information provided by the Compensation Consultant on an annual basis. The Compensation Consultant matches the executives to those individuals performing similar functions at the Peer Group companies. For the 2018 fiscal year, the Company set the 62.5th percentile of this market data as a target for base salaries.

As explained in the section "Executive Compensation Philosophy" above, the Company targets base salaries above the median of salaries paid by the Peer Group companies to assist in attracting and retaining the highly experienced people that the Company needs to be successful.

If an NEO is fully competent in their position, the NEO will be paid between 95% and 105% of the guidepost. Developing NEOs are generally paid between 80% and 94% of the guidepost and NEOs who are highly experienced and consistently perform above expectations can be paid between 106% and 120% of the guidepost.

NEO Base Salary Compared to Salary Band Guideposts

NEO	2018 Base Salary Compared to 2018 Salary Band Guidepost	Reason
Gregory Lang	Above: 114% of guidepost	Mr. Lang’s base salary is above the salary range guidepost for his role and level due to his past experience and current performance. Specifically, Mr. Lang brings his previous experience as President & CEO of Barrick U.S. Gold, his mine engineering and operations experience, his good reputation in the industry, and his excellent relationships with the Company’s stakeholders.
David Deisley	Above: 118% of guidepost	Mr. Deisley’s base salary is above the salary range guidepost for his role and level due to his experience and current performance. Mr. Deisley has significant previous experience as Executive Vice President and General Counsel of Goldcorp, as in-house and General Counsel of Barrick U.S. Gold, and he has cultivated good relationships with the Alaskan stakeholders in the Company’s Donlin Gold project. Additionally, Mr. Deisley is regarded as a human rights expert relative to the impact of large natural resource projects on indigenous people.
David Ottewell	At: 98% of guidepost	Mr. Ottewell’s base salary is approaching the salary range guidepost for his role and level as he has now served as the Company’s VP and CFO for six years. His current and past performance has been excellent, and his previous experience as the Vice President and Controller for Newmont Mining Corporation prepared him for the additional responsibilities incumbent upon the Vice President and CFO position at the Company.

Base Salaries for 2019

In response to Shareholder feedback received during the engagement campaigns conducted by management in the spring and fall of 2018, the Committee recommended and the Board approved a salary freeze for Mr. Lang for 2019. The Committee made its recommendation primarily because Mr. Lang’s base salary is nearing the high end of his pay band, and not as any reflection on the job performance of Mr. Lang.

The Board agreed with the Committee’s recommendations and approved the following base salaries to be effective as of January 1, 2019 for Mr. Lang and Mr. Ottewell. Mr. Deisley retired from the Company as of December 31, 2018:

NEO	Title	2018 Base Salary	2019 Base Salary	% Change
Gregory Lang	President & CEO	$759,700	$760,000	0.0%
David Ottewell	VP & CFO	$393,500	$405,300	3.0%

Annual Incentive Plan

At the end of each fiscal year, the Committee reviews individual performance and Company performance against the goals set by the Company for such fiscal year. The assessment of whether the Company’s goals for the year have been met includes, but is not limited to, considering the quality and measured progress at the Company’s development stage projects, strong safety record, protection of the Company’s treasury, corporate alliances and similar achievements.

The formula for determining NEO annual incentive payments each year is as follows:

STEP 1:	Company Performance Rating multiplied by 80% (A x B)	PLUS	Individual Performance Rating multiplied by 20% (C x D)
The sum of Step 1 is multiplied by:
STEP 2:	The NEO’s annual incentive target (%) E	MULTIPLIED BY	The NEO’s annual base salary ($) F

The Company performance component is weighted more heavily than the individual performance component in the formula above for each of the NEOs due to the level of influence the NEOs are expected to have over the Company’s performance.

Annual Incentive Payment for 2018

Annual incentive awards for 2018 were based on performance relative to goals set at the beginning of fiscal year 2018. Performance is measured in two areas: company and individual. Performance ratings for each area range from 0% to 150%, with 100% being the performance target and 150% being the maximum.

Discussions around Company goals for the following year commence during strategy sessions that begin in the fall of the preceding year. The NEOs, the other officers and some managers are involved in the strategy sessions. These Company goals are reviewed and approved by the Committee and Board. Individual goals flow down from the Company goals to ensure that everyone’s efforts are aligned with the goals and linked to the success of the Company.

The Company also focuses on setting goals around its core values which include safety, sustainability, accountability, communication, empowerment, integrity, respect and teamwork.

The 2018 Company goals included:

Advance Donlin Gold Toward Construction/Production Decision: 60% Weight
Goal	Threshold (~70-90% rating)	Target (~90-110% rating)	Maximum (~110-150% rating)	Achievement Description	Achievement Rating
Advance Donlin Gold state permits and approvals	Issuance of APDES and waste permits	APDES, waste permit, reclamation and closure plan approval, and fish habitat (Title 16) permits received	APDES, waste permit, reclamation and closure plan approval, fish habitat (Title 16) permits received, ADNR agreement on financial assurance, agreement on dam preliminary design package	APDES and fish habitat permits issued; draft waste permit and reclamation plan approval public notices and comment periods completed, finalized in Jan. 2019; financial assurance concept approved as proposed by Donlin Gold; draft approach including proposed field work plan for PDP submitted to ADNR, met with ADNR to review and verbal approval received. Received an 18-month PSD permit extension until Jun. 2020	125%
Advance Donlin Gold Federal Permits	Issuance of final EIS	Issuance of final EIS, Corps record of decision, CWA 404/10 permit, PHMSA record of decision	Issuance of final EIS, Corps record of decision, CWA 404/10 permit, PHMSA record of decision, BLM record of decision	PHMSA decision and special permit issued; combined Corps and BLM ROD – first ever joint ROD, significant support provided to agencies by Company and Donlin Gold to enable joint issuance. Important enough milestone to agencies to hold public signing ceremony. CWA Section 404/10 and BLM pipeline right-of-way approval issued on Aug. 13, 2018	150%
Continue to progress Donlin Gold project engineering and technical work	Advance stage scoping study in progress	Advance stage scoping study complete, stage gate development plan complete	Advance stage scoping study complete, stage gate development plan complete, commencement of PFS	Advance scoping study completed and report issued; stage gate development plan complete and included in advance scoping study report	90%

Maintain Favorable Reputation Among Shareholders, Native Entities and Stakeholders: 25% Weight
Goal	Threshold (~70-90%)	Target (~90-110%)	Maximum (~110-150%)	Achievement Description	Rating
2018 Galore Creek (“GC”) Care & Maintenance (C&M) Plan and other site work, community engagement	Complete GC C&M program; align and complement community efforts with GCMC and Teck; maintain engagement with Tahltan	Complete GC C&M program; align and complement community efforts with GCMC and Teck; maintain engagement with Tahltan; obtain permit amendments for Sus and Isba camp locations; implement project C&M management system	Complete GC C&M program; align and complement community efforts with GCMC and Teck; maintain engagement with Tahltan; obtain permit amendments for Sus and Isba camp locations; implement project C&M management system; remove 49 km camp on budget	Engagement with Tahltan continued; camp opened, training completed, field work commenced; budget secured for all items in maximum and target. Company’s interest in GC sold to Newmont in July 2018	100%
Tahltan Participation Agreement	Negotiation Agreement remains in place	Agreement extended with significantly amended financial terms	Agreement extended without significantly amended financial terms	Negotiation Agreement remains in place	Eliminated goal for scoring due to Galore Creek sale to Newmont
Outreach to current and new investors	Reach and engage with 70% of our top 20 shareholders during the year. Maintain 10 out of 20 top shareholders and attract 2 additions to the holders who hold greater than 0.5 million shares	Reach and engage with 80% of our top 20 shareholders during the year. Maintain 12 or more out of 20 top shareholders and attract 3 or more additions to the holders who hold greater than 0.5 million shares	Reach and engage with 90% of our top 20 shareholders during the year. Maintain 14 or more out of 20 top shareholders and attract 4 or more additions to the holders who hold greater than 0.5 million shares	Spoke with 19 of top 20 active fund manager shareholders – (95%); maintained 16 of 20 top shareholders; and attracted 3 new shareholders who hold greater than 0.5 million shares	125%

Maintain Favorable Reputation Among Shareholders, Native Entities and Stakeholders: 25% Weight
Goal	Threshold (~70-90%)	Target (~90-110%)	Maximum (~110-150%)	Achievement Description	Rating
Support stakeholder communication /sponsorship initiatives of Donlin Gold	Align and complement efforts with Donlin Gold; maintain engagement with Calista and TKC	Participate in strategic planning session; participate in 6 village visits; enhance social media collaboration with subsidiaries on sponsored events (e.g., Iditarod, Iron Dog, community visits, Aniak fair, TKC region meeting, Bethel High School Career Fair), Cleanup Greenup, and Summer water safety program, project-relevant news	Participate in strategic planning session; participate in 10 or more village visits; enhance social media collaboration with subsidiaries on sponsored events (e.g., Iditarod, Iron Dog, community visits, Aniak fair, TKC region meeting, Bethel High School Career Fair), Cleanup Greenup, Summer water safety program, project-relevant news	Company executives participated in 12 village visits; three DGLLC community outreach strategic planning sessions and risk assessment; retained and worked with an outside firm to develop post-EIS outreach program & community engagement plan for key stakeholders; enhanced social media outreach and media placements on the receipt of the ROD and key permits along with promoting sponsored events & activities; Calista and TKC lead 8 village visits in the Y-K region; and worked with contractor on completion of Chuathbaluk church restoration	115%

Maintain Favorable Reputation Among Shareholders, Native Entities and Stakeholders: 25% Weight
Goal	Threshold (~70-90%)	Target (~90-110%)	Maximum (~110-150%)	Achievement Description	Rating
Support Donlin Gold’s efforts to identify and address key stakeholders and community concerns	Fund proposed Donlin community outreach initiatives and work with Donlin Gold to develop strategic plan to map project stakeholders in region	Fund proposed Donlin community outreach initiatives and work with DGLLC to develop strategic plan to map project stakeholders in region and monitor whether opposed or supportive of project; participate in 6 of 11 meetings with the 2-5 key stakeholders in the following villages: Crooked Creek, Aniak, Chuathbaluk, Napaimute; Upper Kalskag, Lower Kalskag, Akiak, Kwethluk, Sleetmute, Stoney River, and Akiachak; participate in 3 of 5 meetings with AVCP, YKHC, BNC, ONC, and Bethel City Council; attend 1 of 3 public hearings on draft Alaska permits in Aniak, Bethel and Anchorage	Fund proposed Donlin community outreach initiatives and work with DGLLC to develop strategic plan to map project stakeholders in region and monitor whether opposed or supportive of project; participate in 8 of 11 meetings with the 2-5 key stakeholders in the following villages: Crooked Creek, Aniak, Chuathbaluk, Napaimute; Upper Kalskag, Lower Kalskag, Akiak, Kwethluk, Sleetmute, Stoney River, and Akiachak; participate in 4 of 5 meetings with AVCP, YKHC, BNC, ONC, and Bethel City Council; attend 1 of 3 public hearings on draft Alaska permits in Aniak, Bethel and Anchorage	Company executives attended the Anchorage public hearing on APDES and waste permits; Company executives met with key stakeholders (typically 3-5+) in extended visits to Crooked Creek, Aniak, Chuathbaluk, Napaimute; Upper Kalskag; and Lower Kalskag; Akiachak and Kwethluk; Company executives met with BNC management and participated in post Final EIS/ROD outreach meetings with other important stakeholder groups/organizations in the Y-K region, including the Tanana Chiefs Conference, the Nunavut Alaska Provisional Government, and the Western Interior Alaska Subsistence Regional Advisory Council	115%

Maintain Favorable Reputation Among Shareholders, Native Entities and Stakeholders: 25% Weight
Goal	Threshold (~70-90%)	Target (~90-110%)	Maximum (~110-150%)	Achievement Description	Rating
Support community sustainable development efforts by Donlin Gold	Fund proposed Donlin CSR initiatives and support implementation of CSR plan	Assist Donlin in achieving 4 of 7 CSR projects: Crooked Creek 14(c)(3) land selection; complete Chuathbaluk church restoration; coordinate Bethel career fair; support Academic Career Fair in Aniak through the EXCEL Alaska program; emergency response training; Elder Mentor Project; Cisco partnership with Kuspuk School District in Aniak	Assist Donlin in achieving 6 of 8 CSR projects: Crooked Creek 14(c)(3) land selection; complete Chuathbaluk church restoration; coordinate Bethel career fair; support Academic Career Fair in Aniak through the EXCEL Alaska program; emergency response training ; Elder Mentor Project; Cisco partnership with Kuspuk School District in Aniak; initiate one or more environmental sustainability projects in the Y-K region (e.g., Green Star, Kuskokwim River Intertribal Fish Commission)	Successfully completed 6 of 8 CSR projects as listed below: 1) Alaska Forum on the Environment (Green Star) backhaul project developed, funded, and completed for 7 Y-K villages; 2) Crooked Creek landfill clean-up/improvement project completed in October; 3) participated in the Bethel career fair; 4) funded Elder Mentor project; 5) received a new community investment federal grant for Excel Alaska; 6) emergency responder training completed in October	120%
Shareholder Engagement	Proxy circular shareholder engagement campaign results in 60% eligible voter turnout at AGM	Proxy circular shareholder engagement campaign results in 70% eligible voter turnout at AGM and at least 70% of votes cast in support of all AGM proposals	Proxy circular shareholder engagement campaign results in 80% eligible voter turnout at AGM and at least 80% of votes cast in support of all AGM proposals	AGM voter turnout was 82.2%. All directors and proposals except Say on Pay received at least 80% approval. Say on Pay received 77.41% approval. Company contacted 10 top shareholders who were believed to have voted against the 2018 Say on Pay proposal to get feedback for Board. Corresponded or spoke with 6 of the 10.	110%

Maintain Favorable Reputation Among Shareholders, Native Entities and Stakeholders: 25% Weight
Goal	Threshold (~70-90%)	Target (~90-110%)	Maximum (~110-150%)	Achievement Description	Rating
NOVAGOLD’s market coverage/profile	Maintain current coverage on Company	Get enhanced coverage from research analysts who currently cover Company or get one new analyst to cover Company	Get enhanced coverage from research analysts who currently cover Company and get one new analyst to cover Company	FBR B. Riley initiated coverage in December 2017; obtained more in-depth research from the three analysts (JPM, RBC and FBR) who cover the Company as a result of achieving key milestones; analyst site tour held in July 2018	115%
Represent NOVAGOLD in Alaska Miners Association, Council of Alaska Producers	Participate in the AMA Anchorage Convention and one CAP meeting	Provide support to CAP, RDC and coalition re: ‘Stand for Alaska’ initiative; participate in both AMA Conventions and the CAP Convention, and all CAP meetings	Provide support to CAP, RDC and coalition re: ‘Stand for Alaska’ initiative; participate in both AMA Conventions, the CAP Convention and all CAP meetings, attend AMA/CAP legislative resource day	Company executives: i) participated in CAP legislative resource day meetings; ii) one continued as board member of CAP; iii) continued to actively support Stand for Alaska campaign; iv) attended AMA convention in Fairbanks; v) supported AMA policy lobbying efforts at federal level (CWA, NEPA, CERCLA Section 108 litigation); vi) supported CAP policy comments on AK state issues; vii) one moderated roundtable on CWA Section 404 compensatory mitigation at AMA fall convention; viii) prepared AMA comments to State on revisions to State water quality standards; ix) assisted AMA in getting State to intervene supporting EPA in CERCLA 108 litigation; x) attended AMA and RDC meetings in November; and xi) presented at November RDC meeting	130%

Promote Strong Safety Culture: 10% Weight
Goal	Threshold (~70-90%)	Target (~90-110%)	Maximum (~110-150%)	Achievement Description	Rating
Maintain strong safety focus at both Donlin Gold and Galore Creek	No serious injuries that result in significant lost time	No lost time incidents	No lost time incidents plus no more than 3 combined total medical and/or property damage incidents	No Donlin Gold safety incidents. Electrical box fire at Galore Creek site (prop damage). No other property damage incidents and no medical or lost time incidents at Galore Creek through transfer to Newmont	120%
Safeguard Treasury: 5% Weight
Goal	Threshold (~70-90%)	Target (~90-110%)	Maximum (~110-150%)	Achievement Description	Rating
Monetize Galore Creek	If there is no sale transaction, maintain current 50% ownership in project and enhance project value by: participating on the project Technical Committee to further develop and execute the project work plan; participating on the GCMC Board on the project’s strategic direction; and matching Teck’s investment in the project	Engage with parties expressing an interest in Galore; constitute a Galore Creek Special Committee of the Board if appropriate	Complete a sale of the project at book value	Term sheet signed and Galore Creek Special Committee constituted. Share Purchase Agreement signed July 25, 2018 and transaction closed July 27, 2018 for $200 million guaranteed with another $75 million contingent upon a decision to construct the Galore Creek project. Post-closing ceremonial meeting held with Tahltan to transition NG’s ownership to Newmont; GCMC and Teck also participated	115%
Company Budget		Complete 2018 on budget	Complete 2018 under budget by 5% or better excluding payroll	Ended year ~2% under budget excluding payroll	100%

Safeguard Treasury: 5% Weight
Goal	Threshold (~70-90%)	Target (~90-110%)	Maximum (~110-150%)	Achievement Description	Rating
Project Finance		Maintain strong balance sheet; stay abreast of industry financing trends and opportunities; provide regular reports to Board on foregoing		Company executives attended SME Mining Finance Conference and KPMG Mining Executive Conference; balance sheet significantly improved with closing of sale of Company’s interest in Galore Creek	100%

The Committee and Board determined that overall the 2018 Company goals were successfully achieved at the levels as described above, and the resulting Company rating was 119%.

NEO Individual Performance Ratings

In establishing the individual performance ratings for 2018, the Committee considered the following factors with respect to each of the NEOs.

NEO	Fiscal Year 2018 Individual Performance Rating	2018 Performance Highlights
Gregory Lang	140%

• Publication of the Donlin Gold final Environmental Impact Statement in April 2018 and issuance of the joint Record of Decision in August 2018 by the U.S. Army Corps of Engineers and the U.S. Bureau of Land Management, marking completion of the Donlin Gold NEPA process. Mr. Lang exhibited excellent leadership of the executive team in this endeavor.

• Completed the sale of the Company’s interest in the Galore Creek project in July 2018 for total proceeds of up to $275 million

David Deisley	130%

• Played an integral role in the publication of the Donlin Gold final Environmental Impact Statement in April 2018 and issuance of the joint Record of Decision in August 2018 by the U.S. Army Corps of Engineers and the U.S. Bureau of Land Management, marking completion of the Donlin Gold NEPA process.

• Instrumental in completion of the sale of the Company’s interest in the Galore Creek project in July 2018 for total proceeds of up to $275 million

• Part of the ‘Stand for Alaska Vote No on 1’ team that successfully informed Alaskans about the Stand for Salmon ballot initiative that, if passed, could have made obtaining fish habitat and water-related permits for Donlin Gold difficult or impossible to secure. The initiative failed at the polls in November 2018.

• Lead role in NOVAGOLD’s government relations program

David Ottewell	130%

• Lead role in safeguarding the Company’s treasury, ending fiscal 2018 2% under budget

• Instrumental in completion of the sale of the Company’s interest in the Galore Creek project in July 2018 for total proceeds of up to $275 million

• Worked to ensure continued strong internal controls over financial reporting and to reinforce Company cybersecurity controls

The following table describes the 2018 annual incentive payment calculation for NEOs that was paid in fiscal year 2019 based on performance in 2018 applying the formula to the columns below as follows:

((A x B) + (C x D)) x (E x F) = G

	A	B	C	D	E	F	G
nEO	2018 Company		2018 Individual		Annual Incentive Target (as a % of annual base salary)	2018 Annual Base Salary	2018 Annual Incentive payment
	Weight	Performance Rating	Weight	Performance Rating
Gregory Lang	80%	119%	20%	140%	100%	$759,700	$935,350
David Deisley	80%	119%	20%	130%	80%	$355,350	$344,547
David Ottewell	80%	119%	20%	130%	80%	$393,500	$381,538

The foregoing table shows the actual annual incentive payment made to each NEO for their performance in 2018 in column G. The table in the section titled "Grants of Plan-Based Awards" below displays the target and maximum annual incentive payouts available to each NEO for fiscal year 2018.

Stock-Based Incentive Plans (Long-Term Incentives)

Stock-based grants are generally awarded to officers at the commencement of their employment and periodically thereafter. Annual grants of stock options and/or PSUs are made based on a target percentage of base salary for each NEO. The purpose of granting stock options and/or PSUs is to assist the Company in compensating, attracting, retaining and motivating directors, officers, employees and consultants of the Company and to closely align the personal interests of such persons to those of the Shareholders. These equity vehicles were chosen because the Company believes that these vehicles best incentivize the team to focus their efforts on increasing Shareholder value over the long-term.

The Committee targeted the 75th percentile of the total direct compensation data provided by the Compensation Consultant for the NEOs. The Company uses two different plans for stock-based grants for its NEOs: the Stock Award Plan (stock options) and the PSU Plan. The percentage of stock options versus PSUs granted is determined by the Committee for each grant. The Company’s Stock Award Plan was adopted on May 11, 2004, and the PSU Plan was adopted on May 26, 2009. The Stock Award Plan is for the benefit of the officers, Directors, employees and consultants of the Company or any subsidiary company, and the PSU Plan is for the benefit of the officers, employees and consultants of the Company or any subsidiary company. Stock options granted to the NEOs pursuant to the Stock Award Plan for performance in 2018 have a five-year life and vest over three years: 1/3 on the first anniversary of the grant date, 1/3 on the second anniversary of the grant date, and 1/3 on the third anniversary of the grant date. PSUs granted to the NEOs pursuant to the PSU Plan as of the date hereof generally have a three-year performance period between the grant date and the maturity date, when a vesting determination is made.

Stock-Based Grants

Feedback from Shareholders received during 2017 and 2018 has resulted in changes to stock-based grants made in fiscal years 2018 and 2019:

Following the proxy season and post-proxy season shareholder engagement campaigns conducted in 2018, the Committee recommended, and in January 2019 the Board approved, an amendment to the 2004 Stock Award Plan and to the 2009 Performance Share Unit Plan to include a double-trigger for accelerated vesting of awards under those plans in the event of a change of control.

In response to Shareholder feedback received during the engagement campaign conducted by management and members of the Committee following the 2017 Meeting, the Committee recommended, and the Board approved two significant changes to stock-based grants made in 2018:

1)	Elimination of the individual performance multiplier in the formula used to calculate each NEO’s annual stock-based grants. This change generally has the effect of lowering the number of stock options and PSUs awarded to NEOs as the NEOs have historically received individual performance ratings of over 100%, and

2)	Extending the vesting period (in the case of stock options) and the performance period (in the case of PSUs) from two years to three years.

The value of each NEO’s long-term incentive (LTI) award is calculated as follows:

The NEO’s annual base salary ($)	MULTIPLIED BY	LTI Target %

Half of the resulting LTI award value is then divided by the Black-Scholes value of the Company’s Common Shares at fiscal year-end to arrive at the number of stock options to be granted. Inputs used in the Black-Scholes valuation model include the Company’s historical stock price to determine the stock’s volatility, the expected life of the option, which is based on the average length of time similar option grants in the past have remained outstanding prior to exercise, and the vesting period of the grant.

The remaining half of the LTI award value is divided by the closing price of the Company’s Common Shares on the NYSE American at fiscal year-end to determine the number of PSUs to be granted.

The Board of Directors approved the grant of 1,303,600 stock options and 522,100 PSUs in aggregate to Mr. Lang and Mr. Ottewell effective December 1, 2018, in recognition of their performance during fiscal year 2018. Mr. Deisley retired from the Company on December 31, 2018 and as a result did not receive any stock-based grants on December 1, 2018. These grants comprise 50% of each NEO’s LTI award value in stock options and 50% in PSUs.

The PSUs granted to the NEOs on December 1, 2018 will mature in three years on or about December 1, 2021. The Committee anticipates that future PSU grants to the NEOs will mature over three years. The number of PSUs vesting for each NEO granted for 2018 performance will be based on the Company’s Common Share price performance relative to the share price performance of the S&P/TSX Global Gold Index between the PSU grant date and December 1, 2021 (the “Performance Period”). The Committee has determined that applying other types of performance criteria to the PSUs based upon Company revenues or production targets is inappropriate at this time as the Company’s assets are in the development stage. The Company’s share price performance over the Performance Period will be converted to a percentage relative to the share price performance of the S&P/TSX Global Gold Index over the same Performance Period. The table below sets out the adjustment factors for determining the number of PSUs that will vest on or shortly after the maturity date upon the Committee’s certification of the Company’s share price performance relative to that of the S&P/TSX Global Gold Index over the applicable Performance Period:

Company’s Share Price Relative to the S&P/TSX Global Gold Index Over the Performance Period	PSU Vest %*
Greater than 25%	150%
25%	150%
20%	140%
15%	130%
10%	120%
5%	110%
0%	100%
-5%	90%
-10%	80%
-15%	70%
-20%	60%
-25%	50%
Less than -25%	Payout subject to Board discretion

*In the event the Company’s share price return is negative over the Performance Period, vesting shall be capped at 100%.

Stock options granted to the NEOs in fiscal year 2019 based on performance in fiscal year 2018 represented approximately 0.4% of the total Common Shares issued and outstanding as of November 30, 2018. PSUs granted to the NEOs in fiscal year 2019 based on performance in fiscal year 2018 represented approximately 0.16% of the total Common Shares issued and outstanding as of November 30, 2018. Stock options granted to all Company Directors, employees and service providers in fiscal year 2019 based on performance in fiscal year 2018 represented approximately 0.85% of the total Common Shares issued and outstanding as of November 30, 2018. PSUs granted to all Company employees and service providers in fiscal year 2019 based on performance in fiscal year 2018 represented approximately 0.25% of the total Common Shares issued and outstanding as of November 30, 2018.

The following table describes the long-term incentive awards to NEOs granted in fiscal 2019 based on performance in fiscal 2018:

NEO	Long-term Incentive Target (as a % of Base Pay) %	Stock Option Grant #	Stock Option Grant as % of Total Shares Outstanding (1) %	Stock Option exercise Price $	PSU Grant #	PSU Grant as % of Total Shares Outstanding (1) %
Gregory Lang	375	969,000	0.30	3.67	388,100	0.12
David Ottewell	250	334,600	0.10	3.67	134,000	0.04

(1)	As of November 30, 2018, the Company had a total of 323,222,840 Common Shares issued and outstanding.

Executive Share Ownership

In order to align the interests of the Company’s senior executives with those of its Shareholders, the Company implemented share ownership guidelines for its senior executives in April 2009. Under the guidelines, a senior executive can satisfy the applicable share ownership requirement by holding Common Shares. Stock options and unvested PSUs do not count toward this requirement. Pursuant to the guidelines, senior executives must meet their share ownership requirements within five years of becoming a senior executive. There are no equity holding period requirements.

For the President and CEO, the share ownership requirement is that amount equal to the value of three times his annual base salary. In the case of the CFO and EVP, the share ownership requirement is that amount equal to the value of two times their annual base salary and, in the case of other executives, their annual base salary.

Fiscal Year End NEO Share Ownership

The following table outlines the aggregate value of the Common Shares held by each NEO employed by the Company as of November 30, 2018.

NEO	Eligible Share Holdings (Common Shares) #	Share Ownership Guidelines
		Requirement $		Proportion of Requirement Met (1) %
Gregory Lang	1,363,158	3 X base salary	2,279,100 (2)	220
David Deisley	697,584	2 X base salary	947,600 (3)	270
David Ottewell	498,445	2 X base salary	787,000 (4)	232

(1)	Based on the closing Common Share price on the NYSE American on November 30, 2018 of $3.67.
(2)	Based on Mr. Lang’s annual salary effective January 1, 2017. Mr. Lang has until January 1, 2022 to meet the share ownership requirement equal to $2,279,100. Mr. Lang’s annual salary remained unchanged from 2017 to 2019.
(3)	Based on Mr. Deisley’s full-time equivalent annual salary effective January 1, 2017. Mr. Deisley had until January 1, 2022 to meet the share ownership requirement equal to $947,600. Mr. Deisley’s annual salary remained unchanged from 2017 to 2018. Mr. Deisley retired as the Company’s Executive Vice President and General Counsel effective December 31, 2018.
(4)	Based on Mr. Ottewell’s annual salary effective January 1, 2018. Mr. Ottewell has until January 1, 2023 to meet the share ownership requirement equal to $787,000. Mr. Ottewell received a subsequent annual salary increase effective January 1, 2019 and has until January 1, 2024 to meet the share ownership requirement associated with his 2019 annual salary.

Retirement Plans

The purpose of the Company’s retirement plans is to assist eligible employees with accumulating capital toward their retirement savings. The Company has a RRSP plan for Canadian employees, whereby employees may contribute a portion of their base pay and receive a dollar for dollar match from the Company of up to 5% of their base pay, subject to CRA limitations. The Company has a 401(k) retirement savings plan for U.S. employees whereby employees may contribute a portion of their pay and receive a dollar for dollar match from the Company of up to 5% of their pay, subject to IRS limitations.

Benefits

The Company’s benefit programs provide employees with health and welfare benefits. The programs consist of medical, dental, vision, life, disability and accidental death and dismemberment insurance, and an employee assistance plan. The only benefits that NEOs receive beyond those provided to other employees is eligibility for a paid annual executive physical, and Mr. Lang receives an auto allowance.

Advisory Vote on Executive Compensation

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, the Company is asking you pursuant to this Circular to consider and, if deemed advisable, pass a non-binding resolution approving the compensation of the Company’s NEOs as disclosed herein (the “Executive Compensation Resolution”). See the “Non-Binding Advisory Vote on Executive Compensation” section under Additional Matters to be Acted Upon on page 10 in this Circular. At the Company’s annual meeting of shareholders held on May 4, 2018, approximately 77% of votes cast indicated approval of an advisory say-on-pay proposal with respect to the 2017 fiscal year compensation of the Company’s NEOs.

Compensation Committee Report

The Committee has reviewed and discussed with management the Company's Compensation Discussion and Analysis included herein. Based on such review and discussions, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the year ended November 30, 2018 and the Company's Circular for the year ended November 30, 2018.

Submitted by the following members of the Compensation Committee of the Board of Directors:

Kalidas Madhavpeddi, Chair

Sharon Dowdall

Anthony Walsh

TABULAR DISCLOSURE OF EXECUTIVE COMPENSATION

Summary Compensation Table

The summary compensation table below sets out NEO compensation, including annual salary earned, incentive awards granted, and all other compensation earned, during the fiscal years ended November 30, 2018, 2017 and 2016. Additional information on the components of the total compensation package, including a discussion of the proportion of each element to total compensation, is discussed above under "Compensation Discussion & Analysis".

Name and Principal Position	Fiscal Year	Salary $	Stock Awards (1) $	Option Awards (2) $	Non-Equity Incentive Plan Compensation (3) $	All Other Compensation (4) $	Total Compensation $
Gregory Lang, President and CEO	2018 2017 2016	759,700 758,158 739,108	1,431,574 1,919,054 1,860,539	1,424,359 1,774,655 2,056,474	935,350 926,834 770,848	50,441 50,086 49,275	4,601,424 5,428,787 5,476,244
David Deisley, Executive Vice President & General Counsel (5)	2018 2017 2016	355,350 364,254 461,258	446,496 810,805 725,148	444,143 749,256 801,639	344,547 346,822 386,029	23,494 23,388 25,489	1,614,030 2,294,525 2,399,563
David Ottewell, Vice President and CFO	2018 2017 2016	392,392 379,125 366,267	477,449 643,802 571,001	475,149 595,383 630,973	381,538 371,075 306,769	24,420 23,760 23,153	1,750,948 2,013,145 1,898,163

(1)	Amounts are based on the grant date fair value, calculated in accordance with FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”), utilizing the assumptions discussed in Note 13 to the Company’s consolidated financial statements for the fiscal year ended November 30, 2018.
(2)	Amounts are based on the grant date fair value, calculated in accordance with ASC 718, utilizing the assumptions discussed in Note 13 to the Company’s consolidated financial statements for the fiscal year ended November 30, 2018. Option-based awards granted during the years ended November 30, 2016, 2017 and 2018 include vested and unvested amounts.
(3)	Annual incentive payments were made subsequent to fiscal year-end.
(4)	Amounts in fiscal year 2018 include:
•	For Mr. Lang, $13,765 in 401(k) Company matching contributions, $18,993 in ESPP Company matching contributions, $834 in Company-paid life insurance premiums, $15,000 for auto allowance and $1,850 for a Company-paid executive physical.
•	For Mr. Deisley, $13,765 in 401(k) Company matching contributions, $8,884 in ESPP Company matching contributions and $845 in Company-paid life insurance premiums.
•	For Mr. Ottewell, $13,765 in 401(k) Company matching contributions, $9,810 in ESPP Company matching contributions and $845 in Company-paid life insurance premiums.
(5)	Mr. Deisley retired as the Company’s Executive Vice President and General Counsel effective December 31, 2018.

Grants of Plan-Based Awards in Fiscal 2018

The following table provides information related to plan-based awards granted to our NEOs during fiscal year 2018 based on performance in fiscal 2017.

Grants of Plan-Based Awards
NEO	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares of Stock or Units #	All Other Option Awards: Number of Securities Underlying Options (3) #	Exercise or Base Price of Option Awards $/Sh	Grant Date Fair Value of Stock and Option Awards (4) $
		Target $	Maximum $	Target #	Maximum #
Gregory Lang	01-Dec-2017			370,000	555,000	-	1,047,400	3.85	3,269,028
		759,700	1,139,550			-	-	-	-
David Deisley	01-Dec-2017			115,400	173,100	-	326,600	3.85	1,019,451
		284,280	426,420			-	-	-	-
David Ottewell	01-Dec-2017			123,400	185,100	-	349,400	3.85	1,090,402
		304,160	456,240			-	-	-	-

(1)	Annual Incentive Plan estimated payments based upon performance targets for fiscal year 2018. The Annual Incentive Plan does not provide a threshold or minimum payout.
(2)	The performance criteria for Performance Share Unit Awards granted December 1, 2017 will be measured and paid out as follows: one-half of the PSUs will be measured and paid out in December 2019, and the remaining half will be measured and paid out in December 2020, depending upon the level of achievement during the respective performance periods. The PSU Plan does not provide a threshold or minimum payout.
(3)	Grants under the Stock Award Plan.
(4)	Amounts are based upon the grant date fair value, calculated in accordance with ASC 718, utilizing the assumptions discussed in Note 13 to the Company’s consolidated financial statements for the fiscal year ended November 30, 2018.

No stock option awards were re-priced during fiscal year 2018.

Outstanding Equity Awards at Fiscal Year-End

The following table sets out information concerning all option-based and share-based awards outstanding for each NEO as of November 30, 2018.

NEO	Option-Based Awards (1)					Share-Based Awards
	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Option Exercise Price	Option Expiration Date	Value of Unexercised in-the-money Options (2) $	Number of Unearned Shares, Units or Other Rights that have not Vested #	Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested (3) $
Gregory Lang	1,465,150	-	C$2.90	06-Jan-2019	2,203,067
	1,414,750	-	C$3.18	30-Nov-2019	1,829,464
	1,503,800	-	C$5.02	30-Nov-2020	-
	741,200	370,600	$4.58	30-Nov-2021	-
	-	1,047,400	$3.85	30-Nov-2022	-
						388,400	1,425,428 (4)
						370,000	1,357,900 (5)
David Deisley	400,000	-	C$2.90	06-Jan-2019	601,459
	397,950	-	C$3.18	30-Nov-2019	514,603
	586,200	-	C$5.02	30-Nov-2020	-
	312,933	156,467	$4.58	30-Nov-2021	-
	-	326,600	$3.85	30-Nov-2022	-
						164,000	601,880 (4)
						115,400	423,518 (5)
David Ottewell	446,400	-	C$3.18	30-Nov-2019	577,256
	461,400	-	C$5.02	30-Nov-2020	-
	248,666	124,334	$4.58	30-Nov-2021	-
	-	349,400	$3.85	30-Nov-2022	-
						130,300	478,201 (4)
						123,400	452,878 (5)
(1)	The option-based awards listed in this table vest as follows: 1/3 on the Grant Date, 1/3 on the first anniversary of the Grant Date, and 1/3 on the second anniversary of the Grant Date; or 1/3 on the first anniversary of the Grant Date, 1/3 on the second anniversary of the Grant Date, and 1/3 on the third anniversary of the Grant Date.
(2)	Based on the price of the Company’s Common Shares on the: i) TSX as of November 30, 2018 of C$4.90 less the option exercise price, or ii) NYSE American as of November 30, 2018 of $3.67 less the option exercise price, as applicable. Canadian amounts were converted to US dollars using the November 30, 2018 exchange rate of C$1.3301 = US $1.00 as quoted by The Bank of Canada.
(3)	Based on the price of the Company’s Common Shares on the NYSE American as of November 30, 2018 of $3.67. The Payout Value assumes that these PSUs are paid out at 100% of the grant amount.
(4)	The performance period for these PSUs ended on November 30, 2018. Subsequent to November 30, 2018, it was determined that these PSUs would vest and be paid out at 82% of the grant amount.
(5)	The performance period for one-half of these PSUs is scheduled to end on November 30, 2019, and the performance period for the remaining half of these PSUs is scheduled to end on November 30, 2020. The payout, if any, is scheduled to be made on or after December 1, 2019 for one-half, and on or after December 1, 2020 for the remaining half, as applicable.

Option Exercises and Stock Vested in Fiscal 2018

The following table provides information regarding stock that vested from PSU grants during fiscal 2018 and stock options that were exercised by the Company’s NEOs during fiscal 2018. Stock award value is calculated by multiplying the number of vested PSUs by the market value of the underlying shares on the vesting date.

NEO	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (1) #	Value Realized on Exercise $	Number of Shares Acquired on Vesting (2) #	Value Realized on Vesting $
Gregory Lang	510,000	752,282	-	0
David Deisley	350,000	476,924	-	0
David Ottewell	577,300	1,016,773	-	0
(1)	A portion of these shares were withheld to cover the exercise price of the options.
(2)	PSU grants made on December 1, 2015 matured on December 1, 2017; however, the minimum performance criterion was not achieved and none of the PSU grants were paid out as a result.

Realized and Realizable Pay (Supplemental Table)

To facilitate the Shareholders’ comparison of executive pay and performance, the Company is also disclosing the average annual “realized” and “realizable” compensation, as well as the total annual “realized” and “realizable” compensation, over the last five fiscal years for our CEO and all other NEOs. Realized and realizable compensation are calculated similarly as described in the table below, but those amounts differ from the amounts in the “Summary Compensation Table” shown on page 56, prepared as required by the SEC. Realized and realizable compensation provide additional representations of executive compensation, but are not a substitute for the “Summary Compensation Table”. Summary compensation table compensation (SCT), realized compensation and realizable compensation in the charts below includes the following elements of compensation found in the “Summary Compensation Table,” however, the valuation methodology of certain of these elements differs, as noted below:

Compensation type	SCT	Realized	Realizable
Base Salary	• This value is equivalent to the aggregate value in the “Summary Compensation Table”
Bonus (Annual incentive plan)	• This value is equivalent to the aggregate value in the “Summary Compensation Table”
PSUs	• The value of the unvested award calculated in accordance with ASC 718.	• The value of such awards at vesting shown in the year of the award grant rather than the year of vesting and payout.	• The realized value, if any, plus, for unvested awards, the value based on the price of the Company’s Common Shares on the NYSE American as of November 30, 2018 of $3.67 and assuming a performance multiplier of 1.0x the grant amount.
Option awards	• The value of the unvested award calculated in accordance with ASC 718.	• The value received upon exercise shown in the year of the option grant rather than the year of exercise.	• The realized value, if any, plus, for unexercised options, the value based on the price of the Company’s Common Shares on: i) the TSX as of November 30, 2018 of C$4.90 less the option exercise price and converted at C$1.3301 = US$1.00, or ii) the NYSE American as of November 30, 2018 of $3.67 less the option exercise price, as applicable.

As shown in the chart below, realized compensation for our CEO and the other NEOs was lower than the five-year average annual compensation reported in the “Summary Compensation Table” (excluding “All Other Compensation”) primarily due to the time required for vesting and exercise of option awards and due to the time required for vesting and payout of PSU awards. Beginning in fiscal year 2018, the time between grant and vesting for option awards and PSU awards was extended to three years; option and PSU awards made prior to fiscal year 2018 vested over two years. The portion of average annual realizable compensation related to option awards was negatively impacted by subsequent decreases in the price of the Company’s Common Shares, impacting option awards made in fiscal years 2016 and 2017. Additionally, the elimination of the performance multiplier in the formula to calculate long-term incentive value, which is used to determine the number of PSUs and options granted to each NEO, resulted in a decrease in PSUs and option grants made in fiscal year 2018.

Other NEOs
Average Annual Compensation
Fiscal Years 2014 - 2018
$ thousands
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$1,273
$1,347
$739
$780
$619
$1,016
$739
$780
$845
$1,408
$739
$780
Summary Compensation Table
Realized Compensation
Realizable Compensation
Base Salary
Annual Incentive
PSUs
Option Awards

CEO
Annual Compensation

10,000
9,000
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
-
$ thousands

	2014	2015	2016	2017	2018
SCT	5,825	5,160	5,425	5,379	4,551
Realized	8,645	4,577	1,510	1,685	1,695
Realizable	8,645	6,406	1,510	3,110	3,053

Other NEOs
Annual Compensation

8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
-
$ thousands

	2014	2015	2016	2017	2018
SCT	4,660	4,206	4,247	4,261	3,317
Realized	6,979	4,336	1,520	1,461	1,474
Realizable	6,979	5,463	1,520	2,541	2,350

Realized pay and realizable pay in 2014 is the same for the CEO and other NEOs as all outstanding option awards have vested and were exercised, and all PSU awards were vested and paid out at 140% of the grant amount as the target performance criterion was exceeded. The 2014 realized pay and realizable pay amounts represent the actual value ultimately received by the CEO and other NEOs for salary, annual incentive, and options and PSUs granted during fiscal year 2014. The realized value attributable to options and PSUs granted in fiscal year 2014 were received in fiscal years 2016 and subsequent years.

CEO Pay Ratio – 10.98 to 1

We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance shareholder value. We are committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay of our executive officers and the pay of our non-executive employees. The Compensation Committee reviewed a comparison of our CEO’s annual total compensation in fiscal year 2018 to that of all other Company employees for the same period. The calculation of annual total compensation of all employees was determined in the same manner as the “Total Compensation” shown for our CEO in the "Summary Compensation Table" on page 56 of this Circular. Pay elements that were included in the annual total compensation for each employee are:

•	salary received in fiscal year 2018
•	annual incentive payment received for performance in fiscal year 2018
•	grant date fair value of stock option and PSU awards granted in fiscal year 2018
•	Company-paid 401(k) Plan or RRSP match made during fiscal year 2018
•	Company-paid ESPP match made during fiscal year 2018
•	Company-paid life insurance premiums during fiscal year 2018
•	Auto allowance paid in fiscal year 2018
•	Reimbursement for Company-paid executive physical during fiscal year 2018

Our calculation includes all employees as of November 30, 2018. We applied a Canadian to U.S. dollar exchange rate to the compensation elements paid in Canadian currency.

We determined the compensation of our median employee by: (i) calculating the annual total compensation described above for each of our employees, (ii) ranking the annual total compensation of all employees except for the CEO from lowest to highest (a list of 12 employees), and (iii) since we have an even number of employees when not including the CEO, determining the average of the annual total compensation of the two employees ranked sixth and seventh on the list (“Median Employee”).

In adopting the pay ratio rule, the SEC expressly sought to provide flexibility to each company to determine the methodology that best suits its own facts and circumstances. Our pay ratio should not be compared to other companies’ pay ratios, because it is based on a methodology specific to the Company, and certain material assumptions, adjustments and estimates have been made in the calculation of the pay ratio.

The annual total compensation for fiscal year 2018 for our CEO was $4,601,424 and for the Median Employee was $419,087. The resulting ratio of our CEO’s pay to the pay of our Median Employee for fiscal year 2018 is 10.98 to 1.

Performance Graph

The following graph depicts the Company’s cumulative total Shareholder returns over the five most recently completed fiscal years assuming a C$100 investment in Common Shares on November 29, 2013, compared to an equal investment in the S&P/TSX Composite Index (TSX ticker: ˄TSX) and in the S&P/TSX Global Gold Index (TSX ticker: ˄TTGD) on November 29, 2013. The Company does not currently issue dividends. The Common Share performance as set out in the graph is not indicative of future price performance.

C$	2014	2015	2016	2017	2018
Value based on C$100 invested in the Company on November 29, 2013	129	204	250	203	199
Value based on C$100 invested in the S&P/TSX Composite Index on November 29, 2013	113	107	123	135	132
Value based on C$100 invested in the S&P/TSX Global Gold Index on November 29, 2013	90	80	122	124	107

Pension Benefits and Nonqualified Deferred Compensation

The Company has no pension and no plans that provide for nonqualified deferred compensation to its NEOs.

Executive Employment Agreements

The Company has entered into employment agreements with each of the NEOs regarding, among other matters, the duties, tasks and responsibilities of each. Pursuant to an employment contract with the Company effective January 9, 2012, Mr. Lang is employed by the Company as President and CEO. Pursuant to an employment contract with the Company effective November 1, 2012, as amended December 15, 2016, Mr. Deisley was employed by the Company as Executive Vice President and General Counsel until his retirement effective December 31, 2018. Mr. Ottewell has entered into an employment agreement with NovaGold USA, Inc., a wholly-owned subsidiary of the Company, effective November 13, 2012, and is employed as Vice President and Chief Financial Officer of the Company. References in this section to the “Company”, as such references relate to Mr. Ottewell, are to NovaGold USA, Inc., except with respect to a change of control in which case such references are to a change of control of the Company. The employment agreements continue indefinitely, unless and until terminated.

Compensation

Mr. Lang’s salary is reviewed at least annually by the Board. The Compensation Committee makes recommendations to the Board regarding appropriate salary adjustments. Mr. Ottewell’s salary is reviewed at least annually by the CEO. The CEO may make recommendations to the Board or the Compensation Committee of the Board regarding appropriate salary adjustments. The Company is obligated to provide the Named Executive Officers with group life, long-term disability, extended medical and dental insurance coverage in accordance with the policies and procedures of the Company in effect from time to time.

Termination

Just Cause

The Company may terminate a Named Executive Officer’s employment at any time for just cause.

Without Just Cause

The Company may terminate a Named Executive Officer’s employment at any time without just cause upon making a severance payment in an amount equal to the Named Executive Officer’s annual salary at the time of termination plus the annual incentive earned in the previous fiscal year, multiplied by two.

The Company will also continue the Named Executive Officer’s group health and dental insurance benefits, if any, for a maximum period of 12 months or until such time as he subsequently becomes covered by another group health plan or otherwise loses eligibility for Consolidated Omnibus Budget Reconciliation Act (COBRA) coverage, whichever is earlier, in accordance with COBRA and unless prohibited or restricted by applicable law. The Company will reimburse the Named Executive Officer on a tax-free basis for such COBRA premium payments. If the Company is unable to continue such group health and dental insurance benefits, or to provide them to the Named Executive Officer on a tax-favored basis, the Company will instead pay to the Named Executive Officer an amount equal to the present value of the Company’s cost of providing such benefits, such amount to be paid as soon as possible following the Executive’s termination but in any case by March 15 of the year following the year of termination. In addition, the Company will also pay to the Named Executive Officer, as soon as practical following termination of employment but in any event no later than March 15 of the year following the year of termination, a lump sum payment equal to the Company’s cost of providing group life and long-term disability insurance coverage to the Named Executive Officer for a period of 12 months.

Material Breach or Default

A Named Executive Officer may terminate his employment agreement upon a material breach or default of any term of the employment agreement by the Company; provided, in the case of Mr. Lang, that Mr. Lang must advise the Company in writing of such breach or default within 90 days of the date he has become aware (or reasonably should have become aware) of the breach or default, and such breach or default has not been cured by the Company within 30 days from the receipt of such written notice and, in the case of Mr. Ottewell, that if such material breach or default is capable of being remedied by the Company, it has not been remedied within 30 days after written notice of the material breach or default has been delivered to the Company. If an employment agreement is terminated by the Named Executive Officer as a result of a material breach or default of any term of the employment agreement by the Company, the Named Executive Officer is entitled to receive the compensation to which the Named Executive Officer would be entitled if he were terminated without just cause.

Resignation

A Named Executive Officer may terminate his employment at any time upon providing three months’ notice in writing to the Company.

Death or Disability

The Company may terminate a Named Executive Officer’s employment at any time upon the Named Executive Officer’s death or his becoming permanently disabled or disabled for a period exceeding 180 consecutive days or 180 non-consecutive days calculated on a cumulative basis over any two-year period during the term of the employment agreement. If the employment agreement is terminated due to the senior officer’s death or disability, the Company will pay to the Named Executive Officer (or his estate) his then current salary accrued as of the date of termination and a lump sum equal to his then-current annual salary.

Change of Control

The employment agreements provide for certain payments upon a “double-trigger”, which requires a “change of control”, as defined below, and, within the 12-month period immediately following a change of control, either:

•	a material change (other than a change that is clearly and exclusively consistent with a promotion) in the Named Executive Officer’s positions, duties, responsibilities, titles or offices with the Company in effect immediately prior to any change of control;

•	a material reduction in the Named Executive Officer’s base salary in effect immediately prior to any change of control;

•	any material breach by the Company of any material provision of the employment agreement; or

•	any action or event that would constitute a constructive dismissal of the Named Executive Officer at common law.

If the Named Executive Officer advises the Company in writing of the condition set forth above within 90 days of the date the Named Executive Officer has become aware (or reasonably should have become aware) of the condition, and the Company has not cured the condition within 30 days from the receipt of written notice, the Named Executive Officer’s employment will be deemed to have been terminated by the Company. The Company will, immediately upon such termination, and in all cases on or before March 15 of the year following the year in which such termination occurs, make a lump sum payment to the Named Executive Officer in an amount equal to the Named Executive Officer’s annual salary at the time of termination plus the Named Executive Officer’s annual incentive earned in the previous fiscal year, multiplied by two. The Named Executive Officer will also be entitled to the same benefits as if he were terminated without just cause.

For the purposes of the employment agreements, a “change of control” means any of the following:

•	at least 50% in fair-market value of all of the Company’s assets are sold to a party or parties acting jointly or in concert (as determined pursuant to the Ontario Securities Act, as amended (the “OSA”)) in one or more transactions occurring within a period of two years;

•	a direct or indirect acquisition of voting shares of the Company by a person or group of persons acting jointly or in concert that, when taken together with any voting shares owned directly or indirectly by such person or group of persons at the time of the acquisition, constitutes 40% or more of the Company’s outstanding voting shares, provided that the direct or indirect acquisition of voting shares of the Company by Electrum, including all persons acting jointly or in concert with Electrum, shall not constitute a “change of control” unless the acquisition of such additional voting shares, when taken together with any voting shares or securities convertible into voting shares held directly or indirectly by Electrum at the time of acquisition, constitutes 50% or more of the Company’s outstanding voting shares (all such convertible securities owned by Electrum will be deemed to be fully converted or exercised and the number of the Company’s outstanding voting shares will be adjusted to reflect such conversion or exercise);

•	a majority of the nominees of the then-incumbent Board of Directors of the Company standing for election to the Company’s Board of Directors are not elected at any annual or special meeting of the Company’s Shareholders; or

•	the Company is merged, amalgamated, consolidated or reorganized into or with another body corporate or other legal person and, as a result of such business combination, more than 40% of the voting shares of such body corporate or legal person immediately after such transaction are beneficially held in the aggregate by a person or body corporate (or persons or bodies corporate acting jointly or in concert) and such person or body corporate (or persons or bodies corporate acting jointly or in concert) beneficially held less than 40% of the Company’s voting shares immediately prior to such transaction.

Release

In order for a Named Executive Officer to receive the severance payment and the payments with respect to group health, dental, life and disability coverage in the event of termination without just cause or upon breach or default by the Company under an employment agreement, the severance payment upon the Named Executive Officer’s death or disability or the severance payment and the payments upon a double-trigger event, the Named Executive Officer agrees to enter into a separation agreement and release in a form agreeable to the Company, including a release of claims in the form provided by the Company, on or prior to the date of the expiration of any consideration period under applicable law.

Non-Solicitation

The Named Executive Officers are subject to non-solicitation provisions for a period of six months following termination of their employment for any reason.

Potential Payments Upon Termination or Change in Control

The following table describes the estimated potential payments and benefits under the Company’s compensation and benefit plans and contractual agreements to which the Named Executive Officers would have been entitled if a termination of employment or change in control occurred on November 30, 2018. The actual amounts to be paid out can only be determined at the time of the Named Executive Officer’s departure from the Company. The amounts reported in the table below do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the Named Executive Officers or include distributions of plan balances under our 401(k) plan or savings plans. The amounts reported assume payment of all previously earned and unpaid salary, vacation pay and short- and long-term incentive awards.

Named Executive Officer	Termination for “Just Cause” or Resignation $	Termination without “Just Cause” or Breach or Default by the Company $	Death or Disability $	Change of Control (1) $	Double- Trigger (2) $
Gregory Lang
Cash severance	-	3,390,100	759,700	-	3,390,100
Acceleration of equity awards (3)	-	-	-	6,815,735	-
Present value of group health and dental plan premiums (4)	-	13,134	-	-	13,134
Present value of group life and long-term disability premiums (5)	-	-	-	-	12,718
Total Termination Benefits	-	3,403,234	759,700	6,815,735	3,415,952
David Deisley (6)
Cash severance	-	1,399,794	355,350	-	1,399,794
Acceleration of equity awards (3)	-	-	-	2,141,426	-
Present value of group health and dental plan premiums (4)	-	25,354	-	-	23,354
Present value of group life and long-term disability premiums (5)	-	-	-	-	9,594
Total Termination Benefits	-	1,425,148	355,350	2,141,426	1,434,742
David Ottewell
Cash severance	-	1,550,076	393,500	-	1,550,076
Acceleration of equity awards (3)	-	-	-	1,508,317	-
Present value of group health and dental plan premiums (4)	-	24,528	-	-	24,528
Present value of group life and long-term disability premiums (5)	-	-	-	-	8,732
Total Termination Benefits	-	1,574,604	393,500	1,508,317	1,583,336

(1)	Represents the value of all outstanding PSUs and stock options, the vesting of which will be fully accelerated upon the occurrence of a “change of control” under the Performance Share Unit Plan and the Stock Award Plan.
(2)	Represents payments upon the occurrence of a double-trigger event under the executive employment agreements. Excludes accelerated vesting of PSUs and stock options to which the Named Executive Officers may be entitled upon the occurrence of a “change of control” under the Performance Share Unit Plan and the Stock Award Plan, which are reported under “Change of Control.”
(3)	Value based on the closing price of the Company’s common shares on November 30, 2018 on the TSX of C$4.90, or on the NYSE American of $3.67, as applicable. For stock options, the exercise price has been deducted. Canadian amounts were converted to US currency using the November 30, 2018 exchange rate of C$1.3301 = US$1.00 as per the Bank of Canada.
(4)	Represents reimbursement to the Named Executive Officer for premium payments for group health and dental insurance benefits, excluding gross-ups to cover taxes and including a 2% COBRA administration markup.
(5)	Represents a lump sum payment equal to the Company’s cost of providing group life and long-term disability insurance coverage to the Named Executive Officer for a period of twelve months following termination.
(6)	Mr. Deisley retired as the Company’s Executive Vice President and General Counsel on December 31, 2018. He received no termination benefits under his employment agreements as he voluntarily resigned his position.

Non-Executive DIRECTOR COMPENSATION

The Company has targeted non-executive Director total direct compensation above the median of the Peer Group for the following reasons:

•	the Company seeks to attract directors with experience working for larger companies than that of our Peer Group because of our large joint venture partner; and
•	the Company seeks to attract directors with experience working for larger companies than that of our Peer Group because of the scale and quality of the Company’s Donlin Gold asset under development in comparison to our Peer Group’s assets.

Compensation targets for non-executive Directors are:

•	For annual cash retainers – 25th percentile of the market
•	For chair fees and meeting fees – 62.5th percentile of the market
•	For total direct compensation including equity awards – 75th percentile of the market

At the request of the Compensation Committee, a review of non-executive Directors’ compensation was conducted in October 2018. The Compensation Committee, after referring to market information provided by Mercer, determined to recommend one minor change to the Directors’ fiscal year 2019 compensation program from that established by the Board for fiscal year 2018; specifically, a $4,000 per year increase to the Lead Director fee from $15,000 to $19,000 per year. It should be noted that in late 2017 the Compensation Committee recommended, and the Board approved, a change to all annual stock option grants made in 2018, including those grants made to non-executive Directors, to extend the vesting schedule from two years to three years in response to concerns raised by some shareholders during the post-proxy season shareholder engagement campaign conducted in the summer and fall of 2017. The non-executive Directors’ full compensation package is described below.

Market compensation data was sourced from compensation data disclosed in the proxy statements of other publicly-traded companies. As with the Company’s NEOs, the data was collected from the proxy statements of the companies included in NOVAGOLD’s 2019 Peer Group consisting of: Alamos Gold Inc., Centerra Gold Inc., Coeur Mining Inc., Detour Gold Corporation, Guyana Goldfields Inc., Hecla Mining Company, IAMGOLD Corporation, Kirkland Lake Gold Ltd., MAG Silver Corporation, New Gold Inc., Pretium Resources Inc., Seabridge Gold Inc., Silver Standard Resources Inc., Tahoe Resources Inc., TMAC Resources Inc., and Torex Gold Resources Inc.

The largest portion of compensation paid to the non-executive Directors is in DSUs and stock option awards, which aligns the long-term interests of the non-executive Directors with those of the Shareholders as the value of the DSUs and stock option awards is dependent upon the Company’s share price performance. Paying a larger portion of compensation to non-executive Directors in equity rather than cash also aligns the compensation program with the Company’s strategy of protecting its treasury.

The table below describes the full compensation structure approved for non-executive Directors beginning in fiscal year 2019.

Activity	Compensation
Membership on Board – Annual Retainer (1)	$35,000	per annum
Chairman of the Board	$130,000	per annum
Lead Director (2)	$19,000	per annum
Preparation and attendance at Board and Committee meetings	$1,750	per meeting

Activity	Compensation
Audit Committee Chair	$17,000	per annum
Compensation Committee Chair	$13,200	per annum
All Other Committee Chairs	$12,000	per annum

(1)	At least 50% of the annual retainers are paid to Directors in the form of DSUs.
(2)	Lead Director annual fee is a cumulative total to include annual fees received as a Committee Chair(s).

Non-Executive Director Compensation Table

The table below summarizes the compensation provided to the Company’s non-executive Directors during the fiscal year ended November 30, 2018.

Director	Fees Earned or Paid in Cash $	Stock Awards (1) $	Option Awards (2) $	All Other Compensation $	Total $
Sharon Dowdall	72,500	17,500	138,117	-	228,117
Diane Garrett	22,284	5,659	169,550	-	197,493
Thomas Kaplan	140,500	35,000	137,957	-	313,457
Gillyeard Leathley	26,914	14,789	138,117	29,062 (3)	208,882
Igor Levental	72,250	17,500	137,957	-	227,707
Kalidas Madhavpeddi	60,450	17,500	137,957	-	215,907
Gerald McConnell (4)	21,500	23,682	138,117	-	183.299
Clynton Nauman	49,750	17,500	137,957	-	205,207
Rick Van Nieuwenhuyse	40,250	17,500	138,117	-	195,867
Anthony Walsh	73,000	17,500	138,117	-	228,617

(1)	The 2018 share-based grants for Directors are DSUs that vest when the Directors retire from the Board of the Company. The Company grants DSUs quarterly in arrears. Accordingly, the “Stock Awards” column in the table above includes DSUs granted to Directors with respect to the fourth quarter of fiscal 2017 and the first three quarters of fiscal 2018. Amounts are based upon the grant date fair value, calculated in accordance with ASC 718, utilizing the assumptions discussed in Note 13 to the Company’s consolidated financial statements for the fiscal year ended November 30, 2018. The number of DSUs granted and the fair value on each grant date calculated in accordance with ASC 718 are as follows:

	December 1, 2017		March 1, 2018		June 5, 2018		September 4, 2018
Non-Executive Director	Fair Value $	DSUs #	Fair Value $	DSUs #	Fair Value $	DSUs #	Fair Value $	DSUs #
Sharon Dowdall	4,375	1,124	4,375	1,092	4,375	903	4,375	1,177
Diane Garrett	-	-	-	-	1,284	265	4,375	1,177
Thomas Kaplan	8,750	2,249	8,750	2,184	8,750	1,807	8,750	2,354
Gillyeard Leathley	4.375	1,124	4.375	1,092	4.375	903	1.664	447
Igor Levental	4,375	1,124	4,375	1,092	4,375	903	4,375	1,177
Kalidas Madhavpeddi	4,375	1,124	4,375	1,092	4,375	903	4,375	1,177
Gerald McConnell	8,750	2,249	8,750	2,184	6,182	1,277	-	-
Clynton Nauman	4,375	1,124	4,375	1,092	4,375	903	4,375	1,177
Rick Van Nieuwenhuyse	4,375	1,124	4,375	1,092	4,375	903	4,375	1,177
Anthony Walsh	4,375	1,124	4,375	1,092	4,375	903	4,375	1,177

(2)	The Company grants stock options to Directors annually. The stock option grants for Directors made on December 1, 2017 and to Dr. Garrett on May 7, 2018 vest 1/3 upon the first anniversary of the grant, 1/3 upon the second anniversary of the grant, and the final 1/3 on the third anniversary of the grant. Amounts are based upon the grant date fair value, calculated in accordance with ASC 718, utilizing the assumptions discussed in Note 13 to the Company’s consolidated financial statements for the fiscal year ended November 30, 2018. Each Canadian resident Director was granted a total of 104,400 stock options in a single grant during fiscal 2018, and each non-Canadian resident Director was granted a total of 100,100 stock options in a single grant during fiscal 2018, except for Dr. Garrett, who joined the Board on May 4, 2018 and received a one-time new director grant of 100,000 stock options during fiscal year 2018. The fair value of these stock options on the grant date, December 1, 2017, or May 7, 2018 in the case of Dr. Garrett, calculated in accordance with ASC 718, is reflected in this column.

(3)	Mr. Leathley and the Company entered into an agreement dated December 1, 2012 where Mr. Leathley received C$75,000 per year in exchange for consulting with management on operation, engineering and business matters. Mr. Leathley’s consulting agreement with the Company terminated on July 5, 2018 at the same time he retired from the Board. This amount was converted to USD using the average exchange rate for fiscal year 2018 of C$1.00 = US$0.7750 as per the Bank of Canada.

(4)	Mr. McConnell retired from the Company’s Board on May 4, 2018.

DSU Plan

The DSU Plan has been established to promote the interests of the Company by attracting and retaining qualified persons to serve on the Board and to provide the Directors with an opportunity to receive a portion of their compensation for serving as a Director in the form of securities of the Company. This vehicle also aligns the interests of non-executive Directors with those of the Shareholders by tying Directors’ compensation to long-term Shareholder value.

Under the DSU Plan, each non-executive Director can elect to receive between no less than 50% and up to a maximum of 100% of their annual retainer in the form of DSUs. Directors are not eligible to receive the underlying Common Shares until they retire from service with the Company. This plan has been in effect since December 1, 2009. More information about the DSU Plan can be found on page 81.

The number of DSUs granted is determined quarterly by dividing the quarterly retainer amount by the volume weighted adjusted share price for the last five days of such quarter.

The following table sets forth the 2018 DSUs earned by each non-executive Director for service in fiscal year 2018, and the aggregate value of such payments is based on the $3.67 closing price of the Common Shares on the NYSE American on November 30, 2018. A total of 43,314 DSUs were paid to all non-executive Directors for service in fiscal year 2018, which number represents 0.013% of the Common Shares issued and outstanding as of November 30, 2018.

DSUs Earned in Fiscal 2018
	Q1		Q2		Q3		Q4		Total
Director	Value $	# of DSUs	Value $	# of DSUs	Value $	# of DSUs	Value $	# of DSUs	Value $	# of DSUs
Sharon Dowdall	4,008	1,092	3,314	903	4,320	1,177	4,312	1,175	15,957	4,348
Diane Garrett	-	-	973	265	4,320	1,177	4,312	1,175	9,608	2,618
Thomas Kaplan	8,015	2,184	6,632	1,807	8,639	2,354	8,628	2,351	31,914	8,696
Gillyeard Leathley	4,008	1,092	3,314	903	1,640	447	-	-	8,966	2,443
Igor Levental	4,008	1,092	3,314	903	4,320	1,177	4,312	1,175	15,957	4,348
Kalidas Madhavpeddi	4,008	1,092	3,314	903	4,320	1,177	4,312	1,175	15,957	4,348
Gerald McConnell	8,015	2,184	4,687	1,277	-	-	-	-	12,702	3,461
Clynton Nauman	4,008	1,092	3,314	903	4,320	1,177	4,312	1,175	15,957	4,348
Rick Van Nieuwenhuyse	4,008	1,092	3,314	903	4,320	1,177	4,312	1,175	15,957	4,348
Anthony Walsh	4,008	1,092	3,314	903	4,320	1,177	4,312	1,175	15,957	4,348

This supplemental table has been included to provide shareholders with additional compensation information for the prior year. The Company believes this supplemental table better enables shareholders to understand non-executive Director compensation considering the Company’s practice of granting DSUs quarterly in arrears. However, this supplemental information is not intended to be a substitute for the information provided in the Non-Executive Director Compensation Table on page 69, which has been prepared in accordance with the SEC’s disclosure rules.

The information contained in this supplemental table differs substantially from the compensation information contained in the Non-Executive Director Compensation Table on page 69 because the stock awards column in the Non-Executive Director Compensation Table reports awards actually granted during fiscal 2018, as opposed to equity awards granted in respect of that specific performance year. In addition, the value of DSUs earned by the non-executive Directors in this supplemental table is not based on the grant date fair value but rather the closing price of the Company’s Common Shares on November 30, 2018.

Directors’ Share Ownership

The Board established a policy in April 2009 requiring each Director to maintain a minimum holding of Common Shares and/or DSUs equal to C$50,000. Directors must meet these share ownership requirements by April 2014 or, if they became a Director subsequent to April 2009, within five years of becoming a Director. There are no equity holding period requirements. Upon meeting the share ownership requirement, a Director is deemed to have met the share ownership requirement going forward, regardless of changes in the price of a Common Share, so long as: (i) the Director’s share ownership does not drop below the number of shares held at the time they first met the share ownership requirement, and (ii) the applicable share ownership requirement remains the same. Directors are not permitted to purchase financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the Director. Directors are also not permitted to pledge Company securities to secure personal debts or loans.

The following table outlines the aggregate value of the Common Shares and/or DSUs held by each non-executive Director on November 30, 2018.

Director	Eligible Holdings (1) #	Share Ownership Guidelines
		Requirement C$	Proportion of Requirement Met (2)
Sharon Dowdall	28,496	50,000	279%
Diane Garrett (3)	1,542	50,000	15%
Thomas Kaplan	75,520	50,000	740%
Igor Levental	62,046	50,000	608%
Kalidas Madhavpeddi	54,181	50,000	531%
Clynton Nauman	162,790	50,000	1,595%
Rick Van Nieuwenhuyse	594,258	50,000	5,824%
Anthony Walsh	28,496	50,000	279%

(1)	Common Shares and/or DSUs.
(2)	Based on the Company’s closing Common Share price on the TSX as of November 30, 2018 of C$4.90.
(3)	Dr. Garrett became a Director on May 4, 2018 and has until May 4, 2023 to meet the share ownership requirements.

Incentive Plan Awards

Outstanding Option-Based and Share-Based Awards

The following table sets information concerning all option-based and share-based awards outstanding for each non-executive Director as of November 30, 2018 including awards granted before the most recently completed fiscal year.

	Option-Based Awards					Share-Based Awards
Director	Grant Date	Number of Securities Underlying Unexercised Options #	Option Exercise Price $	Option Expiration Date	Value of Unexercised in-the-money Options (1) $	Number of Shares or Units of Shares that have not Vested #	Market or Payout Value of Shares or Units of Shares that have not Vested (2) $	Market or Payout Value of Vested Share-Based Awards not Paid Out or Distributed $
Sharon Dowdall	07-Jan-2014	159,050	C$2.90	06-Jan-2019	239,155
	01-Dec-2014	96,400	C$3.18	30-Nov-2019	124,658
	01-Dec-2015	109,700	C$5.02	30-Nov-2020	—
	01-Dec-2016	81,200	C$6.16	30-Nov-2021	—
	01-Dec-2017	104,400	C$5.00	30-Nov-2022	—
						28,496	104,977	—

	Option-Based Awards					Share-Based Awards
Director	Grant Date	Number of Securities Underlying Unexercised Options #	Option Exercise Price $	Option Expiration Date	Value of Unexercised in-the-money Options (1) $	Number of Shares or Units of Shares that have not Vested #	Market or Payout Value of Shares or Units of Shares that have not Vested (2) $	Market or Payout Value of Vested Share-Based Awards not Paid Out or Distributed $
Diane Garrett	07-May-2018	100,000	$4.75	06-May-2023	—
						1,442	5,312
Thomas Kaplan	07-Jan-2014	159,050	C$2.90	06-Jan-2019	239,155
	01-Dec-2014	96,400	C$3.18	30-Nov-2019	124,658
	01-Dec-2015	109,700	C$5.02	30-Nov-2020	—
	01-Dec-2016	88,400	$4.58	30-Nov-2021	—
	01-Dec-2017	100,100	$3.85	30-Nov-2022	—
						59,394	218,804	—
Igor Levental	07-Jan-2014	159,050	C$2.90	06-Jan-2019	239,155
	01-Dec-2014	96,400	C$3.18	30-Nov-2019	124,658
	01-Dec-2015	109,700	C$5.02	30-Nov-2020	—
	01-Dec-2016	88,400	$4.58	30-Nov-2021	—
	01-Dec-2017	100,100	$3.85	30-Nov-2022	—
						41,618	153,318	—
Kalidas Madhavpeddi	07-Jan-2014	159,050	C$2.90	06-Jan-2019	239,155
	01-Dec-2014	96,400	C$3.18	30-Nov-2019	124,658
	01-Dec-2015	109,700	C$5.02	30-Nov-2020	—
	01-Dec-2016	88,400	$4.58	30-Nov-2021	—
	01-Dec-2017	100,100	$3.85	30-Nov-2022	—

						33,345	122,841	—
Clynton Nauman	07-Jan-2014	159,050	C$2.90	06-Jan-2019	239,155
	01-Dec-2014	96,400	C$3.18	30-Nov-2019	124,658
	01-Dec-2015	109,700	C$5.02	30-Nov-2020	—
	01-Dec-2016	88,400	$4.58	30-Nov-2021	—
	01-Dec-2017	100,100	$3.85	30-Nov-2022	—
						33,345	122,841	—
Rick Van Nieuwenhuyse	01-Dec-2014	96,400	C$3.18	30-Nov-2019	124,658
	01-Dec-2015	109,700	C$5.02	30-Nov-2020	—
	01-Dec-2016	81,200	C$6.16	30-Nov-2021	—
	01-Dec-2017	104,400	C$5.00	30-Nov-2022	—
						28,496	104,977	—
Anthony Walsh	07-Jan-2014	159,050	C$2.90	06-Jan-2019	239,155
	01-Dec-2014	96,400	C$3.18	30-Nov-2019	124,658
	01-Dec-2015	109,700	C$5.02	30-Nov-2020	—
	01-Dec-2016	81,200	C$6.16	30-Nov-2021	—
	01-Dec-2017	104,400	C$5.00	30-Nov-2022	—
						28,496	104,977	—

(1)	Based on the price of the Company’s Common Shares on the: i) TSX as of November 30, 2018 of C$4.90 less the option exercise price, or ii) NYSE American as of November 30, 2018 of $3.67 less the option exercise price, as applicable. Canadian amounts were converted to US dollars using the November 30, 2018 exchange rate of C$1.3301 = US$1.00 as quoted by The Bank of Canada.
(2)	Based on the price of the Company’s Common Shares on the TSX as of November 30, 2018 of C$4.90. Canadian amounts were converted to US dollars using the November 30, 2018 exchange rate of C$1.3301 = US$1.00 as quoted by The Bank of Canada.

Value Vested or Earned During the Year

An award of 104,400 stock options was granted to each of the Canadian resident non-executive Directors during the fiscal year ended November 30, 2018; and an award of 100,100 stock options was granted to each of the non-Canadian resident, non-executive Directors during the fiscal year ended November 30, 2018, except for Diane Garrett who joined the Board on May 4, 2018 and received a new director grant of 100,000 stock options on May 7, 2018. One-third of these stock options granted in fiscal year 2018 vested or will vest on the first anniversary of the grant date, with another one-third scheduled to vest on the second anniversary of the grant date, and the final one-third scheduled to vest on the third anniversary of the grant date. The total number of non-executive Director stock options that vested during the fiscal year ending November 30, 2018 was 253,203, which represented 0.078% of the Company’s issued and outstanding Common Shares as of that date. Share-based awards (DSUs) granted to Gerald McConnell vested and were paid out in the form of 61,634 Common Shares during the fiscal year ended November 30, 2018. Share-based awards (DSUs) granted to Gillyeard Leathley vested and were paid out in the form of 36,526 Common Shares during the fiscal year ended November 30, 2018. Messrs. McConnell and Leathley retired from the Company’s Board of Directors effective May 4, 2018 and July 5, 2018, respectively.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The Company has adopted the Stock Award Plan, the PSU Plan and the DSU Plan. The Company last asked for and received Shareholder approval of these plans at the Annual Meeting of Shareholders held on May 5, 2017. The intent of these equity plans is to allow the Company to provide a flexible mix of compensation components to attract, retain, and motivate the performance of the plan participants in alignment with the success of the Company and its Shareholders, to encourage share ownership by executive officers and Directors, and to preserve cash where possible. The Company feels that DSUs align Directors’ interests to those of the Shareholders more effectively than other equity programs. These equity plans assist to further align the interests of executive officers and Directors with the long-term interests of Shareholders.

Equity Compensation Plan Information

The Company currently grants equity under the Stock Award Plan, the PSU Plan, and the DSU Plan to attract and retain Directors, officers, employees, and Eligible Consultants to the Company and to motivate them to advance the Company’s interests by affording them the opportunity to acquire an equity interest in the Company through options and performance-based share awards.

The following table sets out information concerning the number and price of securities to be issued under equity compensation plans to employees and others. All of the compensation plans referenced below have been approved by Shareholders. The Company does not have any equity compensation plans which have not been approved by Shareholders.

Equity Compensation Plan Information as of November 30, 2018

Plan Category	Number of securities to be issued upon exercise of options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Stock Award Plan	17,883,261 (1)	C$3.94/$4.23 (2)	14,439,023 (3)
PSU	1,797,400 (4)	n/a	7,899,285 (5)
DSU	254,633 (6)	n/a	2,977,595 (7)
Equity compensation plans not approved by security holders	—	—	—
Total	19,935,294		25,315,903

(1)	The options issued and outstanding represent approximately 5% of the Company’s Common Shares issued and outstanding as of November 30, 2018.
(2)	Of the 17,883,261 options issued and outstanding, 12,290,661 have a weighted average exercise price of C$3.94 and 5,592,600 have a weighted average exercise price of $4.23.
(3)	The number of options available for future issuance is a number equal to ten percent of the issued and outstanding Common Shares from time to time, less the number of outstanding options.
(4)	Assumes vesting at 100% of PSU grant amount. PSUs can vest anywhere from 0% to 150% of the PSU grant amount depending upon performance against established quantitative performance criteria. The PSUs issued and outstanding represent approximately 0.5% of the Company’s Common Shares issued and outstanding as of November 30, 2018.
(5)	The number of PSUs available for future issuance is a number equal to three percent of the issued and outstanding Common Shares from time to time, less the number of outstanding PSUs.
(6)	The DSUs issued and outstanding represent approximately 0.08% of the Company’s Common Shares issued and outstanding as of November 30, 2018.
(7)	The number of DSUs available for future issuance is a number equal to one percent of the issued and outstanding Common Shares from time to time, less the number of outstanding DSUs.

Equity Compensation Plan Information as of March 18, 2019

Plan Category	Number of securities to be issued upon exercise of options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Stock Award Plan	17,010,660 (1)	C$4.37/$4.07 (2)	15,513,600 (3)
PSU	1,669,100 (4)	n/a	8,088,178 (5)
DSU	275,223 (6)	n/a	2,977,203 (7)
Equity compensation plans not approved by security holders	—	—	—
Total	18,954,983		26,578,981

(1)	The options issued and outstanding represent approximately 5.2% of the Company’s Common Shares issued and outstanding as of March 18, 2019.
(2)	Of the 17,010,660 options issued and outstanding, 9,135,960 have a weighted average exercise price of C$4.37 and 7,874,700 have a weighted average exercise price of $4.07.
(3)	The number of options available for future issuance is a number equal to ten percent of the issued and outstanding Common Shares from time to time, less the number of outstanding options.
(4)	Assumes vesting at 100% of PSU grant amount. PSUs can vest anywhere from 0% to 150% of the PSU grant amount depending upon performance against established quantitative performance criteria. The PSUs issued and outstanding represent approximately 0.5% of the Company’s Common Shares issued and outstanding as of March 18, 2019.
(5)	The number of PSUs available for future issuance is a number equal to three percent of the issued and outstanding Common Shares from time to time, less the number of outstanding PSUs.
(6)	The DSUs issued and outstanding represent approximately 0.08% of the Company’s Common Shares issued and outstanding as of March 18, 2019.
(7)	The number of DSUs available for future issuance is a number equal to one percent of the issued and outstanding Common Shares from time to time, less the number of outstanding DSUs.

Shares for Issuance from Plans Approved by Shareholders	Stock Award Plan	PSU	DSU
Maximum number of Common Shares authorized for issuance to any one insider or such insider’s associate under each plan within a one-year period	10% of the total Common Shares outstanding
Maximum number of Common Shares reserved for issuance to any one person under each plan	5% of the total Common Shares outstanding	9,500,000	No Limit
Maximum number of Common Shares authorized for issuance to insiders, at any time, under all share compensation arrangements of the Company	10% of the total Common Shares outstanding

General Information – Stock Based Incentive Plans

Stock Award Plan

Summary of Award Types

Under the Stock Award Plan, stock options (“options”), stock appreciation rights (“SARs”) and tandem SARs (“Tandem SARs”) may be granted to participants at any time as determined by the Board. The participant’s Award agreement shall list the term of the Award, as determined by the Board, as well as the period during which the Award may be exercised. The term of a Tandem SAR may not exceed the term of the option portion of the Award, which may not exceed five years, and a free-standing SAR’s term may not exceed five years, provided however, that if at any time the expiry of the term of an Award should be determined to occur either during a period in which the trading of Common Shares by the holder of the Award is restricted under the insider trading policy or other policy of the Company or within ten business days following such a period, such expiry date will be deemed to be the date that is the tenth business day following the date of expiry of such restriction. All Awards must be granted with an exercise price no less than “fair market value” of the Common Shares on the date of grant. Unless determined otherwise by the Board, fair market value is generally defined under the Stock Award Plan as the last recorded sale price of the Common Shares on the TSX (for Canadian resident participants) or the NYSE American (for non-Canadian resident participants) for the preceding trading date. All options granted under the Stock Award Plan are nonqualified stock options for purposes of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

A SAR may be granted in tandem with an option granted under the Stock Award Plan or on a free-standing basis and may be exercised upon such terms and conditions as the Board, in its sole discretion, determines. Upon exercise of a SAR, the participant shall be entitled to receive payment from the Company in an amount equal to the excess of the fair market value of a Common Share on the date of exercise over the price at which the SAR was originally granted (which shall not be less than the fair market value of a Common Share on the date of the SAR grant). All payments shall be made in Common Shares, the number of which shall be calculated by dividing the payment amount by the fair market value of the Common Shares on the exercise date.

Tandem SARs give the awardee the right to surrender to the Company all or a portion of the related option and to receive a distribution of Common Shares in an amount equal to the excess of the fair market value of a specified number of shares as of the date the SAR is exercised over the exercise price of the related option. To the extent a Tandem SAR is exercised, the related option will terminate at the time of such exercise. The effect of the exercise of a SAR or Tandem SAR would be a reduction in the total number of shares issued by the Company to a participant versus the exercise of an equivalent stock option.

The total number of Common Shares that may be issued to an individual participant under the Stock Award Plan upon the exercise of Awards granted thereunder shall not exceed, in the aggregate, 5% of the Company’s total number of issued and outstanding Common Shares at the date of grant of such Award. In addition, no individual participant may be granted any Award or Awards for more than ten million Common Shares in any calendar year. The maximum number of shares issuable to insiders pursuant to the Stock Award Plan, together with any shares issued pursuant to any other share compensation arrangement (i) at any time shall not exceed 10% of the total number of issued and outstanding Common Shares and (ii) within any one-year period, shall not exceed 10% of the total number of issued and outstanding Common Shares.

Administration

The Stock Award Plan is administered by the Compensation Committee appointed by the Board. Subject to the terms of the Stock Award Plan, the Compensation Committee may determine, among other things, the persons to whom Awards may be granted, the number of Awards to be granted to any participant, and the exercise price and the schedule and dates for vesting of Awards granted. The Compensation Committee may, but is not required to, impose a vesting schedule on any Award made under the Stock Award Plan.

If a participant ceases to be engaged by the Company for any reason other than death, they will have the right to exercise any vested Award not exercised prior to such termination within the lesser of six months from the date of the termination, unless otherwise extended by the Board, in its absolute discretion, or the expiry date of the Award; provided that if the termination is for just cause the right to exercise the vested Award shall terminate on the date of termination unless otherwise determined by the Board. The unvested portion of all Awards shall be forfeited on the date of termination.

The Board shall have the power to, at any time and from time to time, either prospectively or retrospectively, and without Shareholder approval, amend, suspend or terminate the Stock Award Plan or any Award granted under the Stock Award Plan, including, without limiting the generality of the foregoing, changes of a clerical or grammatical nature and changes regarding the vesting of Awards; provided, however, that:

(a)  such amendment, suspension or termination is in accordance with applicable laws and the rules of any stock exchange on which the Common Shares are listed;

(b)  no such amendment, suspension or termination shall be made at any time to the extent such action would materially adversely affect the existing rights of a participant with respect to any then outstanding Award, as determined by the Board acting in good faith, without their consent in writing; and

(c)  the Board shall obtain Shareholder approval of the following:

(i)	any amendment to the maximum number of Common Shares issuable pursuant to the Stock Award Plan, other than as contemplated by the Stock Award Plan;

(ii)	any amendment that would reduce the award price of an outstanding Award other than as contemplated by the Stock Award Plan; and

(iii)	any amendment that would extend the term of any Award granted under the Stock Award Plan beyond the expiry date.

In the event of, among other things, a take-over bid affecting the Company, the Board of the Company will notify each awardee under the Stock Award Plan of the full particulars of the offer whereupon all Awards will become vested and may be exercised.

Transferability

No Awards granted under the Stock Award Plan shall be transferable or assignable other than by will or by the laws of succession. However, if permitted by all applicable laws and the rules of the TSX or the NYSE American, as applicable, a participant may assign any Award to a trust or a similar legal entity.

Change of Control

The Board recently approved an amendment to the Stock Award Plan to require a double-trigger for accelerated vesting of Awards in the event of a change of control. With respect to grants made on or after January 23, 2019, if the employment of an awardee is terminated by the Company other than for cause or if the awardee resigns for good reason, in each case, within 12 months following a change of control, all of the awardee’s unvested Awards shall vest immediately prior to the awardee’s date of termination.

For Awards granted prior to January 23, 2019, in the event of a change of control, all outstanding Awards will become vested, whereupon such Award may be exercised in whole or in part by the holder.

For purposes of the Stock Award Plan and Performance Share Unit Plan, a “change of control” means the acquisition by any person or by any person and a “joint actor,” as defined in the Stock Award Plan, whether directly or indirectly, of voting securities, as defined in the Securities Act (British Columbia) of the Company, which, when added to all other voting securities of the Company at the time held by such person or by such person and a joint actor, totals for the first time not less than 50% of the outstanding voting securities of the Company or the votes attached to those securities are sufficient, if exercised, to elect a majority of the Board.

Burn Rate

The Stock Award Plan burn rate for each of the three most recently closed fiscal years is:

Stock Award Plan
Fiscal Year	Burn Rate
2016	1.44%
2017	1.10%
2018	1.09%

Performance Share Unit Plan

Vesting

The PSUs vest upon the expiry of a time-based vesting period. The duration of the vesting period applicable to a specific PSU grant shall be determined at the time of the grant by the Compensation Committee. In addition, the Compensation Committee may establish other terms or conditions with respect to the vesting of PSUs, including without limitation, provisions which make the vesting of PSUs conditional upon (i) the achievement of corporate or personal objectives, including the attainment of milestones relating to financial, operational, strategic or other objectives of the Company, (ii) the market price of the Company’s Common Shares from time to time and/or the return to Shareholders, and/or (iii) any other performance criteria relating to the participant or the Company. Any such conditions shall be set out in a grant agreement, may relate to all or any portion of the PSUs in a grant, and may be graduated such that different percentages of the PSUs in a grant will vest depending on the extent of satisfaction of one or more such conditions. The Board may, in its discretion and having regard to the best interests of the Company, subsequent to the grant date of a PSU, waive any such terms or conditions or determine that they have been satisfied.

Once the PSUs in a grant vest, the participant is entitled to receive the equivalent number of Common Shares or cash equal to the Market Value (as defined below) of the equivalent number of Common Shares. The vested PSUs may be settled through the issuance of Common Shares from treasury, by the delivery of Common Shares purchased in the open market, in cash or in any combination of the foregoing (at the discretion of the Company). If settled in cash, the award amount shall be equal to the number of Common Shares in respect of which the participant is entitled multiplied by the Market Value of a Common Share on the payout date. Market Value per share as of any date is defined in the PSU Plan (if the Common Shares are listed and posted for trading on the TSX and/or the NYSE American) as the arithmetic average of the closing price of the Common Shares traded on the TSX or the NYSE American for the five (5) trading days on which a board lot was traded immediately preceding such date. The PSUs may be settled on the payout date, which shall be the second or third anniversary of the date of the grant or such other date as the Compensation Committee may determine at the time of the grant, which in any event shall be no later than the expiry date for such PSUs. The expiry date of PSUs will be determined by the Compensation Committee at the time of grant. All unvested, expired or previously settled PSUs are available for future grants.

Cessation of Entitlement

Unless otherwise determined by the Company in accordance with the PSU Plan, PSUs which have not vested on a participant’s termination date shall terminate and be forfeited. If a participant who is an employee ceases to be an employee as a result of termination of employment without cause, at the Company’s discretion (unless otherwise provided in the applicable grant agreement), all or a portion of such participant’s PSUs may be permitted to continue to vest, in accordance with their terms, during any statutory or common law severance period or any period of reasonable notice required by law or as otherwise may be determined by the Company in its sole discretion. All forfeited PSUs are available for future grants.

Transferability

PSUs are not assignable or transferable by a participant other than by operation of law, except, if and on such terms as the Company may permit, to a spouse or minor children or grandchildren or a personal holding company or family trust controlled by the participant, the sole shareholders or beneficiaries of which, as the case may be, are any combination of the participant, the participant’s spouse, minor children or minor grandchildren, and after the participant’s lifetime shall inure to the benefit of and be binding upon the participant’s designated beneficiary, on such terms and conditions as are appropriate for such transfers to be included in the class of transferees who may rely on a Form S-8 registration statement under the U.S. Securities Act of 1933, as amended, to sell Common Shares received pursuant to the PSUs.

Amendments to the PSU Plan

The PSU Plan provides that the Company may, without notice, at any time and from time to time, and without Shareholder approval, amend the PSU Plan or any provisions thereof in such manner as the Company, in its sole discretion, determines appropriate:

(a)	for the purposes of making formal minor or technical modifications to any of the provisions of the PSU Plan;

(b)	to correct any ambiguity, defective provision, error or omission in the provisions of the PSU Plan;

(c)	to change the vesting provisions of PSUs to reflect revised performance metrics or to accelerate vesting in the event that performance criteria is achieved earlier than expected;

(d)	to change the termination provisions of PSUs or the PSU Plan which does not entail an extension beyond the original expiry date of the PSUs; or

(e)	for the purposes of preserving the intended tax treatment of the benefits provided to a participant by the PSU Plan and PSU awards;

provided, however, that:

(1)	no such amendment of the PSU Plan may be made without the consent of each affected participant if such amendment would adversely affect the rights of such affected participant(s) under the PSU Plan; and

(2)	Shareholder approval shall be obtained in accordance with the requirements of the TSX or the NYSE American for any amendment that results in:

(i)	an increase in the maximum number of Common Shares issuable pursuant to the PSU Plan other than as already contemplated in the PSU Plan;

(ii)	an extension of the expiry date for PSUs granted under the PSU Plan;

(iii)	granting of other types of compensation through Common Share issuance;

(iv)	expansion of the rights of a participant to assign PSUs beyond what is currently permitted in the PSU Plan;

(v)	the addition of new categories of participants, other than as already contemplated in the PSU Plan;

(vi)	changes in eligible participants that may permit the introduction or reintroduction of non-employee directors on a discretionary basis; or

(vii)	an amendment of the Board’s authority to amend provisions of the PSU Plan.

Change of Control

The Board recently approved an amendment to the Performance Share Unit Plan to require a double-trigger for accelerated vesting of outstanding PSUs in the event of a change of control. With respect to grants made on or after January 23, 2019, if at any time within 12 months from the date of a change of control: (i) a participant’s relationship with the Company is terminated by the Company other than for cause or (ii) a participant resigns for good reason, all outstanding PSUs held by such participant shall become vested and the payout date in connection with such participant’s vested PSUs shall be accelerated to the date of such participant’s termination or resignation for good reason and the Company shall issue Common Shares to such participants with respect to such vested PSUs in accordance with Sections 6 and 8 of the Performance Share Unit Plan; provided that in the event that any PSUs are subject to performance-based vesting conditions, then the vesting of such PSUs shall accelerate only to the extent that such performance-based vesting conditions have been satisfied and further provided that if a performance-based vesting condition is, in the Board’s discretion, capable of being partially performed, then vesting shall be accelerated on a pro rata basis to reflect the degree to which the vesting condition has been satisfied, as determined by the Board.

For PSUs granted prior to January 23, 2019, all outstanding PSUs will become vested on any change of control and the payout date in connection with such vested PSUs will be accelerated to the date of such change of control.

“Change of control” has the same meaning under the Performance Share Unit Plan as under the Stock Award Plan.

Burn Rate

The Performance Share Unit Plan burn rate for each of the three most recently closed fiscal years is:

Performance Share Unit Plan
Fiscal Year	Burn Rate
2016	0.39%
2017	0.29%
2018	0.27%

Deferred Share Unit Plan

Administration of Plan

The DSU Plan provides that non-executive Directors (each, a “Participant”) will receive 50%, and may elect to receive up to 100%, of their annual compensation amount (the “Annual Base Compensation”) in DSUs. The cash portion of Annual Base Compensation shall be paid to the Participant quarterly. A DSU is a unit credited to a Participant by way of a bookkeeping entry in the books of the Company, the value of which is equivalent to the value of one Common Share. All DSUs paid with respect to Annual Base Compensation will be credited quarterly to the Participant by means of an entry in a notional account in their favor on the books of the Company (a “DSU Account”) when such Annual Base Compensation is payable. The Participant’s DSU Account will be credited on a quarterly basis with the number of DSUs, calculated to the nearest thousandth of a DSU, determined by dividing the dollar amount of compensation payable in DSUs on the grant date by the Share Price of a Common Share at that time. Share Price is defined in the DSU Plan as (if the Common Shares are listed and posted for trading on the TSX and/or the NYSE American) the closing price of the Common Shares on the TSX or the NYSE American averaged over the last five (5) consecutive trading days of the fiscal quarter. Fractional Common Shares will not be issued and any fractional entitlements will be rounded down to the nearest whole number.

Generally, a Participant in the DSU Plan shall be entitled to redeem their DSUs during the period commencing on the business day immediately following the date upon which the Participant ceases to hold any position as a Director of the Company and its subsidiaries and is no longer otherwise employed by the Company or its subsidiaries, including in the event of death of the Participant (the “Termination Date”), and ending on the 90th day following the Termination Date, provided, however that for eligible U.S. Participants, redemption will be made upon such Participant’s “separation from service” as defined under Internal Revenue Code Section 409A. Redemptions under the DSU Plan may be settled in Common Shares issued from treasury, Common Shares purchased by the Company on the open market for delivery to the Participant, cash, or any combination of the foregoing, subject to the restrictions set forth in the DSU Plan.

Transferability

No right to receive payment of deferred compensation or retirement awards shall be transferable or assignable by any Participant under the DSU Plan except by will or laws of descent and distribution.

Amendments to the DSU Plan

The DSU Plan provides that the Board may at any time, and from time to time, and without Shareholder approval, amend any provision of the DSU Plan, subject to any regulatory or stock exchange requirement at the time of such amendment, including, without limitation:

(a)	for the purposes of making formal minor or technical modifications to any of the provisions of the Plan including amendments of a “clerical” or “housekeeping” nature;

(b)	to correct any ambiguity, defective provision, error or omission in the provisions of the DSU Plan;

(c)	amendments to the termination provisions of the DSU Plan;

(d)	amendments necessary or advisable because of any change in applicable securities laws;

(e)	amendments to the transferability of DSUs provided for in the DSU Plan;

(f)	amendments relating to the administration of the DSU Plan; or

(g)	any other amendment, fundamental or otherwise, not requiring Shareholder approval under applicable laws or the rules of the Toronto Stock Exchange or the NYSE American;

provided, however, that:

1)	no such amendment of the DSU Plan may be made without the consent of each affected Participant in the DSU Plan if such amendment would adversely affect the rights of such affected Participant(s) under the DSU Plan; and

2)	Shareholder approval shall be obtained in accordance with the requirements of the TSX and the NYSE American for any amendment:

(i)	to increase the maximum number of Common Shares which may be issued under the DSU Plan;

(ii)	to the amendment provisions of the DSU Plan; or

(iii)	to the definition of “Participant”.

Burn Rate

The Deferred Share Unit Plan burn rate for each of the three most recently closed fiscal years is:

Deferred Share Unit Plan
Fiscal Year	Burn Rate
2016	0.01%
2017	0.02%
2018	0.01%

INDEBTEDNESS OF DIRECTORS AND OFFICERS

As of November 30, 2018, and the date hereof, the aggregate indebtedness to the Company and its subsidiaries of all executive officers, Directors and employees, and their respective associates, and former executive officers, Directors and employees of the Company or any of its subsidiaries was $nil.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

No informed or related person of the Company, which includes each person who has been a Director or executive officer of the Company since the beginning of the most recently completed fiscal year, nor any proposed nominee for election as Director, nor any associate or affiliate of such informed person or proposed nominee, has had any material interest, direct or indirect, in any transaction entered into by the Company since the beginning of the most recently completed fiscal year, or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries. Generally speaking, under SEC rules, any transaction in which a related person has a material interest, other than transactions involving aggregate amounts less than $120,000, must be approved or ratified by the Audit Committee. The policies apply to all executive officers, directors and their immediate family members. Since December 1, 2017, there were no related person transactions under the relevant standards. Please refer to the section titled “Ethical Business Conduct” beginning on page 89 of this Circular for a discussion about the Company’s policies and procedures governing related party transactions.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Board is committed to sound corporate governance practices, which are both in the interest of Shareholders and contribute to effective and efficient decision making. As part of the Company’s commitment to effective corporate governance, the Board, with the assistance of the Audit and Corporate Governance and Nominations Committees, monitors changes in legal requirements and best practices.

Post-Proxy Season Shareholder Engagement

Following the 2017 annual meeting of Shareholders, the Chair of the Corporate Governance and Nominations Committee (the “Chair”) joined management and members of the Compensation Committee in a post-proxy season Shareholder engagement campaign. The Company invited its top 20 Shareholders to meet to discuss general corporate governance and executive compensation matters. The Chair, management and members of the Compensation Committee met with 12 of those Shareholders representing approximately 21.3% of the Company’s issued and outstanding Common Shares between May and October 2017. Some meetings were conducted in person and others were held telephonically. In 2018 we conducted another post-proxy season engagement campaign inviting the top 10 Shareholders we believed voted against the Company’s executive compensation program proposal at the 2018 annual shareholder meeting to meet with Company management. We engaged with 6 of the 10 Shareholders: 4 by telephonic meeting and 2 through email exchanges. We undertook these enhanced engagement campaigns primarily in response to a lower than usual approval rate of the advisory vote on the Company’s executive compensation program, but we also wanted to ensure that Shareholders had an opportunity to discuss and provide feedback on the Company’s corporate governance programs with the Chair and members of management. Following the conclusion of each of these post-proxy season engagement campaigns, the Corporate Governance and Nominations Committee analyzed the information received and made some recommendations for changes to the Board. The Board approved a number of changes to our corporate governance program in response to the feedback received from Shareholders.

A summary of the key feedback we received from Shareholders and our response to that feedback is contained in the following table:

Shareholder Feedback	Our Response
Board refreshment needed: • lengthy tenure of some members • interlocking directorships • independence

•  The longest tenured Director, Gerald McConnell, did not stand for election at the 2018 annual shareholder meeting.

•  Dr. Diane Garrett was presented as a new nominee and was elected to the Board by Shareholders at the 2018 annual shareholder meeting.

•  Rick Van Nieuwenhuyse, a long-tenured Director with an interlocking directorship with CEO Gregory Lang, will not stand for election at the 2019 Meeting.

•  Ethan Schutt is being presented to Shareholders at the 2019 Meeting as a new nominee for Director.

•  The Board will consider tenure, board interlocks, independence concerns, and other factors as it contemplates additional changes in Board composition over the next one to two years.

Increase Board diversity

•  Dr. Diane Garrett was elected to serve as the newest Director in 2018.

•  Nominated Ethan Schutt to serve as a Director. Mr. Schutt is Native Alaskan and the Board believes his perspective, skills and experience will add great value.

•  If management’s slate of Director nominees is elected, 22% of NOVAGOLD’s Board members will be female and 22% will be ethnic minorities.

•  As part of comprehensive Board refreshment over the next one to two years, at least 50% of new candidates considered for vacant Board seats will be female as required by the Charter of the Corporate Governance and Nominations Committee.

Eleven-member Board is too large	• Board size was reduced to ten members as of 2018 annual shareholder meeting.
Overboarding concerns	• Adopted a Board Service Policy in 2018 limiting the number of outside Boards upon which Directors may serve. See the description of the Board Service Policy on page 93.

Set out below is a description of certain corporate governance practices of the Company, as required by National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”) and National Policy 58-201 – Corporate Governance Guidelines (“NP 58-201”).

Board of Directors

The Company has a Board comprised of 10 Directors, led by Dr. Thomas Kaplan as Chairman and Anthony Walsh as independent Lead Director. The Board currently has 10 seats with one vacancy due to the unexpected retirement of Gillyeard Leathley on July 5, 2018, and the decision of Mr. Van Nieuwenhuyse not to stand for election at the 2019 Meeting. Ethan Schutt has been nominated to serve as a new Director and fill one of the vacancies if Shareholders approve his election at the 2019 Meeting. In an effort to continue addressing concerns raised by Shareholders during the 2017 post-proxy season Shareholder engagement campaign described above, the Board elected to reduce its size from 11 seats to 10 seats, which was approved by Shareholders as of May 4, 2018. The Corporate Governance and Nominations Committee and Board will conduct an assessment of skills and experience needed for the Board and will conduct a search for a qualified individual to fill the remaining vacancy on the Board who has the necessary skills and experience in accordance with the charter of the Corporate Governance and Nominations Committee.

Dr. Kaplan is the Chairman and Chief Executive Officer of The Electrum Group, the investment adviser to the Company’s largest shareholder, Electrum. The Board elected Dr. Kaplan as Chairman because of Electrum’s significant ownership interest in the Company (26.00% as of March 18, 2019) as well as Dr. Kaplan’s extensive experience as an entrepreneur, developer of and investor in public and private natural resources companies. As described below, to ensure independence in Board governance, the Board has appointed an independent Lead Director to coordinate discussion among the independent members of the Company’s Board and to lead Board meetings if Dr. Kaplan is unavailable. Anthony Walsh currently serves as the Board’s independent Lead Director.

NP 58-201 recommends that boards of directors of reporting issuers be composed of a majority of independent directors. With 7 of the 9 current Directors considered independent, the Board is currently composed of a majority of independent directors. The 7 independent Directors are: Sharon Dowdall, Diane Garrett, Igor Levental, Kalidas Madhavpeddi, Clynton Nauman, Rick Van Nieuwenhuyse and Anthony Walsh. If elected to serve on the Company’s Board, Ethan Schutt will be considered an independent Director. Gregory Lang is the President and CEO of the Company and therefore deemed non-independent. Dr. Kaplan, the Chairman of the Board, is not considered to be independent as a result of his relationship to the Company’s largest Shareholder.

The Company has taken steps to ensure that adequate structures and processes are in place to permit the Board to function independently of management. The Board holds regular meetings every quarter. Between the scheduled meetings, the Board meets as required. The independent Directors are afforded an opportunity to meet separately from the non-independent Directors and any representatives of management at every Board meeting. The independent Directors meet in camera at least annually and on an as-needed basis. During fiscal year 2018, the independent Directors met six times. Management also communicates informally with the Directors on a regular basis and solicits advice from members or advisors on matters falling within their areas of special knowledge or experience.

The Board has five standing subcommittees: Audit, Compensation, Corporate Communications, Corporate Governance and Nominations, and EHSS and Technical. Each of the foregoing subcommittees has its own charter, copies of which are available on the Company’s website at: www.novagold.com under the Governance tab. Special committees are appointed from time to time with respect to specific matters.

The Board and its standing subcommittees meet regularly outside the presence of Company management to engage in open discussion about Company strategy, management’s performance, and any items of special concern or note that may impact the Company. Depending upon the topic, the Board or its standing subcommittees may meet with experts of their choosing, such as the Compensation Consultant, the Company’s Auditors or outside legal counsel, for example, outside the presence of management. The Board believes this practice of meeting without Company management from time to time results in frank discussions, assessments and the effective oversight of risks and opportunities facing the Company.

The following Directors and Director nominees currently serve on the following boards of directors of other reporting issuers:

Name	Reporting Issuer
Sharon Dowdall	Foran Mining Corporation (TSX-V:FOM) Olivut Resources Ltd. (TSX-V:OLV)
Diane Garrett*	Nickel Creek Platinum Corp (TSX:NCP) Revival Gold (TSX-V:RVG)
Thomas Kaplan	None
Gregory Lang	Trilogy Metals Inc. (TSX, NYSE American: TMQ)
Igor Levental	None
Kalidas Madhavpeddi	Capstone Mining Corp. (TSX:CS) Trilogy Metals Inc. (TSX, NYSE American: TMQ)
Clynton Nauman	Alexco Resource Corp. (TSX:AXR)
Rick Van Nieuwenhuyse	Alexco Resource Corp. (TSX:AXR) Trilogy Metals Inc. (TSX, NYSE American: TMQ) SolidusGold Inc. (TSX-V:SDC)
Ethan Schutt	None
Anthony Walsh	Dundee Precious Metals Inc. (TSX:DPM) Sabina Gold & Silver Corporation (TSX:SBB)

*The Board has waived compliance with the Company’s Board Service Policy for Dr. Diane Garrett until the end of calendar year 2019 to allow her time to make arrangements to come into compliance.

Independence of Directors

The Board determined that the following Directors qualify as independent under the applicable Board and committee standards of the NYSE American, SEC rules and National Instrument 58-101: Ms. Dowdall, Dr. Garrett, Messrs. Levental, Madhavpeddi, Nauman, Van Nieuwenhuyse and Walsh. Dr. Kaplan is not considered to be independent because he is the Chairman and Chief Executive Officer of The Electrum Group, which manages the portfolio of Electrum, the largest Shareholder of the Company. Mr. Lang is not considered to be independent because he is the Company’s President and Chief Executive Officer. Ethan Schutt will be considered an independent Director if his election to the Board is approved by the Shareholders at the Meeting.

Board Mandate

The Board is responsible for the overall stewardship of the Company. The Board discharges this responsibility directly and through the delegation of specific responsibilities to committees of the Board. The Board works with management to establish the goals and strategies of the Company, to identify principal risks, to select and assess senior management and to review significant operational and financial matters. The Board does not have a written mandate. The Board delineates its role and responsibilities based on the statutory and common law applicable to the Company.

The Board has appointed an Audit Committee to assist the Board in monitoring (i) the integrity of the financial statements of the Company, (ii) the independent auditors’ qualifications and independence, (iii) the performance of the Company’s internal financial controls and audit function and the independent auditors, and (iv) compliance by the Company with legal and regulatory requirements. The members of the Audit Committee are appointed annually by the Board following the annual general meeting of shareholders. The members of the Audit Committee are required to meet the independence and experience requirements of the NYSE American and Section 10A(m)(3) of the Exchange Act, and the rules and regulations of the SEC. At least one member of the Audit Committee is required to be an “audit committee financial expert” as defined by the SEC. The Company’s Audit Committee consists of fully independent members and the Company’s “audit committee financial expert” is Anthony Walsh. The Audit Committee meetings are held quarterly at a minimum. The Audit Committee met four times in the fiscal year ended November 30, 2018. The Audit Committee Charter is available on the Company’s website at www.novagold.com under the Governance tab.

Position Descriptions

The position descriptions for the chairs of each Board committee are contained in the committee charters. The chair of each of the following committees: Audit, Compensation, Corporate Communications, Corporate Governance and Nominations, and EHSS and Technical, is required to ensure the Committee meets regularly and performs the duties as set forth in its charter, and reports to the Board on the activities of the Committee. The Board has developed a written position description for the Chair of the Board and this position is presently held by Dr. Thomas Kaplan. The Chair of the Board is principally responsible for overseeing the operations and affairs of the Board.

The Board has also developed a written position description for the CEO. The CEO is primarily responsible for the overall management of the business and affairs of the Company. In this capacity, the CEO shall establish the strategic and operational priorities of the Company and provide leadership to the management team. The CEO is directly responsible to the Board for all the Company’s activities.

Orientation and Continuing Education

The Company provides an orientation and education program to new directors. This program consists of providing education regarding directors’ responsibilities, corporate governance issues, committee charters as well as recent and developing issues related to corporate governance and regulatory reporting. The Company provides orientation in matters material to the Company’s business and in areas outside of the specific expertise of the Board members. All new members of the Board have historically been experienced in the mining sector or in resource development; therefore, general orientation about mining or resource development has not been necessary.

Continuing education helps Directors keep up to date on changing governance issues as well as requirements and legislation or regulations in their field of experience. The Board recognizes the importance of ongoing education for the Directors and senior management of the Company and the need for each Director and officer to take personal responsibility for this process. To facilitate ongoing education, the CEO or the Board may from time to time, as required:

•	request that Directors or officers determine their training and education needs;
•	arrange visits to the Company’s projects or operations;
•	arrange funding for attendance at seminars or conferences of interest and relevance to their position; and
•	encourage participation or facilitate presentations by members of management or outside experts on matters of particular importance or emerging significance.

During fiscal year 2018, Directors participated in educational sessions and received educational materials on the topics outlined below.

Educational Topic	Date	Audience
Considerations for determining Directors’ status as independent or non-independent	January 2018	Corporate Governance and Nominations Committee (Messrs. McConnell, Levental and Ms. Dowdall)

Educational Topic	Date	Audience
Executive Compensation Trends	April 2018	Compensation Committee (Messrs. Madhavpeddi, Walsh and Ms. Dowdall)
New FASB Accounting Standards - Stock compensation - Financial instruments - Cash receipts/payments - Restricted cash - Leases	April 2018	Audit Committee (Messrs. Walsh, Madhavpeddi, Nauman and Ms. Dowdall)

Canadian Legislative Update

- Proposed amendment to Ontario Business Corporations Act

- CSA consultation paper regarding possible updates to rules regarding independence of directors and audit committee members

ISG Framework for U.S. Stewardship and Governance

	May 2018	Corporate Governance and Nominations Committee (Messrs. McConnell, Levental and Ms. Dowdall)

Canadian Federal Legislative Update

- Bill C-68: Fisheries Act proposed updates

- Bill C-69: Creation of Impact Assessment Agency

- Proposed Canadian Navigable Waters Act

CSA Staff Notice 51-354: survey of climate change-related disclosures

	May 2018	EHSS and Technical Committee (Messrs. Leathley, Lang, Nauman, Van Nieuwenhuyse and Dr. Garrett)
Compensation Governance Trends	May 2018	Compensation Committee (Messrs. Madhavpeddi, Walsh, and Ms. Dowdall)
Governance Trends in Executive Compensation	August 2018	Compensation Committee (Messrs. Madhavpeddi, Walsh and Ms. Dowdall)
Diversity and Inclusion: Inclusive Leadership	November 2018	Board (Dr. Kaplan, Ms. Dowdall, Dr. Garrett, Messrs. Lang, Levental, Nauman and Van Nieuwenhuyse)
ISS Governance QualityScore® Methodology Updates 2019 Glass Lewis Policy Updates U.S. Senate Bill: Corporate Governance Fairness Act	November 2018	Corporate Governance and Nominations Committee (Ms. Dowdall, Dr. Garrett and Mr. Levental)
SEC adoption of new mining disclosure rules to replace Industry Guide 7	November 2018	EHSS and Technical Committee (Messrs. Nauman, Lang, Van Nieuwenhuyse, Dr. Garrett and Ms. Dowdall)

In addition, the Board encourages senior management to participate in professional development programs and courses and supports management’s commitment to training and developing employees.

Ethical Business Conduct

The Board has adopted a Code of Business Conduct and Ethics (the “Ethics Code”) for the Company’s Directors, officers and employees. The Ethics Code is available on SEDAR at www.sedar.com, on the Company’s website at www.novagold.com under the Governance tab, or may be obtained by contacting the Company at the address given under “Additional Information” at the end of this Circular.

The Board has ultimate responsibility for monitoring compliance with and enforcing the Ethics Code. The Board has delegated this compliance monitoring responsibility to the Corporate Governance and Nominations Committee which, among other things, reviews the Ethics Code periodically. The Board has delegated the responsibility of monitoring complaints regarding accounting, internal controls, cybersecurity matters, or auditing matters to the Audit Committee. Monitoring of accounting, internal control, cybersecurity and auditing matters, as well as violations of the law, the Ethics Code and other Company policies or directives, occurs through the Board’s and the Committees’ regular oversight of the Company’s operations. In addition, the Company maintains an independent, anonymous whistleblower hotline which is accessible by telephone, email or internet to which complaints or concerns may be reported. Concerns or questions regarding the Ethics Code may also be raised directly with the Company’s outside counsel. The Company’s Anti-Corruption, Anti-Bribery, Anti-Fraud Policy (the “Policy”), also available on the Company’s website at www.novagold.com under the Governance tab, establishes Formal Reporting Channels for Directors, officers, employees and agents to report suspected Policy violations or concerns related to the implementation of the Policy and mandates use of the Formal Reporting Channels in the event of specified circumstances. The Company commits to conduct appropriate, fair and thorough investigations of all concerns raised and to not tolerate retaliatory action against any individual for reporting, in good faith, concerns regarding known or suspected violations of any of the Company’s policies.

Certain Company Directors serve as directors or officers of other reporting issuers or have significant shareholdings in other companies. To the extent that such other companies may participate in business ventures in which the Company may participate, the Directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. The Ethics Code explicitly addresses such situations and provides that a Director who is in a position where his or her private interests conflict with the interests of NOVAGOLD or may have an adverse effect on the Director’s motivation or the proper performance of his or her job must notify the Chair of the Corporate Governance and Nominations Committee of the existence of an actual or potential conflict of interest. In the event that such a conflict of interest arises at a meeting of the Board, the Director who has such a conflict is obligated to disclose the interest and to refrain from discussing and from voting for or against the approval of such matter. Any Director who may have an interest in a transaction or agreement with the Company is required to disclose such interest and abstain from discussions and voting in respect to same if the interest is material as required by the Business Corporations Act (British Columbia). In considering related party transactions, the Board, and management, if applicable, will assess the materiality of related party transactions on a case-by-case basis with respect to both the qualitative and quantitative aspects of the proposed related party transaction. Company officers and employees are similarly required by the Ethics Code to disclose all actual or potential conflicts of interest and to protect the Company’s confidential information and business opportunities. Related party transactions that are in the normal course are subject to the same processes and controls as other transactions; that is, they are subject to standard approval procedures and management oversight but will also be considered by management for reasonability against fair value determined on an arms-length basis. Related party transactions that are found to be material are subject to review and approval by the Company’s Audit Committee, which is comprised of independent Directors.

Nomination of Directors

The Corporate Governance and Nominations Committee (referred to in this section as the “Committee”), which met seven times during fiscal 2018, advises and makes recommendations to the Board on recruitment and nomination of members to the Board. On an annual basis, the Committee assesses the appropriate size of the Board with a view to determining the impact of the number of directors and the effectiveness of the Board, and recommending to the Board, if necessary, a reduction or increase in the size of the Board. Annually or as required, the Committee recruits and identifies potential candidates and considers their appropriateness for membership on the Board. The Committee is responsible for reviewing any Shareholder proposals to nominate candidates for Director. Shareholders may submit names of persons to be considered for nomination, and the Committee will consider such persons in the same way it evaluates other individuals for nomination as a new Director. For the Company’s policies regarding Shareholder requests for nominations, see the section entitled "Shareholder Proposals" in this Circular. None of the current nominees were nominated by a Shareholder. The Committee abides by a diversity policy contained in the Committee’s Charter aimed at selecting nominees to the Board with a variety of personal qualities, relevant experience, educational achievement, ethnicity, age, gender and cultural backgrounds. It is the job of the Committee to ensure that the background and skills of the Directors align with the Company’s strategic direction. The Committee’s Charter is available on the Company website at: www.novagold.com under the Governance tab. All members of the Committee are independent Directors. The Company aims to have a well-rounded Board that will guide the organization’s strategy on economic, environmental and societal topics of highest relevance during the current and future lifecycle of its operations.

Board Diversity and Tenure

In 2014, the securities regulatory authorities of all but two of Canada’s provinces and territories announced final amendments to National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”) and Form 58-101F1 Corporate Governance Disclosure, which came into effect on December 31, 2014. The amendments adopt a “comply or explain” disclosure model regarding director term limits and the representation of women on boards and in executive officer positions which require TSX-listed issuers to annually disclose in their proxy circular or annual information form (or provide an explanation for the absence of) the following:

•	director term limits or other mechanisms of board renewal;
•	written policies regarding the representation of women on the board;
•	the board’s or nominating committee’s consideration of the representation of women in the director identification and selection process;
•	the issuer’s consideration of the representation of women in executive officer positions when making executive officer appointments;
•	any targets voluntarily adopted regarding the representation of women on the board and in executive officer positions; and
•	the number and proportion of women on the board and in executive officer positions.

The disclosure requirements of the amended NI 58-101 are applicable to disclosure documents which are filed following an issuer's financial year ending on or after December 31, 2014.

Board Renewal

The topic of director term limits was discussed by both the Corporate Governance and Nominations Committee (referred to in this section as the “Committee”) and the Board. The Board has not adopted any director term limits. With regard to the nomination of directors, the Board notes that the Committee’s Charter mandates that the Committee annually “develop and update a long-term plan for the composition of the Board . . . and report to the Board thereon.” This process shall include a “review [of] the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board.” Included among the criteria to be considered by the Committee in this annual evaluation is the “length of service and potential retirement” of current Directors.

In addition, the Committee regularly conducts a Board self-assessment process with the assistance of outside legal counsel which provides each Director with the opportunity to assess how the Board is functioning and to make suggestions for improvements. The assessment process expressly addresses the organization and management of the Board, including its overall composition as well as the composition of each committee; the conduct of Board meetings, including management’s preparation for and participation in those meetings; the clarity and appropriateness of each Board committee’s charter; the performance of the Board with respect to a broad range of functions, including appointment and oversight of management, development and implementation of the Company’s business strategies, risk management, and regulatory reporting compliance; and Board compensation. The most recent of these assessments was completed in November 2018, and the Board discussed the results of the assessment at its November 2018 meeting to determine what action, if any, could further enhance the operations of the Board and its committees.

The Board is committed to regular evaluations of its composition, organization, operations, and effectiveness. The Board concluded that these governance processes are a more appropriate manner in which to ensure proper Board composition and function than adopting a mandatory tenure or retirement age policy.

What changed in 2018? During the summer of 2017, the Chair of the Committee met with many of the Company’s largest institutional shareholders, who expressed an interest in seeing the Company reduce the size of the Board, increase Board diversity, and implement some board renewal as five years had passed without any change in Directors. In response, the Committee recommended, and the Board agreed: i) not to fill the vacancy created by the resignation of Dr. Marc Faber in October 2017, ii) to accept Gerald McConnell’s decision not to stand for election at the 2018 annual shareholder meeting, iii) to fix its size at ten, down from eleven seats, and iv) to nominate Dr. Diane Garrett as a new director for Shareholder approval at the 2018 annual shareholder meeting. Additionally, the Committee and Board agreed to continue to evaluate the Board’s composition and tenure of its members as further renewal was considered.

What is changing in 2019? During fiscal year 2018, the Committee and Board continued to consider additional Board renewal. In July 2018, Mr. Leathley announced his retirement from the Board, and in late 2018 Mr. Van Nieuwenhuyse and the Committee began discussing his not standing for election to the Board at the 2019 Meeting. At the request of the Board, the Committee conducted a search focused on candidates with significant experience working with Alaska Native communities, and familiarity with the Alaska business community and political landscape. At the conclusion of the candidate search, evaluation and interview process, the Board approved Ethan Schutt as a nominee for election to the Board at the 2019 Meeting.

Board and Company Diversity

At present two of the Company’s nine Directors, or 22% of the Company’s Directors, are female. Both of the Company’s current female Directors are included in the slate of nine Director nominees presented to Shareholders at the 2019 Meeting. One of the five Company executives at the level of Vice President and above, or 20% of Company executives, is female. Overall, of the Company’s 12 employees as of March 18, 2019, six, or 50%, are women. The Company’s written policies regarding the representation of women on the Board and the Committee’s consideration of the representation of women in the Director identification and selection process are described below. For the reasons explained, the Board and the Committee determined not to adopt specific representation targets for women at Board or executive levels.

The Committee’s Charter mandates that the Committee consider the following attributes of candidates for the Board: “(1) relevant knowledge and experience in areas including mining, business, finance, accounting, international business, government, and technology; (2) personal qualities of leadership, character, judgment and whether the candidate possesses a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (3) diversity in ethnicity, gender, age, and cultural background; and (4) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at meetings.” (Emphasis added.) The importance of diversity is incorporated in the Committee’s annual assessment of the long-term plan for the composition of the Board that considers: “the current strengths, competencies, skills and experience of the Board members; diversity in experience, ethnicity, gender, age, and cultural background; length of service and potential retirement; dates and the strategic direction of the Company.” (Emphasis added.)

After discussion of the amendments to NI 58-101, in January 2015 the Board adopted an amendment to the Committee’s Charter which provides:

Consistent with the objective of ensuring gender diversity, for every open Board position at least one-half of the candidates recommended by the Committee for consideration by the Board shall be female.

The Board believes that these written policies with regard to gender diversity on the Board are consistent with its objective of ensuring that the Board comprises the necessary range of background, experience, values and perspectives to optimize the Company’s opportunities for success. The additional commitment to recommending at least 50% female candidates for Board consideration in the ongoing process of refreshing the Board will ensure that a sufficiently gender diverse list of potential candidates is considered without compromising the Board’s fundamental commitment to make an objective assessment of who is the best person to fill a vacancy on the Board. Accordingly, the Board determined not to set targets for the percentage of women, or other aspects of diversity, on the Board.

Empowering every employee to be their best, affording every employee the opportunity to make a difference, and giving every employee a chance to be heard are core Company values. Selection of individuals for executive and other positions with the Company is guided by the Company’s policy which “prohibits discrimination in any aspect of employment based on race, color, religion, sex, national origin, disability or age.” The Company’s Board and management acknowledge the importance of all aspects of diversity including gender, ethnic origin, business skills and experience, because it is right to do so and because it is good for our business. When considering candidates for executive positions, the Board’s evaluation takes into account the broadest possible assessment of each candidate’s skills and background with the overriding objective of ensuring that the Company has the appropriate balance of skills, experience, and capacity that the Company needs to be successful. In the context of this overriding objective, the Company has determined not to set targets for the percentage of women, or other aspects of diversity, in executive officer positions.

The following chart summarizes the skills, experience and demographic diversity of the slate of Directors presented to the Shareholders for approval at the 2019 Meeting.

Board of Directors Slate

	Sharon Dowdall	Diane Garrett	Thomas Kaplan	Gregory Lang	Igor Levental	Kalidas Madhavpeddi	Clynton Nauman	Ethan Schutt	Anthony Walsh
Skills and Experience
Board of Directors Experience	X	X	X	X	X	X	X	X	X
Mining Industry Experience (general)	X	X	X	X	X	X	X
Mine Development & Operations				X		X	X
CEO/Senior Executive Experience	X	X	X	X	X	X	X	X	X
Human Resources/Compensation	X					X			X
Finance/M&A/Capital Allocation	X	X	X		X	X			X
Financial/Accounting Literacy	X	X	X	X	X	X	X	X	X
Accounting (Audit Committee Financial Expert)									X
Government/Public Policy		X	X			X		X
Environmental Science/Policy/Regulation			X				X
Risk Management			X	X		X			X
Corporate Governance	X	X	X	X	X	X	X	X	X
Native Alaskan/Yupik Culture				X				X
Alaska Politics								X
Board Tenure
Years	7	1	8	7	9	12	20	0	7
Gender
Male			X	X	X	X	X	X	X
Female	X	X
Non-Binary
Age
Years Old	66	59	56	64	63	63	70	45	67
Race / Ethnicity
African American/Black
Asian, Hawaiian, or Pacific Islander						X
White/Caucasian	X	X	X	X	X		X		X
Hispanic/Latino
Native American/Native Alaskan								X
Other

Board Service Policy

In response to concerns raised by some Shareholders during the post-proxy season engagement campaign held following the 2017 Meeting, the Board adopted a policy in January 2018 to limit the number of outside public company boards on which Company directors may serve. The Board Service Policy provides that Company directors who serve as the CEO of a public company may serve only on NOVAGOLD’s Board and on one other public company board (presumably the board of the company where they serve as CEO). Company Directors who do not serve as the CEO of a public company may serve on no more than four public company boards in addition to serving on NOVAGOLD’s Board. The Board made the Board Service Policy immediately applicable to future Directors but implemented a transition period for compliance by incumbent Directors until the Company’s 2019 annual meeting of Shareholders. The Board Service Policy allows the Governance and Nominations Committee to consider whether there are factors related to an incumbent Director’s or candidate’s other board or executive obligations that warrant a waiver of the limitations established by the Board Service Policy. Any such waiver must be approved by the Board. The Board has waived compliance with the Company’s Board Service Policy for Dr. Diane Garrett until the end of calendar year 2019 to allow her time to make arrangements to come into compliance. Dr. Garrett is the CEO and a director of Nickel Creek Platinum and serves on the boards of Revival Gold and of the Company. A copy of the Board Service Policy can be found on the Company website at: www.novagold.com under the Governance tab.

Insider Trading Policy

The Board has adopted an Insider Trading Policy applicable to all Directors and employees. The Insider Trading Policy prohibits Directors and employees from trading in the Company’s securities during blackout periods and while in possession of material, non-public information about the Company. It also discusses requirements applicable to Directors and certain officers regarding obligations to report their transactions in the Company’s securities. A copy of the Insider Trading Policy can be found on the Company website at: www.novagold.com under the Governance tab.

Anti-Corruption, Anti-Bribery, Anti-Fraud Policy

The Company is committed to protecting its reputation, revenues, assets and information from corruption, bribery, fraud, deceit or other improper conduct by directors, officers, employees or agents. The Board has adopted a Code of Business Conduct and Ethics (described in the section titled “Ethical Business Conduct” above) which embodies NOVAGOLD’s commitment to conduct its business in accordance with all applicable laws, rules and regulations and the highest ethical standards. The newly adopted Anti-Corruption, Anti-Bribery, Anti-Fraud Policy sets out NOVAGOLD’s expectations and requirements relating to the prohibition, recognition, reporting, and investigation of suspected corruption, bribery, fraud, deceit, or other improper conduct. A copy of the Anti-Corruption, Anti-Bribery, Anti-Fraud Policy is available on the Company website at: www.novagold.com under the Governance tab.

Executive Compensation Clawback Policy

In response to concerns about the lack of a Company clawback policy raised by some shareholders during the post-proxy season engagement campaign held following the 2017 Meeting, the Board adopted an Executive Compensation Clawback Policy in November 2017. The policy states that in the event the Company is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under the securities laws, at the Board’s direction, the Company will seek to recover any incentive compensation awarded or paid to an NEO for a fiscal year if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Prior to the adoption of this policy, the Company was waiting for the SEC to issue a final clawback rule before it adopted a clawback policy; however, the SEC has not issued, and appears unlikely to issue, a final rule anytime soon. Therefore, the Company opted to adopt a policy in response to shareholder concerns. A copy of the Executive Compensation Clawback Policy can be found on the Company website at: www.novagold.com under the Governance tab.

Human Rights Policy

NOVAGOLD is committed to having a positive influence in the communities where we operate, which includes ensuring that we respect human rights. Accordingly, the Board recently adopted a Human Rights Policy. The policy acknowledges that the primary duty to protect and secure human rights rests with government. NOVAGOLD accepts and embraces the duty of business to respect human rights as defined in Universal Declaration of Human Rights, the International Labor Organization’s Declaration on Fundamental Principles and Rights at Work, the United Nations Global Compact and the United Nations Guiding Principles on Business and Human Rights. NOVAGOLD has identified seven areas of salient human rights risks associated with our business activities and relationships. NOVAGOLD identified these risks based on management’s experience in the gold mining industry, through engagement with stakeholders potentially affected by our operations, and through interaction with the Native Alaskan people who own, occupy, or use the lands on which our Donlin Gold project is located and lands that may otherwise be impacted by the project. A complete copy of the Human Rights Policy is available on the Company website at: www.novagold.com under the Governance tab.

Environmental, Social and Governance Matters

NOVAGOLD recognizes the importance of considering environmental, social and governance (ESG) issues as we develop the Donlin Gold project in conjunction with Barrick, Donlin Gold LLC, Calista and TKC, and as we operate the Company on a day-to-day basis for the benefit of our Shareholders and our employees. In addition to other items described in this Circular, below are some of the actions the Company is taking to meet these commitments:

•	We actively participate in the development and implementation of the Donlin Gold LLC Stakeholder Engagement Plan (SEP), which includes funding educational programs and scholarships for youth in the Yukon-Kuskokwim (Y-K) region of Alaska, an emphasis on local hire for project field work, funding cultural preservation initiatives in the Y-K region, and participation in a variety of events in villages throughout the Y-K region.
•	We focus on the health and safety of our employees and contractors, and we invest in safety programs in the Y-K region. Our goal is zero lost time incidents in 2019 at Donlin Gold, and to accomplish that we work with Donlin Gold LLC to develop and implement a detailed health and safety training program for all Donlin Gold employees and contractors prior to any field program start-up, and we monitor the effectiveness of the program. Outside of the project field work, we will continue to conduct summer boat and winter snow machine safety education programs in the Y-K region, which includes the distribution of safety gear to locals.
•	We support a project development plan for Donlin Gold that takes into account risks and opportunities in all phases: exploration, development, operation, and closure and reclamation. We work with local communities and Calista and TKC, who offer a wealth of traditional knowledge about the local environment, which we incorporate into the development of the location, layout and design of the project infrastructure to avoid sensitive and culturally important habitats and landscapes while enhancing the project’s efficiencies. To this end, in 2019 we are conducting smelt and salmon studies in the Y-K region in an effort to find opportunities to improve existing conditions through pilot-level fish restoration work in the Crooked Creek watershed.
•	We will continue working to improve environmental conditions in the Y-K region. In 2019 we are expanding upon the successful 2018 project to remove hazardous waste from villages in the Y-K region via backhaul barges to dispose of the waste safely and appropriately, and we will support the village of Crooked Creek in the operation of its new, safe landfill that the Company and Donlin Gold helped the village construct in 2018.
•	We will continue to engage with our shareholders, consider their perspectives, and make changes to our practices as appropriate when it comes to corporate governance matters.

•	We will continue to offer our employees benefits that enable them to stay healthy, maintain a work-life balance and plan for retirement. These benefits currently include: i) comprehensive health and wellness benefits, ii) retirement savings programs, iii) life insurance and income protection benefits, iv) holiday and time-off benefits, v) flexibility to help balance work and family responsibilities, vi) opportunities to develop professional skills and knowledge, and vii) opportunities to become NOVAGOLD shareholders through our employee stock purchase plan, PSU plan and Stock Award plan.

Corporate Disclosure Policy

NOVAGOLD is committed to providing fair and equal access to information that may affect the investment decisions of security holders and the public. The goal of the Corporate Disclosure Policy is to raise awareness of the Company’s approach to disclosure, to promote compliance among the Board, management, employees, consultants and any other insiders, and to ensure that NOVAGOLD’s disclosure practices remain consistent at all levels. The Corporate Disclosure Policy was adopted to ensure that all communications to shareholders and the investing public about the Company and its subsidiaries are: a) complete, factual, accurate and timely, and b) broadly disseminated in accordance with all applicable legal and regulatory requirements.

In 2018, the Board approved an update to the policy, which most notably includes a new section that provides a framework for Board member engagement with Company security holders. A copy of the Corporate Disclosure Policy can be found on the Company website at: www.novagold.com under the Governance tab.

Other Board Committees

In addition to the Audit Committee, Compensation Committee, and Corporate Governance and Nominations Committee, the Board also has the EHSS and Technical Committee and the Corporate Communications Committee. The EHSS and Technical Committee’s objective is to provide oversight for the development, implementation and monitoring of the Company’s health, safety, environment and sustainability policies. The Corporate Communications Committee has general responsibility for all regulatory disclosure requirements and for overseeing the Company’s disclosure practices in accordance with its Corporate Disclosure Policy and shall, together with management, be primarily responsible for the preparation of all press releases, investor presentations and other corporate communication materials.

Assessments

The Corporate Governance and Nominations Committee, with the assistance of outside counsel, circulates a Board assessment questionnaire to all Directors requesting information about the effectiveness of the Board and each committee, as well as about the interaction between the Board and Company management. The assessment expressly addresses the organization and management of the Board, including its overall composition as well as the composition of each committee; the conduct of Board meetings, including management’s preparation for and participation in those meetings; the clarity and appropriateness of each Board committee’s charter; the performance of the Board with respect to a broad range of functions, including appointment and oversight of management, development and implementation of the Company’s business strategies, risk management, and regulatory reporting compliance; and Board compensation. The questionnaire also requests evaluation of the competencies and skills each Director is expected to bring to his or her particular role on the Board or on a committee, as well as any other relevant facts. Completed assessment questionnaires are returned to outside counsel to the Company to protect the anonymity of the responder, thus encouraging honest and open responses. Outside counsel presents a summary of the questionnaire responses to the Corporate Governance and Nominations Committee Chair, and then presents the summary to the Board and management as appropriate. The most recent Board assessment was completed in November 2018.

The Board is responsible for selecting and appointing executive officers and senior management and for monitoring their performance. The performance of senior management is measured annually against pre-set objectives. The Corporate Governance and Nominations Committee is responsible for overseeing the development and implementation of a process for assessing the effectiveness of the Board, its committees and its members.

Majority Voting Policy

See “Matters to be Acted Upon at Meeting – Election of Directors” for a description of the Company’s Majority Voting Policy.

Compensation Committee Interlocks and Insider Participation

The Board has a Compensation Committee, as more fully described under the heading “Compensation Discussion and Analysis”.

None of the Compensation Committee members is or has been an executive officer or employee of the Company or any of its subsidiaries. No executive officer of the Company is or has been a director or member of the compensation committee of another entity having an executive officer who is or has been a director or a member of the Compensation Committee of the Company.

Shareholder Communication with the Board

Shareholders who are interested in communicating directly with members of the Board, or the Board as a group, may do so by writing directly to the individual Board member or to the Board generally c/o Blake, Cassels & Graydon LLP, Corporate Secretary, NOVAGOLD RESOURCES INC., Suite 2600, 595 Burrard Street, Three Bentall Centre, Vancouver, British Columbia, Canada, V7X 1L3. The Company's Secretary will forward communications directly to the appropriate Board member. If the correspondence is not addressed to a particular Board member, the communication will be forwarded to a Board member to bring to the attention of the Board. The Company's Secretary will review all communications before forwarding them to the appropriate Board member. The Board has requested that items unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, business solicitations, advertisements and other commercial communications, surveys and questionnaires, and resumes or other job inquiries, not be forwarded.

Other Business

Management is not aware of any matters to come before the Meeting other than those set forth in the Notice of Meeting. If any other matter properly comes before the Meeting, it is the intention of the person named in the proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

ADDITIONAL INFORMATION

Additional information relating to the Company is available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. The Company will furnish to Shareholders, free of charge, a hard copy of the Company’s financial statements and management’s discussion and analysis and/or a hard copy of the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2018, upon request to Investor Relations at NOVAGOLD RESOURCES INC., 789 West Pender Street, Suite 720, Vancouver, British Columbia, V6C 1H2, Canada, Telephone 604-669-6227, Toll-Free 866-669-6227, Fax 604-669-6272. Financial information is provided in the Company’s annual financial statements and management’s discussion and analysis for its most recently completed fiscal year.

OTHER MATERIAL FACTS

There are no other material facts to the knowledge of the Board relating to the matters for which this Circular is issued which are not disclosed herein.

SHAREHOLDER PROPOSALS

Pursuant to the rules of the SEC, shareholder proposals intended to be presented at the 2020 annual meeting of the Shareholders of the Company, and to be included in the Company’s proxy materials for the 2020 annual meeting of the Shareholders of the Company, must be received by us at our office in Vancouver, British Columbia by no later than November 30, 2019, which is approximately 120 calendar days before the anniversary date on which our Circular was released to Shareholders in connection with this year's annual meeting of the Shareholders of the Company, if such proposals are to be considered timely. If the date of the next annual meeting is changed by more than 30 days from the anniversary date of this year’s annual meeting of the Shareholders of the Company, then the deadline to submit a proposal to be considered for inclusion in next year’s proxy circular and form of proxy, is a reasonable time before we begin to print and mail proxy circular materials. The inclusion of any shareholder proposal in the proxy materials for the 2020 annual meeting of the Shareholders of the Company will be subject to the applicable rules of the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act.

The Company’s Articles do not provide a method for a shareholder to submit a proposal for consideration at the 2020 annual general meeting of the Shareholders. However, the Business Corporations Act (British Columbia) (the “BCBCA”), in Part 5, Division 7, “Shareholder Proposals”, sets forth the procedure by which a person who:

a)	is a registered owner or beneficial owner of one or more shares of the Company that carry the right to vote at general meetings; and

b)	has been a registered owner or beneficial owner of one or more such shares for an uninterrupted period of at least 2 years before the date of the signing of the proposal,

may submit a written notice setting out a matter that the submitter wishes to have considered at the next annual general meeting of the Company (a “proposal”).

The BCBCA also sets out the requirements for a valid proposal and provides for the rights and obligations of the Company and the submitter upon a valid proposal being made. In general, for a proposal to be valid, it must be:

•	supported in writing by holders of shares that, in the aggregate, either (i) constitute at least 1% of the issued shares of the Company that carry the right to vote at general meetings; or (ii) have a fair market value of C$2,000;

•	accompanied by a declaration containing certain prescribed information; and

•	submitted to the registered office of the Company at least three months before the anniversary of the Company’s last annual general meeting.

HOUSEHOLDING

The SEC’s rules permit the Company to deliver a single set of proxy materials to one address shared by two or more Shareholders. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. The Company has delivered only one set of proxy materials to shareholders who hold their shares through a bank, broker or other holder of record and share a single address, unless the Company has received contrary instructions from any Shareholder at that address. However, any such street name holder residing at the same address who wishes to receive a separate copy of the proxy materials may make such a request by contacting the bank, broker or other holder of record, or Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Street name holders residing at the same address who would like to request householding of Company materials may do so by contacting the bank, broker or other holder of record or Broadridge at the phone number or address listed above.

CERTIFICATE

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. The contents and the sending of the Circular have been approved by the Board.

By Order of the Board of Directors of

NOVAGOLD RESOURCES INC.

Gregory A. Lang

President and Chief Executive Officer

Vancouver, British Columbia

March 26, 2019